                     IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - - - - - - X
IN RE                                     :
                                          :     CHAPTER 11
PHILIP SERVICES (DELAWARE), INC., ET AL.  :     CASE NO. 99-02385 (MFW)
----------------------------------------  :     (JOINTLY ADMINISTERED)
                                          :
                          DEBTORS.        :
                                          :
                                          :
- - - - - - - - - - - - - - - - - - - - - X







                      DISCLOSURE STATEMENT WITH RESPECT TO
    JOINT PLAN OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., ET AL.



                              SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS) David S. Kurtz
                              Jeffrey W. Linstrom
                              Timothy R. Pohl
                              333 W. Wacker Drive
                              Chicago, Illinois 60606-1285
                              (312) 407-0700

                                      -and-

                              SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              Gregg M. Galardi (I.D.#2991)
                              One Rodney Square
                              P.O. Box 636
                              Wilmington, Delaware  19899-0636
                              (302) 651-3000

                              Attorneys for Philip Services (Delaware),
                              Inc., et al.




Dated:

                                   DISCLAIMER

     PHILIP SERVICES CORP. ("PSC"), PHILIP SERVICES (DELAWARE), INC. ("PSI") AND CERTAIN OF THEIR SUBSIDIARIES LISTED ON EXHIBIT A TO THE PLAN (THE "SUBSIDIARY DEBTORS" AND, TOGETHER WITH PSC AND PSI, THE "DEBTORS") ARE FURNISHING THIS DISCLOSURE STATEMENT AND THE APPENDICES HERETO, THE ACCOMPANYING BALLOTS AND THE RELATED MATERIALS DELIVERED HEREWITH PURSUANT TO
SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE, 11 U.S.C. Section Section 101-1330, AS AMENDED (THE "BANKRUPTCY CODE"), IN CONNECTION WITH THEIR SOLICITATION (THE "SOLICITATION") FROM HOLDERS OF CERTAIN CLAIMS IN CLASSES 6 AND 7 (THE "HOLDERS OF CLASS 6 AND 7 CLAIMS") OF ACCEPTANCES OF THE PROPOSED JOINT PLAN OF REORGANIZATION DESCRIBED HEREIN (THE "PLAN," A COPY OF WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS APPENDIX A). IN THE EVENT THAT HOLDERS OF CLASS 7 CLAIMS VOTE TO REJECT THE PLAN, THE DEBTORS INTEND TO SEEK CONFIRMATION OF THE PLAN NOTWITHSTANDING SUCH REJECTION PURSUANT TO THE CRAMDOWN PROVISION OF SECTION 1129(b) OF THE BANKRUPTCY CODE.

     PSC IS A COMPANY AMALGAMATED UNDER THE LAWS OF THE PROVINCE OF ONTARIO AND WITH PROPERTY IN THE UNITED STATES, CANADA AND OTHER INTERNATIONAL SITES. PSI IS A CORPORATION ESTABLISHED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE.

     PSC AND CERTAIN OF ITS OTHER SUBSIDIARIES THAT ARE NOT DEBTORS IN THESE CHAPTER 11 CASES (THE "CANADIAN DEBTORS") HAVE ALSO COMMENCED CASES IN THE SUPERIOR COURT OF JUSTICE IN TORONTO, ONTARIO, CANADA UNDER THE COMPANIES' CREDITORS ARRANGEMENT ACT (THE "CCAA") (THE "CANADIAN CASES"). PSC AND THE CANADIAN DEBTORS INTEND TO FILE IN THE CANADIAN CASES A PLAN OF COMPROMISE AND ARRANGEMENT CONSISTENT WITH THE PLAN (THE "CANADIAN PLAN"). THE APPROVAL OF THE CANADIAN PLAN BY CREDITORS IN THE CANADIAN CASES ENTITLED TO VOTE THEREON UNDER THE CCAA CAN AFFECT DISTRIBUTIONS TO CLASS 6 UNDER THE PLAN. THE ALLOWED IMPAIRED UNSECURED CLAIMS UNDER THE CANADIAN PLAN SHARE PRO RATA IN CERTAIN DISTRIBUTIONS TO CLASS 7 UNDER THE PLAN. THEREFORE, THE AMOUNT OF IMPAIRED UNSECURED CLAIMS ALLOWED IN THE CANADIAN CASES WILL DIRECTLY AFFECT THE DISTRIBUTION TO CLASS 7 UNDER THE PLAN. THE CONFIRMATION OF THE CANADIAN PLAN AND ITS BECOMING EFFECTIVE IN THE CANADIAN CASES OR THE REALIZATION OF THE LENDERS (AS DEFINED HEREIN) ON THEIR SECURITY OVER SOME OR ALL OF THE CANADIAN DEBTORS IN A MANNER CONSISTENT WITH THE IMPLEMENTATION OF THE PLAN IS A CONDITION TO THE EFFECTIVENESS OF THE PLAN.

     THIS DISCLOSURE STATEMENT IS TO BE USED BY HOLDERS OF CLASS 6 AND 7 CLAIMS SOLELY IN CONNECTION WITH THEIR EVALUATION OF THE PLAN; USE OF THE DISCLOSURE STATEMENT FOR ANY OTHER PURPOSE IS NOT AUTHORIZED.

     THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAWS, NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF ANY OF THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

     IN MAKING A DECISION, HOLDERS OF CLASS 6 AND 7 CLAIMS MUST RELY ON THEIR OWN EXAMINATION OF THE DEBTORS AND THE TERMS OF THE PLAN, INCLUDING THE MERITS
AND RISKS INVOLVED.   HOLDERS OF CLASS 6 AND 7 CLAIMS SHOULD NOT CONSTRUE THE
CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. EACH HOLDER OF CLASS 6 AND 7 CLAIMS SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT. SEE SECTION II.N OF THE DISCLOSURE STATEMENT, ENTITLED "SUMMARY OF THE PLAN OF REORGANIZATION -- CONDITIONS TO CONFIRMATION AND/OR CONSUMMATION." THERE CAN BE NO ASSURANCE THAT THOSE CONDITIONS WILL BE SATISFIED.

     THIS DISCLOSURE STATEMENT CONTAINS CERTAIN PROJECTED FINANCIAL INFORMATION RELATING TO THE REORGANIZED DEBTORS, AS WELL AS CERTAIN OTHER STATEMENTS THAT CONSTI-

TUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH PROJECTIONS AND STATEMENTS ARE BASED ON CERTAIN ESTIMATES AND ASSUMPTIONS MADE BY AND INFORMATION AVAILABLE TO THE DEBTORS. WHEN USED IN THIS DOCUMENT, THE WORDS "ANTICIPATE", "BELIEVE", "ESTIMATE" AND "EXPECT" AND SIMILAR EXPRESSIONS, AS THEY RELATE TO THE DEBTORS AND THEIR MANAGEMENT, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS.
SUCH PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS REFLECT THE CURRENT VIEWS OF THE DEBTORS AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS. MANY FACTORS COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE DEBTORS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS THAT MAY BE EXPRESSED OR IMPLIED BY SUCH PROJECTED FINANCIAL INFORMATION AND FORWARD-LOOKING STATEMENTS, INCLUDING, AMONG OTHERS, THE RISKS DISCUSSED IN ARTICLE VII OF THE DISCLOSURE STATEMENT, ENTITLED "CERTAIN FACTORS TO BE CONSIDERED" AND RISKS DISCUSSED FROM TIME TO TIME IN FILINGS MADE BY THE DEBTORS WITH THE SEC AND OTHER REGULATORY AUTHORITIES. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD ASSUMPTIONS UNDERLYING THE PROJECTED FINANCIAL INFORMATION OR OTHER FORWARD-LOOKING STATEMENTS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED OR EXPECTED. THE DEBTORS DO NOT INTEND, AND DO NOT ASSUME ANY OBLIGATIONS, TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

     EXCEPT AS SET FORTH IN SECTION XIII.I OF THIS DISCLOSURE STATEMENT, ENTITLED "THE SOLICITATION; VOTING PROCEDURES -- FURTHER INFORMATION" BELOW, NO PERSON HAS BEEN AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF ACCEPTANCES TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE APPENDICES AND EXHIBITS ANNEXED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS.

     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY EXCHANGE OF EXISTING SECURITIES MADE PURSUANT TO THE PLAN WILL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF. ANY ESTIMATES OF CLAIMS AND INTERESTS SET FORTH IN THIS DISCLOSURE STATEMENT MAY VARY FROM THE AMOUNTS OF CLAIMS OR INTERESTS ULTIMATELY ALLOWED BY THE BANKRUPTCY COURT.

     THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING, BUT NOT LIMITED TO, THE INFORMATION REGARDING THE HISTORY, BUSINESSES AND OPERATIONS OF THE DEBTORS, THE HISTORICAL AND PROJECTED FINANCIAL INFORMATION OF THE DEBTORS (INCLUDING THE PROJECTED RESULTS OF OPERATIONS OF THE REORGANIZED DEBTORS) AND THE LIQUIDATION ANALYSIS RELATING TO THE DEBTORS IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN. AS TO CONTESTED MATTERS, HOWEVER, SUCH INFORMATION IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.


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


                               TABLE OF CONTENTS
                               -----------------

                                                                                                                    PAGE
                                                                                                                    ----
TABLE OF APPENDICES.................................................................................................VIII

ARTICLE I. INTRODUCTION................................................................................................1

ARTICLE II. SUMMARY OF THE PLAN OF REORGANIZATION......................................................................1
  A.  Overall Structure of the Plan....................................................................................2
  B.  Substantive Consolidation for Purposes of Treating Impaired Claims...............................................3
  C.  Classification and Treatment of Claims and Interests.............................................................3
      1.   Classified Claims and Interests.............................................................................4
      2.   Unclassified Claims.........................................................................................9
  D.  Effect of Voting on Distribution................................................................................10
  E.  Summary of Debt to Be Incurred and Securities to Be Issued in Connection with the Plan..........................13
  F.  Summary of Releases under the Plan..............................................................................16
  G.  Treatment of Director and Officer Indemnification Obligations under the Plan....................................17
  H.  Contribution and Indemnity Claims Other Than Assumed Indemnification Obligations................................18
  I.  Assumed Indemnification Obligations.............................................................................18
  J.  Post-Consummation Operations of the Debtors.....................................................................18
      1.   Continued Corporate Existence..............................................................................18
      2.   Revesting of Assets........................................................................................18
  K.  Distributions under the Plan....................................................................................18
      1.   Distributions for Claims Allowed as of the Effective Date..................................................19
      2.   Resolution and Treatment of Disputed, Contingent, and Unliquidated Claims..................................21
  L.  Other Matters...................................................................................................21
      1.   Treatment of Executory Contracts and Unexpired Leases......................................................21
      2.   Administrative Claims......................................................................................22
      3.   Professional Fee Claims....................................................................................23
      4.   Interest on Claims.........................................................................................23
      5.   Withholding and Reporting Requirements.....................................................................23
      6.   Setoffs....................................................................................................23
      7.   Shareholder Rights Plan....................................................................................23
      8.   Reverse Stock Split........................................................................................24
  M.  Preservation of Rights of Action................................................................................24
  N.  Releases Under the Plan.........................................................................................25
      1.   Releases by Holders of Lender Claims, Claims and Interests.................................................25
  O.  Conditions to Confirmation and/or Consummation..................................................................26
      1.   Requirements for Confirmation of the Plan..................................................................26
      2.   Conditions to Confirmation and Consummation................................................................27
      3.   Modifications and Amendments...............................................................................29
  P.  Waiver of Conditions to Confirmation and/or Consummation........................................................29
  Q.  Effects Of Confirmation.........................................................................................29
      1.   Binding Effect.............................................................................................29
      2.   Discharge of the Debtors...................................................................................29
      3.   Permanent Injunction.......................................................................................30
      4.   Exculpation and Limitation on Liability; Indemnity.........................................................30
  R.  Retention of Jurisdiction.......................................................................................31

ARTICLE III. TREATMENT OF TRADE CREDITORS, CUSTOMERS AND EMPLOYEES....................................................31
  A.  Trade Creditors.................................................................................................31
  B.  Customers/Clients...............................................................................................31
  C.  Employees.......................................................................................................31

ARTICLE IV. HISTORY OF THE DEBTORS AND EVENTS LEADING TO CHAPTER 11 FILING AND PLAN...................................32
  A.  Overview of Business Operations.................................................................................32
      1.   Business Segments..........................................................................................32
      2.   Accompanying Financial Data................................................................................32
      3.   Certain Legal Proceedings..................................................................................32


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

  B.  Capital Structure of the Debtors................................................................................34
      1.   The Pre-Petition Credit Agreement..........................................................................34
      2.   Recapitalization/Equity....................................................................................34
      3.   Debentures.................................................................................................35
  C.  Events Contributing to the Need for Restructuring...............................................................35
      1.   Acquisition Strategy and Restatement of Financials.........................................................35
      2.   Discontinued Operations and Divestitures...................................................................38
      3.   Employee Retention Program.................................................................................38
      4.   Negotiations...............................................................................................39
      5.   Other Pre-petition Settlement Negotiations.................................................................39

ARTICLE V. CORPORATE STRUCTURE AND MANAGEMENT OF THE DEBTORS..........................................................39
  A.  Current Corporate Structure.....................................................................................39
  B.  Board of Directors..............................................................................................40
  C.  Senior Officers.................................................................................................41
  D.  Directors and Officers of the Reorganized Debtors...............................................................43
  E.  Unaudited Projected Financial Information and Business and Operating Strategies.................................43

ARTICLE VI. CHAPTER 11 CASES/CCAA.....................................................................................43
  A.  Commencement of the Chapter 11 Cases............................................................................43
      1.   First Day Relief Granted by the Bankruptcy Court...........................................................43
  B.  Post-Petition Operations and Liquidity..........................................................................46
  C.  The Companies' Creditors Arrangement Act (the "CCAA") of Canada.................................................46
      1.   Stay of Proceedings........................................................................................46
      2.   Payment of Trade Creditors.................................................................................46
      3.   Operations.................................................................................................46
      4.   Authority to Borrow and Charging of Property...............................................................47
      5.   Appointment of Ernst and Young Inc. as Monitor.............................................................47
      6.   Cross-Border Insolvency Protocol...........................................................................47

ARTICLE VII. CERTAIN FACTORS TO BE CONSIDERED.........................................................................47
  A.  General Considerations..........................................................................................47
  B.  Certain Bankruptcy/CCAA Considerations..........................................................................47
      1.   General....................................................................................................47
      2.   Effect on Non-Filing Subsidiaries..........................................................................47
      3.   Failure to Confirm the Plan................................................................................48
      4.   Failure to Consummate the Plan.............................................................................48
  C.  Certain Tax Considerations......................................................................................48
  D.  Inherent Uncertainty of Financial Projections...................................................................48
  E.  Risks Associated with Exit Facility.............................................................................48
  F.  Risks Associated with New Common Shares; Change in Control......................................................49
  G.  Risks Associated with New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes.........50
  H.  Disruption of Operations Due to Bankruptcy Filing...............................................................50
  I.  Financial Uncertainty...........................................................................................50
  J.  Acquisition Strategy; Integration Issues........................................................................50
  K.  Business and Competition........................................................................................51
  L.  Environmental Matters...........................................................................................52
  M.  Claims Estimates................................................................................................53
  N.  Unimpaired Claims...............................................................................................53
  O.  Affiliate Status................................................................................................54
  P.  Reliance on Key Personnel.......................................................................................54
  Q.  Year 2000 Issue.................................................................................................54
  R.  Holding Company Structure.......................................................................................54

ARTICLE VIII. NEW DEBT AND SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN.....................................55
  A.  New Common Shares/PSC Common Shares.............................................................................55
  B.  New Senior Secured Term Debt....................................................................................55
  C.  New Secured PIK Debt............................................................................................56
  D.  New Unsecured PIK Notes.........................................................................................57
  E.  New Unsecured Convertible Notes.................................................................................58


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


ARTICLE IX. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS........................................................59
  A.  Offer and Sale of New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured
      Convertible Notes Pursuant to the Plan:  Bankruptcy Code Exemption from Registration Requirements...............59
  B.  Subsequent Transfers of New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New
      Unsecured Convertible Notes.....................................................................................59
      1.   Federal Securities Laws: Section 1145(c) of the Bankruptcy Code............................................59
      2.   Subsequent Transfers of New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and
                  New Unsecured Convertible Notes Under State Securities Laws.........................................60
  C.  Registration Rights Agreement...................................................................................60
  D.  Canadian Securities Laws........................................................................................61
ARTICLE X. CERTAIN UNITED STATES INCOME TAX CONSEQUENCES OF THE PLAN..................................................61
  A.  Federal Income Tax Consequences to the Debtors..................................................................62
      1.   Discharge of Indebtedness..................................................................................62
      2.   Deductions of Accrued Interest and Original Issue Discount by PSI and Affiliates...........................62
  B.  U.S. Federal Income Tax Consequences to Holders of Allowed Class 6 and Allowed Class 7 Claims...................62
      1.   Allowed Class 6 Claims.....................................................................................62
      2.   Allowed Class 7 Claims.....................................................................................65
      3.   Importance of Obtaining Professional Tax Assistance........................................................68

ARTICLE XI. FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS...................................................68
  A.  Feasibility of the Plan.........................................................................................69
  B.  Acceptance of the Plan..........................................................................................70
  C.  Best Interests Test.............................................................................................70
  D.  Liquidation Analysis............................................................................................70
  E.  Valuation of the Reorganized Debtors............................................................................71
  F.  Application of the "Best Interests" Test to the Liquidation Analysis and the Valuation of the
      Reorganized Debtors.............................................................................................71
  G.  Confirmation Without Acceptance of All Impaired Classes: The "Cramdown" Alternative.............................71

ARTICLE XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN................................................72
  A.  Alternative Plan(s) of Reorganization...........................................................................72
  B.  Liquidation Under Chapter 7 or Chapter 11.......................................................................72

ARTICLE XIII. THE SOLICITATION; VOTING PROCEDURE......................................................................73
  A.  Solicitation of Votes...........................................................................................73
  B.  Voting Deadline.................................................................................................73
  C.  Voting Procedures...............................................................................................74
  D.  Fiduciaries and Other Representatives...........................................................................74
  E.  Parties in Interest Entitled To Vote............................................................................74
  F.  Classes Impaired Under the Plan.................................................................................74
  G.  Waivers of Defects, Irregularities, Etc.........................................................................74
  H.  Withdrawal of Ballots; Revocation...............................................................................75
  I.  Further Information; Additional Copies..........................................................................75

ARTICLE XIV. RECOMMENDATION AND CONCLUSION............................................................................76


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

                              TABLE OF APPENDICES

APPENDIX                                     NAME
--------                                     ----
A           Joint Plan of Reorganization of Philip Services (Delaware), Inc., et al.

B           Corporate Structure of Philip Services Corp., Philip Services (Delaware), Inc. and Subsidiaries

C           List of Canadian Debtors

D-1         10-K for Year Ended December 31, 1998
D-2         10-Q for Quarter Ended March 31, 1999

E           Liquidation Analysis

F           Projected Financial Information

G           Valuation Analysis

                                   ARTICLE I.

                                  INTRODUCTION

     This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financial history, the need to seek Chapter 11 protection, significant events that have occurred or are expected to occur during the Chapter 11 Cases, and the anticipated organization, operations and financing of the Debtors upon successful emergence from Chapter 11 (the "Reorganized Debtors"). This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

     Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. Unless otherwise noted herein, all dollar amounts provided in this Disclosure Statement and in the Plan are given in United States dollars.

     FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLASS 6 AND 7 CLAIMS, PLEASE SEE ARTICLE II OF THE DISCLOSURE STATEMENT, ENTITLED "SUMMARY OF THE PLAN OF REORGANIZATION," AND ARTICLE VII OF THE DISCLOSURE STATEMENT, ENTITLED "CERTAIN FACTORS TO BE CONSIDERED."

     THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS EXPECTED TO OCCUR IN THE CHAPTER 11 CASES AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

     THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THE HOLDERS OF CLASS 6 CLAIMS AND CLASS 7 CLAIMS. THE DEBTORS URGE HOLDERS OF CLASS 6 AND 7 CLAIMS TO VOTE TO ACCEPT THE PLAN.

     THE PLAN PROVIDES THAT IF CLASS 7 VOTES TO REJECT THE PLAN, THEN HOLDERS OF CLASS 7 CLAIMS WILL RECEIVE NO DISTRIBUTIONS UNDER THE PLAN ON ACCOUNT OF THEIR CLASS 7 CLAIMS. IN ADDITION, IN SUCH EVENT, THE PLAN PROVIDES THAT NO DISTRIBUTIONS WILL BE MADE TO CLASSES 8A, 8B OR 8C.

     THE DEBTORS BELIEVE THAT THE PLAN AND THIS DISCLOSURE STATEMENT ARE CONSISTENT WITH THE LETTER AGREEMENT DATED JUNE 21, 1999 (THE "LENDER LOCK-UP AGREEMENT"), AMONG PSC AND CERTAIN CONSENTING LENDERS PARTY THERETO, AND THAT THE PLAN IS CONSISTENT WITH THE TERMS OF THE PLAN DESCRIBED IN THE TERM SHEET TO THE LENDER LOCK-UP AGREEMENT. THEREFORE, IN ACCORDANCE WITH THE TERMS OF THE LENDER LOCK-UP AGREEMENT THE CONSENTING LENDERS PARTY THERETO HAVE AGREED TO VOTE TO ACCEPT THE PLAN. THESE CONSENTING LENDERS CONSTITUTE HOLDERS OF APPROXIMATELY SEVENTY-SIX PERCENT (76%) IN AMOUNT OF CLASS 6 CLAIMS AND ___% IN AMOUNT OF ESTIMATED CLASS 7 CLAIMS.

     FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE ARTICLE XIII OF THE DISCLOSURE STATEMENT, ENTITLED "THE SOLICITATION; VOTING PROCEDURES."



                                   ARTICLE II.

                     SUMMARY OF THE PLAN OF REORGANIZATION

     THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

     THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS AND OTHER PARTIES IN INTEREST.

A0 OVERALL STRUCTURE OF THE PLAN

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Upon the filing of a petition for relief under Chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

     The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

     The terms of the Plan are based upon, among other things, the Debtors' assessment of their ability to achieve the goals of their business plan, make the distributions contemplated under the Plan and pay certain of their continuing obligations in the ordinary course of the Reorganized Debtors' businesses as approved by the Bankruptcy Court. Under the Plan, Claims against, and Interests in, the Debtors are divided into Classes according to their relative seniority and other criteria.

     If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the Claims in certain Classes will be reinstated or modified and receive distributions equal to the full amount of such Claims, and (ii) the Claims and/or Interests in other Classes will be modified and receive distributions constituting a partial recovery on such Claims and/or Interests. On the Effective Date and at certain times thereafter, the Reorganized Debtors will distribute Cash, securities and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against the Debtors created under the Plan, the treatment of those Classes under the Plan and the securities and other property to be distributed under the Plan are described below.

     As of the Effective Date, if Class 7 votes to accept the Plan and the Canadian Plan is approved by holders of Canadian Impaired Unsecured Claims, (i) ninety-one percent (91%) of the common stock of Reorganized PSC (the common shares of Reorganized PSC as of the Effective Date and after giving effect to the New Common Shares to be issued under the Plan and a reverse stock split described below are referred to as "PSC Common Shares") will be owned by the holders of the Secured Lender Claims, (ii) five percent (5%) of PSC Common Shares will be owned by the holders of Allowed Class 7 Claims and holders of Canadian Impaired Unsecured Claims (as defined herein), (iii) two percent (2%) of PSC Common Shares will be owned by the holders of Interests under Class 8A,
(iv) one-half of one percent (0.5%) of PSC Common Shares will be owned by the holders of Claims under Class 8C and (v) one and one-half percent (1.5%) will be owned by the holders of Class 8B Claims. As of the Effective Date, if Class 7 votes to reject the Plan, and the class of holders of Canadian Impaired Unsecured Claims votes to reject the Plan, 100% of the PSC Common Shares will be owned by the holders of the Secured Lender Claims. If Class 7 votes to reject the Plan, but the class of holders of Canadian Impaired Unsecured Claims votes to accept the Canadian Plan, then the holders of Secured Lender Claims will receive ninety-five percent (95%) of PSC Common Shares plus the PSC Common Shares that would have been distributed to holders of Allowed Class 7 Claims under the Plan if Class 7 had voted to accept the Plan and no PSC Common Shares will be owned by the holders of Interests in Class 8A, holders of Claims in Class 8B or the holders of Claims in Class 8C. If Class 7 votes to accept the Plan, but the class of holders of Canadian Impaired Unsecured Claims votes to reject the Canadian Plan, then the ownership of the PSC Common Shares will be as set forth in the second sentence of this paragraph except that the holders of Secured Lender Claims will also receive the PSC Common Shares that would have been received by the holders of Canadian Impaired Unsecured Claims if such class had voted to accept
the Canadian Plan.   All of these percentages of ownership of PSC Common Shares are subject to dilution subsequent to the Effective Date (a) to the extent necessary to give effect to the convertibility of the New Secured PIK Debt, the New Unsecured Convertible Notes and the exercise of the Management Options or
(b) otherwise as a result of the issuance of common shares, implementation of other management incentive programs or other action taken by the board of directors of Reorganized PSC.

B0 SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF TREATING IMPAIRED CLAIMS

     The Plan is premised upon the substantive consolidation of the Debtors only for purposes of treating Class 6, 7 and 8 Claims under the Plan, including voting, confirmation and distribution purposes. The Plan does not contemplate the substantive consolidation of the Debtors with respect to other Classes of Claims or Interests set forth in the Plan. On the Effective Date (a) all guaranties of any Debtor of the payment, performance or collection of another Debtor with respect to Class 6, 7 and 8 Claims shall be deemed eliminated and canceled; (b) any obligation of any Debtor and all guaranties with respect to Class 6, 7 and 8 Claims thereof executed by one or more of the other Debtors shall be treated as a single obligation and any obligation of two or more Debtors, and all multiple Impaired Claims against such entities on account of such joint obligations shall be treated and Allowed only as a single Impaired Claim against the consolidated Debtors; and (c) each Class 6, 7 and 8 Claim filed in the Chapter 11 Cases of any Debtors shall be deemed filed against the consolidated Debtors and shall be deemed one Class 6, 7 and 8 Claim against and obligation of the consolidated Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) (a) affect the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect the Restructuring Transactions as provided in the Plan, (b) cause any Debtor to be liable for any Impaired Claim or Unimpaired Claim under the Plan, for which it otherwise is not liable and the liability of any Debtor for any such Claim shall not be affected by such substantive consolidation, (c) affect Intercompany Claims of Debtors against Debtors and (d) affect Interests in the Debtors which are Subsidiaries of PSC. On the Effective Date, except as specifically set forth in the Plan, the Intercompany Claims of Debtors against Debtors shall be reinstated or discharged and satisfied, at the option of PSC with the consent of the Required Lenders, by contributions, distributions or otherwise as determined by PSC. On the Effective Date, to the extent a Debtor which is a Subsidiary is not dissolved or merged as part of the Restructuring Transactions, the Interests in such Debtor which is a Subsidiary of PSC shall remain outstanding.

     3. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

     Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with section 1123, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than DIP Facility Claims, Administrative Claims and Priority Tax Claims which, pursuant to section 1123(a)(1), do not need to be classified). The Debtors also are required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class. The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122, but it is possible that a holder of a Claim or Interest may challenge the Debtors' classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, the Debtors intend, to the extent permitted by the Bankruptcy Code, the Plan and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received in this Solicitation for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan. Furthermore, a reclassification of a Claim or Interest after approval of the Plan could necessitate a resolicitation of acceptances of the Plan.

     The amount of any Impaired Claim that ultimately is allowed by the Bankruptcy Court may vary from any estimated allowed amount of such Claim and accordingly the total Claims ultimately allowed by the Bankruptcy Court with respect to each Impaired Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class. Thus, the value of the property that ultimately will be received by a particular holder of an Allowed Claim under the Plan may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in the applicable Class. There can be no assurance that the actual aggregate amounts of Allowed Claims in Impaired Classes will not materially exceed the aggregate amounts estimated by the Debtors. Thus, no representation can be or is being made with respect to the accuracy of the expected percentage recovery by the holder of an Allowed Claim in any particular Class.

     The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests and the fair value of the Debtors' assets. In view of the deemed rejection by Class 9, however, as set forth below, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Specifically, section 1129(b) of the Bankruptcy Code permits confirmation of a Chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. See Section II.N of the Disclosure Statement, entitled "Summary of the Plan of Reorganization -- Conditions to Confirmation and/or Consummation." Although the Debtors believe that the Plan could be confirmed under section 1129(b), there can be no assurance that the requirements of such section would be satisfied.

     1. Classified Claims and Interests

     Under the Plan, classified Claims against and Interests in the Debtors are divided into nine Classes (and three defined subclasses), and are summarized in the following table.


CLASS DESCRIPTION               TREATMENT UNDER PLAN
-----------------               --------------------
CLASS 1 - OTHER PRIORITY        Class 1 consists of all Claims entitled to
CLAIMS                          priority pursuant to section 507(a) of the
                                Bankruptcy Code other than DIP Facility Claims,
                                Priority Tax Claims or Administrative Claims
                                ("Other Priority Claims").  Under the Plan, on,
                                or as soon as reasonably practicable after, the
                                latest of (i) the Distribution Date, (ii) the
                                date such Class 1 Other Priority Claim becomes
                                an Allowed Class 1 Other Priority Claim, or
                                (iii) the date such Class 1 Other Priority
                                Claim becomes payable pursuant to any agreement
                                between a Debtor and the holder of such Class 1
                                Other Priority Claim, each holder of an Allowed
                                Class 1 Other Priority Claim will receive in
                                full satisfaction, settlement, release and
                                discharge of and in exchange for such Allowed
                                Class 1 Other Priority Claim (a) Cash equal to
                                the unpaid portion of such Allowed Class 1
                                Other Priority Claim or (b) such other
                                treatment as to which a Debtor, with the
                                consent of the Required Lenders, and such
                                holder shall have agreed upon in writing.
                                Class 1 Other Priority Claims are Unimpaired
                                and therefore not entitled to vote on the Plan.

CLASS 2 - OTHER SECURED CLAIMS  Class 2 consists collectively of all Claims that are secured by a Lien upon property in which the Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holders' interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code ("Secured Claims") against the
                                Reorganized Debtors other than the Secured
                                Claims included in Class 6 below ("Other
                                Secured Claims").  Each holder of a Class 2
                                Other Secured Claim shall be treated as a separate class for all purposes under the Plan and the Bankruptcy Code, and each holder of an Allowed Class 2 Other Secured Claim will receive the treatment summarized below in Option A or B. Under the Plan, except as to the Account Intermediaries, the Debtors specifically reserve all rights to challenge the validity, nature and perfection of any purported liens and security interests.

                                  Option A:  Allowed Class 2 Other Secured
                                Claims with respect to which the applicable
                                Debtor or the applicable Reorganized Debtor selects
                                Option A, subject to the consent of the
                                Required Lenders, will be paid in cash, in
                                full, by the Reorganized Debtors, unless the
                                holder of such Claim agrees to less favorable
                                treatment.
                                ------------------------------------------------

                                        Option B:  Allowed Class 2 Other
                                        Secured Claims with respect to
                                        which the applicable Debtor or
                                        Reorganized Debtor selects Option
                                        B will be Reinstated.

                                        The applicable Debtor or
                                        Reorganized Debtor will be deemed
                                        to have elected Option B as to
                                        Allowed Class 2 Other Secured
                                        Claims except those with respect
                                        to which the applicable Debtor or
                                        Reorganized Debtor, with the
                                        consent of the Required Lenders,
                                        elects Option A in writing prior
                                        to the Confirmation Hearing.
                                        Class 2 Other Secured Claims are
                                        Unimpaired and therefore not
                                        entitled to vote on the Plan.

CLASS 3 - GENERAL UNSECURED CLAIMS      Class 3 consists of all Claims
                                        against the Debtors that are not
                                        DIP Facility Claims,
                                        Administrative Claims, Priority
                                        Tax Claims, Other Priority
                                        Claims, Other Secured Claims,
                                        Intercompany Claims of
                                        non-Debtors, Lender Claims or
                                        Impaired Unsecured Claims
                                        ("General Unsecured Claims").
                                        Under the Plan, each holder of an
                                        Allowed Class 3 General Unsecured
                                        Claim shall, at the option of the
                                        Debtors, with the consent of the
                                        Required Lenders (a) have its
                                        Claim Reinstated or (b) receive
                                        such other treatment as to which
                                        the applicable Debtor or
                                        Reorganized Debtor and such
                                        holder shall have agreed upon in
                                        writing.  Class 3 General
                                        Unsecured Claims are Unimpaired
                                        and therefore not entitled to
                                        vote on the Plan.
CLASS 4 - INTERCOMPANY CLAIMS OF NON-
               DEBTORS                  Class 4 consists of all
                                        intercompany claims of
                                        Non-Debtors (the "Intercompany
                                        Claims," as defined in the Plan).
                                        Under the Plan, each holder of
                                        an Allowed Class 4 Intercompany
                                        Claim (except for the
                                        Intercompany Claims of Phencorp
                                        against PSI, Luntz Acquisition
                                        (Delaware) Corporation, and RESI
                                        Acquisition (Delaware)
                                        Corporation, in full
                                        satisfaction, settlement, release
                                        and discharge of and in exchange
                                        for such Allowed Class 4
                                        Intercompany Claim, will, in the
                                        sole discretion of the applicable
                                        Debtor as Reorganized Debtor,
                                        with the consent of the Required
                                        Lenders (a) have its Claim
                                        Reinstated or (b) receive such
                                        other treatment as the applicable
                                        Debtor as Reorganized Debtor and
                                        such holder have agreed upon in
                                        writing. The Intercompany Claims
                                        of Phencorp against PSI, Luntz
                                        Acquisition (Delaware)
                                        Corporation and RESI Acquisition
                                        (Delaware) Corporation),  shall
                                        be deemed released and discharged
                                        on the Effective Date and
                                        Phencorp shall not receive or
                                        retain any property under the
                                        Plan on account of such
                                        Intercompany Claims.  Phencorp
                                        has agreed to accept the Plan.
                                        Class 4 Intercompany Claims of
                                        Non-Debtors are Unimpaired and
                                        therefore not entitled to vote on
                                        the Plan.

CLASS 5 - SUBSIDIARY INTERESTS          Class 5 consists of the issued
                                        and outstanding shares of stock
                                        of the Subsidiaries directly or
                                        indirectly owned by PSC, as of
                                        the Petition Date (the
                                        "Subsidiary Interests").  Under
                                        the Plan, subject to the
                                        Restructuring Transactions, all
                                        Class 5 Subsidiary Interests will
                                        be deemed Allowed Interests and
                                        Reinstated on the Effective Date,
                                        but the holders of Class 5
                                        Subsidiary Interests shall
                                        receive no distribution under the
                                        Plan on account of such
                                        Interests.  Class 5 Subsidiary
                                        Interests are Unimpaired and
                                        therefore not entitled to vote on
                                        the Plan.

CLASS 6 - SECURED LENDER CLAIMS         Class 6 consists of all Secured
                                        Claims of Lenders (the "Secured
                                        Lender Claims") arising under or
                                        as a result of the Pre-Petition
                                        Credit Agreement, the Credit
                                        Documents and the Lender Lock-up
                                        Agreement (the "Pre-Petition
                                        Credit Facility Agreements").
                                        Notwithstanding anything
                                        contained in the Plan to the
                                        contrary, the Secured Lender
                                        Claims will be deemed Allowed
                                        Class 6 Claims in the aggregate
                                        amount of $____,000,000.  Under
                                        the Plan, on the

                                        Effective Date, the Pre-Petition Credit
                                        Facility Agreements shall be amended
                                        and restated by the Amended and
                                        Restated Term Credit Agreement without
                                        any further action by any party.  Each
                                        holder of an Allowed Class 6 Secured
                                        Lender Claim, in full satisfaction,
                                        settlement, release and discharge of
                                        and in exchange for such Allowed Class
                                        6 Secured Lender Claim, will receive on
                                        or as soon as practicable after the
                                        Distribution Date, its Pro Rata share
                                        of (a) the Net Asset Sale Proceeds Pool
                                        (See Section VIII.B "New Debt and
                                        Securities to Be Issued and Transferred
                                        under the Plan - New Senior Secured
                                        Term Debt" (describing the Net Asset
                                        Sale Proceeds Pool)); (b) the New
                                        Secured PIK Debt (See Section VIII.C
                                        "New Debt and Securities to Be Issued
                                        and Transferred under the Plan - New
                                        Secured PIK Debt"); (c) the New Senior
                                        Secured Term Debt (See Section VIII.B
                                        "New Debt and Securities to Be Issued
                                        and Transferred under the Plan - New
                                        Senior Secured Term Debt"); and (d)(i)
                                        if Class 7 votes to accept the Plan and
                                        the class of holders of Canadian
                                        Impaired Unsecured Claims votes to
                                        accept the Canadian Plan, 5,967,052,592
                                        shares of the New Common Shares (See
                                        Section VIII.A "New Debt and Securities
                                        to be Issued and Transferred under the
                                        Plan - New Common Shares") which shall
                                        be ninety-one percent (91%) or
                                        21,840,000 shares of the PSC Common
                                        Shares issued and outstanding as of the
                                        Effective Date, after giving effect to
                                        the Reverse Stock Split, subject to
                                        Dilution; (ii) if Class 7 votes to
                                        reject the Plan, and the class of
                                        holders of Canadian Impaired Unsecured
                                        Claims votes to reject the Canadian
                                        Plan, 24,000,000 shares of the New
                                        Common Shares which shall be one
                                        hundred percent (100%) of the PSC
                                        Common Shares issued and outstanding as
                                        of the Effective Date, subject to
                                        Dilution, and no New Unsecured PIK
                                        Notes or New Unsecured Convertible
                                        Notes will be issued; (iii) if Class 7
                                        votes to reject the Plan but the class
                                        of holders of Canadian Impaired
                                        Unsecured Claims votes to accept the
                                        Canadian Plan, 22,800,000 shares of the
                                        New Common Shares which shall be
                                        ninety-five percent (95%) of the PSC
                                        Common Shares issued and outstanding as
                                        of the Effective Date, subject to
                                        Dilution, plus an amount of the PSC
                                        Common Shares equal to the aggregate
                                        number of the PSC Common Shares that
                                        would have been distributed to Class 7
                                        had Class 7 voted to accept the Plan
                                        (based on the Debtors' estimate of the
                                        aggregate amount of Allowed Class 7
                                        Claims), subject to Dilution, and an
                                        amount of New Unsecured PIK Notes equal
                                        to the amount that would have been
                                        available for distribution to Class 7
                                        had Class 7 voted to accept the Plan
                                        (based on the Debtors' estimate of the
                                        aggregate amount of Allowed Class 7
                                        Claims); or (iv) if Class 7 votes to
                                        accept the Plan, but the class of
                                        holders of Canadian Impaired Unsecured
                                        Claims votes to reject the Canadian
                                        Plan, 5,967,052,592 Shares of New
                                        Common Shares which shall be ninety-one
                                        percent (91%) or 21,840,000 shares of
                                        the PSC Common Shares issued and
                                        outstanding as of the Effective Date,
                                        after giving effect to the Reverse
                                        Stock Split, plus an amount of the New
                                        Common Shares equal to the aggregate
                                        number of New Common Shares that would
                                        have been distributed to the class of
                                        holders of Canadian Impaired Unsecured
                                        Claims had such class voted to accept
                                        the Canadian Plan (based on the
                                        Debtors' estimate of the allowed amount
                                        of such Claims), subject to Dilution.

CLASS 7 - ALL IMPAIRED UNSECURED        Class 7 consists collectively of all
               CLAIMS                   Claims as set forth on Exhibit B to the
                                        Plan, the Unsecured Lender Claims, the
                                        Old Debenture Claims, the Impaired
                                        Trade Claims and Claims of parties to
                                        executory contracts and leases that are
                                        rejected in the Chapter 11 Cases (the
                                        "Impaired Unsecured Claims").  Under
                                        the Plan, on, or as soon as reasonably
                                        practicable after, the later of (i) the
                                        Class 7 Distribution

                                           Date or (ii) the date such Class 7
                                           Claim becomes an Allowed Class 7
                                           Claim, (a) if the holders of
                                           Allowed Class 7 Claims vote to
                                           accept the Plan then each holder of
                                           an Allowed Class 7 Claim shall
                                           receive in full satisfaction,
                                           settlement, release and discharge
                                           of and in exchange for such Allowed
                                           Class 7 Claim, its Pro Rata share
                                           of (i) subject to the Class 7
                                           Election, $60 million of New
                                           Unsecured PIK Notes (See Section
                                           VIII.D "New Debt and Securities to
                                           Be Issued Under the Plan - New
                                           Unsecured PIK Notes") to be issued
                                           pursuant to Section IV.C of the
                                           Plan (to be shared with the class
                                           of holders of Canadian Impaired
                                           Unsecured Claims under the Canadian
Estimated Amount of                        Plan), and (ii) 327,860,033 shares
Allowed Class 7 Claims                     of the New Common Shares (See
other than Allowed Amount                  Section VIII.A "New Debt and
of Unsecured Lender                        Securities to Be Issued Under the
Claims:                      $___________  Plan - New Common Shares") which
                                           shall be five percent (5%) or
                                           1,200,000 shares of the PSC Common
                                           Shares issued and outstanding as of
                                           the Effective Date, after giving
Estimated Amount of Allowed Canadian       effect to the Reverse Stock Split,
Impaired Unsecured Claims other than       subject to Dilution (to be shared
Allowed Amount of Unsecured Lender         with the class of holders of
Claims:                                    Canadian Impaired Unsecured Claims
                                           under the Canadian Plan), to be
                             $___________  issued pursuant to Section IV.C of
                                           the Plan, and the holders of
                                           Unsecured Lender Claims shall be
                                           deemed to have waived any and all
                                           distributions and benefit of any
                                           and all contractual subordination
                                           provisions in respect of the Old
                                           Debentures; or (b) if the holders
                                           of Class 7 Claims vote to reject
                                           the Plan, then the holders of such
                                           Claims shall not receive or retain
                                           any property on account of such
                                           Claims. Qualifying Class 7
                                           Creditors shall have the right to
                                           make the Class 7 Election if Class
                                           7 votes to accept the Plan.
                                           Qualifying Class 7 Creditors are
                                           holders of Impaired Unsecured
                                           Claims that, as of the Voting
                                           Deadline, are Allowed Impaired
                                           Unsecured Claims in a liquidated
                                           amount, excluding by agreement,
                                           CIBC.  The Class 7 Election shall
                                           entitle Qualifying Class 7 Holders
                                           to elect to forgo their Pro Rata
                                           distribution of New Unsecured PIK
                                           Notes for New Unsecured Convertible
                                           Notes  (See Section VIII.E "New
                                           Debt and Securities to Be Issued
                                           Under the Plan - New Unsecured
                                           Convertible Notes") subject to
                                           certain terms and limitations.  If
                                           Class 7 votes to accept the Plan,
                                           Qualifying Class 7 Holders electing
                                           New Unsecured Convertible Notes
                                           shall receive in exchange for every
                                           $1.00 in face amount of New
                                           Unsecured PIK Notes that such
                                           Qualifying Class 7 Creditor would
                                           have received under the Plan, $1.50
                                           in face amount of New Unsecured
                                           Convertible Notes.  The aggregate
                                           of New Unsecured Convertible Notes
                                           shall not exceed $18 million.  If
                                           Qualifying Class 7 Creditors elect
                                           to convert more than $12 million in
                                           aggregate face amount of New
                                           Unsecured PIK Notes into New
                                           Unsecured Convertible Notes, then
                                           each Qualifying Class 7 Creditor
                                           shall be entitled to its Pro Rata
                                           share of $18 million in face amount
                                           of New Unsecured Convertible Notes
                                           (with such Pro Rata determination
                                           to include only Claims of the
                                           Qualifying Class 7 Creditors
                                           electing New Unsecured Convertible
                                           Notes), and such holders shall be
                                           deemed not to have made the Class 7
                                           Election with respect to the
                                           balance of their Class 7 Claims.
                                           For a hypothetical numerical
                                           example of the effect of the Class
                                           7 Election on distribution of New
                                           Unsecured PIK Notes and New
                                           Unsecured Convertible Notes - See
                                           Section II.D "Summary of the Plan
                                           of Reorganization - Effect of
                                           Voting on Distributions - Numerical
                                           Example."  On the Effective Date,
                                           the Old Debentures, the Old
                                           Indenture and any agreement with
                                           respect to Impaired Unsecured
                                           Claims will be terminated
                                           automatically without any further
                                           action by any party and will no
                                           longer be of any force or effect.
                                           FOR PURPOSES OF DISTRIBUTIONS TO
                                           HOLDERS OF CLASS 7 CLAIMS, EXCEPT
                                           AS OTHERWISE SET FORTH ABOVE, THE
                                           PRO RATA CALCULATIONS SHALL INCLUDE
                                           IN THE DETERMINATION OF THE FACE
                                           AMOUNT ALL CLAIMS IN CLASS 7, PLUS
                                           (I) IF THE CLASS OF HOLDERS OF
                                           CANADIAN IMPAIRED UNSECURED CLAIMS
                                           VOTES TO ACCEPT THE

                                            CANADIAN PLAN, THE AGGREGATE
                                            AMOUNT OF ALL ALLOWED CANADIAN
                                            IMPAIRED UNSECURED CLAIMS, OR (II)
                                            IF THE CLASS OF HOLDERS OF
                                            CANADIAN IMPAIRED UNSECURED CLAIMS
                                            VOTES TO REJECT THE CANADIAN PLAN,
                                            THE DEBTORS' ESTIMATE OF THE
                                            AGGREGATE AMOUNT OF ALL CANADIAN
                                            IMPAIRED UNSECURED CLAIMS.
                                            THEREFORE, THE DISTRIBUTIONS OF
                                            NEW COMMON SHARES AND NEW
                                            UNSECURED PIK NOTES DESCRIBED
                                            ABOVE TO HOLDERS OF ALLOWED CLASS
                                            7 CLAIMS WILL BE REDUCED PRO RATA
                                            BY THE DISTRIBUTIONS ON ACCOUNT OF
                                            THE CANADIAN IMPAIRED UNSECURED
                                            CLAIMS UNDER THE CANADIAN PLAN.
                                            Class 7 Impaired Unsecured Claims
                                            are Impaired and therefore
                                            entitled to vote on the Plan.
                                            Claims under the Canadian Plan
                                            will be converted to USD for
                                            purposes of distributions at a
                                            rate of $1.___ CDN per $1.0 USD.

CLASS 8A - OLD COMMON SHARES                Class 8A consists of all Interests
            SECURITIES ACTIONS              of holders of the common shares of
                                            PSC issued and outstanding as of
                                            the Petition Date (the "Old Common
                                            Shares").  Under the Plan, on the
                                            Effective Date, in full
                                            satisfaction, settlement, release
                                            and discharge of and in exchange
                                            for Class 8A Interests, if Class 7
                                            votes to accept the Plan, holders
                                            of Allowed Class 8A Interests
                                            shall be entitled to retain their
                                            existing shares of Old Common
                                            Shares, which after giving effect
                                            to the New Common Shares to be
                                            issued pursuant to the Plan shall
                                            be two percent (2%) or 480,000
                                            shares of PSC Common Shares issued
                                            and outstanding on the Effective
                                            Date, after giving effect to the
                                            Reverse Stock Split, subject to
                                            Dilution, to be issued pursuant to
                                            Section IV.C of the Plan.  If
                                            Class 7 votes to reject the Plan,
                                            then holders of Class 8A Interests
                                            shall not receive or retain any
                                            property under the Plan.
                                            Reorganized PSC will take all such
                                            corporate actions to be required
                                            on or after the Effective Date to
                                            cancel the Old Common Shares and
                                            the holders of Class 8A Interests
                                            will not be entitled to receive
                                            any payment on cancellation of
                                            such shares.  Class 8A Interests
                                            are Impaired and therefore
                                            entitled to vote on the Plan,
                                            unless the Bankruptcy Court enters
                                            the Class 8 Solicitation Order.

CLASS 8B - SECURITIES CLAIMS IN THE         Class 8B consists of all Claims,
                                            excluding Other Securities Claims,
                                             as to causes of action in the
                                            consolidated, putative class
                                            action entitled In re Philip
                                            Services Corp. Securities
                                            Litigations, 98 CV 835 (MBM),
                                            previously pending in the United
                                            States District Court for the
                                            Southern District of New York and
                                            the putative class action entitled
                                            Menegon v. Philip Services Corp.,
                                            et al., File No. 4166 CP 98
                                            (Ontario Court, General Division)
                                            (collectively the "Securities
                                            Actions") or Claims arising out of
                                            the ownership of Old Common Shares
                                            held by the putative plaintiffs in
                                            the Securities Actions.  Under the
                                            Plan, on or as soon as reasonably
                                            practicable after the later of the
                                            Distribution Date or the date such
                                            Class 8B Claim becomes an Allowed
                                            Class 8B Claim, in full
                                            satisfaction, settlement, release
                                            and discharge thereof and in
                                            exchange for Class 8B Claims, if
                                            Class 7 votes to accept the Plan,
                                            each holder of an Allowed Class 8B
                                            Claim will receive its Pro Rata
                                            share of 98,358,010 shares of the
                                            New Common Shares  (See Section
                                            VIII.A "New Debt and Securities to
                                            be Issued and Transferred under
                                            the Plan - New Common Shares"),
                                            which  shall be one and one-half
                                            percent (1.5%) or 360,000 shares
                                            of the PSC Common Shares issued
                                            and outstanding as of the
                                            Effective Date, after giving
                                            effect to the Reverse Stock Split,
                                            subject to Dilution, to be issued
                                            under Section IV.C of the Plan.
                                            If Class 7 votes to reject the
                                            Plan, then holders of Class 8B
                                            Claims shall not receive or retain
                                            any property under the Plan.
                                            Class 8B Securities Claims in the
                                            Securities Actions are Impaired
                                            and therefore entitled to vote on
                                            the Plan, unless the Bankruptcy
                                            Court enters the Class 8


                                   Solicitation Order.

CLASS 8C - OTHER SECURITIES        Class 8C consists of the Chazen Claims, Liff
             CLAIMS                Claims, and any and all Claims arising from
                                   the recission or right of recission of a
                                   purchase or sale of a security or Interest
                                   of any Debtor or of an affiliate of any
                                   Debtor, or for damages arising from the
                                   purchase or sale of such a security or
                                   Interest (excluding the Securities Claims
                                   classified in Class 8A) or for
                                   reimbursement, indemnification or
                                   contribution allowed under section 502 of
                                   the Bankruptcy Code on account of such
                                   Claims or on account of the Securities
                                   Actions or any actions initiated after the
                                   Petition Date that may be subordinated
                                   pursuant to section 510(b) of the Bankruptcy
                                   Code (including, without limitation,
                                   Excluded Indemnification Obligations) if not
                                   disallowed pursuant to Section IV.K of the
                                   Plan.  Under the Plan, on the Effective
                                   Date, in full satisfaction, settlement,
                                   release and discharge of and in exchange for
                                   Class 8C Claims, if Class 7 votes to accept
                                   the Plan, each holder of an Allowed Class 8C
                                   Claim shall receive its Pro Rata share of
                                   32,786,003 shares of the New Common Shares
                                   (See Section VIII.A "New Debt and Securities
                                   to Be Issued Under the Plan - New Common
                                   Shares") which shall be one-half of one
                                   percent (0.5%) or 120,000 shares of the PSC
                                   Common Shares issued and outstanding as of
                                   the Effective Date, after giving effect to
                                   the Reverse Stock Split, subject to
                                   Dilution, pursuant to Section IV.C of the
                                   Plan.  If Class 7 votes to reject the Plan,
                                   then holders of Class 8C Claims shall not
                                   receive or retain any property under the
                                   Plan. Class 8C Other Securities Claims are
                                   Impaired and therefore entitled to vote on
                                   the Plan, unless the Bankruptcy Court enters
                                   the Class 8 Solicitation Order.

CLASS 9 - OTHER EQUITY SECURITIES  Class 9 consists of all Other Equity
                                   Securities. Under the Plan, the holders of Other Equity Securities shall not receive or retain any property under the Plan on account of such Interests. On the Effective
                                   Date, all of the Other Equity Securities shall be deemed cancelled and extinguished.
                                   Class 9 Interests are Impaired and will
                                   receive no distribution under the Plan and are therefore deemed to reject the Plan and are not entitled to vote on the Plan.

     2. Unclassified Claims

     (a) DIP Facility Claims (Unimpaired)

     DIP Facility Claims consist of the Claims arising under or as a result of the debtor-in-possession credit facility (the "DIP Facility") provided to the Debtors during the Chapter 11 Cases, pursuant to the credit agreement (the "DIP Facility Agreement"), between PSC and PSI as borrowers, the Subsidiary Debtors and the Canadian Debtors as subsidiary guarantors, Bankers Trust Company ("BTCo") as DIP agent, Canadian Imperial Bank of Commerce ("CIBC") and BTCo as co-arrangers (the "DIP Co-Arrangers"), and other various persons from time to time parties thereto. DIP Facility Claims are Unimpaired under the Plan.

     Under the Plan, on the Effective Date or the date such DIP Facility Claim becomes payable pursuant to any agreement between PSC and the holder of such DIP Facility Claim, each holder of an Allowed DIP Facility Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim (a) Cash equal to the unpaid portion of such Allowed DIP Facility Claim or (b) such other treatment as to which PSC, with the consent of the Required Lenders, and such holder shall have agreed upon in writing.

     (b) Administrative Claims (Unimpaired)

     The Plan provides that Administrative Claims are Unimpaired.
Administrative Claims consist of the actual and necessary costs and expenses of the Chapter 11 Cases that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. They include, among other things, the cost of operating the Debtors' businesses following the Petition

Date (e.g., the post-petition salaries and other benefits for the Debtors' employees which the Debtors have obtained an order allowing them to pay in the ordinary course of business, post-petition rent, amounts owed to vendors providing goods and services to the Debtors during the Chapter 11 Cases, tax obligations incurred after the Petition Date, certain statutory fees and charges assessed under 28 U.S.C. Section 1930) and the actual, reasonable fees and expenses of the professionals retained by the Debtors and the creditors' committee. All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the creditors' committee would be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and would be subject to approval of the Bankruptcy Court as being reasonable.

     Except as otherwise provided in and subject to the requirements of the Plan, the Plan provides that on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim (a) Cash equal to the unpaid portion of such Allowed Administrative Claim or (b) such other treatment as to which the applicable Debtor, with the consent of the Required Lenders, and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

     Holders of Administrative Claims based on liabilities incurred by the Debtors in the ordinary course of their businesses will not be required to file or serve any request for payment of such Claims, as these liabilities will be assumed by the applicable Reorganized Debtor and paid, performed or settled when due in accordance with the terms and conditions of the particular agreements governing such obligations.

     The Debtors therefore anticipate that Administrative Claims against the Debtors will be paid as they come due during the Chapter 11 Cases and that the Administrative Claims after the Administrative Bar Date will, for the most part, consist of the allowed but unpaid fees and expenses incurred by professionals retained in the Chapter 11 Cases.

     (c) Priority Tax Claims (Unimpaired)

     Priority Tax Claims are Unsecured Claims asserted by federal and state governmental authorities for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These Unsecured Claims are given a statutory priority in right of payment. The Plan provides that Priority Tax Claims, if any, are Unimpaired.

     Under the Plan, except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Distribution Date or has agreed in writing to a different treatment, each holder of an Allowed Priority Tax Claim will be paid, at the sole discretion of the Reorganized Debtors, (a) with the consent of the Required Lenders, Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) Cash payments over time in an aggregate principal amount equal to the amount of such Allowed Priority Tax Claim plus simple interest on the unpaid portion thereof at the rate of seven percent (7%) per annum from the Effective Date through the date of payment thereof, or (c) such other treatment as to which a Debtor, with the consent of the Required Lenders, and such holder shall have agreed upon in writing. Cash payments of principal will be made in annual installments equal to ten percent (10%) of such Allowed Priority Tax Claim plus accrued and unpaid interest, with the first payment to be due on or before the first anniversary of the Effective Date, or as soon thereafter as is practicable, and subsequent payments to be due on the anniversary of the first payment date or as soon thereafter as is practicable; provided, however, that any installments remaining unpaid on the date that is six years after the date of assessment of the tax that is the basis for the Allowed Priority Tax Claim will be paid on the first Business Day following such date, or as soon thereafter as is practicable together with any accrued and unpaid interest to the date of payment; and provided further that the Debtors reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; and provided further that no holder of an Allowed Priority Tax Claim will be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

     4. EFFECT OF VOTING ON DISTRIBUTIONS

     The percentage ownership of PSC Common Shares by holders of Allowed Class 6 Claims as of the Effective Date is affected by whether Class 7 votes to accept the Plan and/or the class of holders of Canadian Impaired Unsecured Claims votes to accept the Canadian Plan. Such effect is summarized below:

     If Class 7 votes to accept the Plan and the class of holders of Canadian Impaired Unsecured Claims votes to accept the Canadian Plan, then holders of Allowed Class 6 Claims shall receive 5,967,052,592 shares of New Common Shares, which shall be ninety-one percent (91%) or 21,840,000 shares of the PSC Common Shares issued and outstanding as of the Effective Date, after giving effect to the Reverse Stock Split, in any case subject to Dilution.

     If Class 7 votes to accept the Plan and the class of holders of Canadian Impaired Unsecured Claims votes to reject the Canadian Plan, then the holders of an Allowed Class 6 Claims shall receive 5,967,052,592 shares of New Common Shares, which shall be ninety-one percent (91%) or 21,840,000 shares of the PSC Common Shares issued and outstanding as of the Effective Date, after giving effect to the Reverse Stock Split, plus an amount of New Common Shares equal to the aggregate number of New Common Shares that would have been distributed to the class of holders of Canadian Impaired Unsecured Claims (based on the Debtors' estimate of the allowed amount of such Claims) had such class voted to accept the Canadian Plan, in any case subject to Dilution.

     If Class 7 votes to reject the Plan and the class of holders of Canadian Impaired Unsecured Claims votes to accept the Canadian Plan, then the holders of an Allowed Class 6 Claims shall receive 22,800,000 shares of PSC Common Shares, which shall be ninety-five percent (95%) of the PSC Common Shares issued and outstanding as of the Effective Date, plus an amount of PSC Common Shares equal to the aggregate number of PSC Common Shares that would have been distributed to Class 7 if Class 7 voted to accept the Plan, in any case subject to Dilution.

     If Class 7 votes to reject the Plan and the class of holders of Canadian Impaired Unsecured Claims votes to reject the Plan, then the holders Allowed Class 6 Claims shall receive 24,000,000 shares of New Common Shares, which shall be one hundred percent (100%) of the PSC Common Shares issued and outstanding as of the Effective Date.

     If Class 7 votes to reject the Plan, then holders of Class 7 Claims will receive no distributions under the Plan and additionally, no distributions will be made to Classes 8A, 8B or 8C.

     The following chart sets forth the potential Effective Date percentage of ownership allocations of PSC Common Shares based upon the votes of Impaired Unsecured Creditors under the Canadian and US Plans:


EFFECTIVE DATE OWNERSHIP OF PSC COMMON SHARES
BASED ON POTENTIAL IMPAIRED UNSECURED CREDITOR VOTES
UNDER US & CANADIAN PLANS
                                 CANADIAN IMPAIRED UNSECURED CLAIMS ("CIUC")


                                    YES                                      NO
                              Class 6 - 91%                           Class 6 - 91% (plus CIUC portion of 5%)
                              Class 7 and CIUC - 5%                   Class 7 - 5% (less CIUC portion of 5%)
                              Class 8A - 2%                           Class 8A - 2%
                              Class 8B - 1.5%                         Class 8B - 1.5%
CLASS 7        YES            Class 8C - 0.5%                         Class 8C - 0.5%

                              Class 6 - 95% (plus Class 7 portion
                              of 5%)                                  Class 6 - 100%
                              CIUC - 5% (less Class 7 portion of 5%)  Class 7 & CIUC - 0%
                              Class 8A - 0%                           Class 8A - 0%
                              Class 8B - 0%                           Class 8B - 0%
               NO             Class 8C - 0%                           Class 8C - 0%

     The holders of Allowed Class 6 Claims may also receive a distribution of New Unsecured PIK Notes under the Plan depending upon whether Class 7 votes to accept the Plan and/or the holders of Canadian Impaired Unsecured Claims vote to accept the Canadian Plan. Such effect is summarized below:

     If Class 7 votes to accept the Plan and the class of holders of Canadian Impaired Unsecured Claims votes to accept the Canadian Plan, then the holders of Impaired Lender Claims will waive their rights to receive New Unsecured PIK Notes in Class 7 and under the Canadian Plan and the holders of Allowed Class 6 Claims shall receive no New Unsecured PIK Notes.

     If Class 7 votes to accept the Plan and the class of holders of Canadian Impaired Unsecured Claims votes to reject the Canadian Plan, then the holders of Allowed Class 6 Claims shall receive an aggregate amount of New Unsecured PIK Notes equal to the aggregate amount of New Unsecured PIK Notes that would have been distributed to the class of holders of Canadian Impaired Unsecured Claims had such class voted to accept the Canadian Plan.

     If Class 7 votes to reject the Plan and the class of holders of Canadian Impaired Unsecured Claims votes to accept the Canadian Plan, then the holders of Allowed Class 6 Claims shall receive an aggregate amount of New Unsecured PIK Notes equal to the aggregate amount of New Unsecured PIK Notes that would have been distributed to Class 7 had Class 7 voted to accept the Plan.

     If Class 7 votes to reject the Plan and the class of holders of Canadian Impaired Unsecured Claims votes to reject the Canadian Plan, then no New Unsecured PIK Notes will be issued and the holders of Allowed Class 6 Claims shall receive no New Unsecured PIK Notes.

                              NUMERICAL EXAMPLE OF
                    EFFECT OF HYPOTHETICAL CLASS 7 ELECTIONS
                          ON DISTRIBUTIONS TO CLASS 7

     The following is a numerical example illustrating the effect of a hypothetical Class 7 Election on distributions of New Unsecured PIK Notes and New Unsecured Convertible Notes under the Plan, assuming both Class 7 votes to accept the Plan and the class of holders of Canadian Impaired Unsecured Claims votes to accept the Canadian Plan. This numerical example is provided for illustrative purposes only and is not a prediction of any amount that actually will be used in making, or result from making, any such calculation.

     Hypothetical Numbers:

     (i)   Aggregate Allowed Amount of Class 7 Claims - $100,000,000
     (ii)  Aggregate Amount of Canadian Impaired Unsecured Claims -
           $30,000,000
     (iii) Aggregate Amount of Allowed Class 7 Claims of Qualifying Creditors - $80,000,000
     (iv) Aggregate Amount of Allowed Class 7 Claims of Qualifying Creditors electing New Unsecured Convertible Notes - $50,000,000

     Under this hypothetical example, holders of Allowed Class 7 Claims of Qualifying Creditors electing the New Unsecured Convertible Notes are entitled to $23.07 million of New Unsecured PIK Notes. This amount is determined by multiplying such creditors' pro rata share of aggregate Allowed Amount of Class 7 Claims plus the aggregate Amount of Canadian Impaired Unsecured Claims ($50 million / $130 million) by the maximum amount of New Unsecured PIK Notes to be issued before taking into consideration the Class 7 Election ($60 million) ($50 million / $130 million x $60 million = $23.07 million). However, such creditors have elected to forgo $12 million in New Unsecured PIK Notes in favor of $18 million in New Unsecured Convertible Notes. Therefore, such creditors have reduced their distribution of New Unsecured PIK Notes to $11.07 million ($23.07 million - $12 million = $11.07 million). Such creditors would share pro rata as a group in $18 million of the New Unsecured Convertible Notes (which would be in satisfaction of approximately $26 million in Claims) and would also be entitled to have the balance of their Claims (approximately $24 million) share in the distribution of $11.07 million of New Unsecured PIK Notes.

     Under the above-described hypothetical numerical example, the holder of an Allowed Class 7 Claim in the amount of $3,000,000 that is not a Qualifying Class 7 Creditor or a Qualifying Class 7 Creditor that does not elect the Unsecured Convertible PIK Notes in the Class 7 Election would receive (i) 24,000 shares of PSC Common Shares (after giving effect to Reverse Stock Split) (2.3% of the 1,200,000 PSC Common Shares) (2.3% = $3,000,000 / $130,000,000)
(2.3% x 1,200,000 = 27,692); and (ii) $1,384,875 in New Unsecured PIK Notes (to
be rounded to $1,385,000 in New Unsecured PIK Notes). This amount of New Unsecured PIK Notes is determined as follows: ($130 million (aggregate Allowed Amount of Class 7 Claims plus aggregate Amount of Canadian Impaired Unsecured Claims) - $50 million (aggregate Amount of Allowed Class 7 Claims of Qualifying Creditors electing New Unsecured Convertible Notes claims) = $80 million); such creditors' pro rata share of $80 million is $3 million/$80 million = .0375;
 .0375 x New Unsecured PIK Notes for non-electing creditors ($36,930,000) ($48,000,000 - $11,070,000); .0375 x $36,930,000 = $1,384,875.

     Under the above-described hypothetical numerical example, a holder of an Allowed Class 7 Claim in the amount of $3,000,000 that is a Qualifying Class 7 Creditor and elects the New Unsecured Convertible Notes will receive (i) 24,000 shares of PSC Common Shares (after giving effect to Reverse Stock Split) (2.3% of the 1,200,000 PSC Common Shares) ($3,000,000 / $130,000,000) (2.3% x
1,200,000 = 27,692); (ii) $664,200 in New Unsecured PIK Notes (to be rounded to $664,000 in New Unsecured PIK Notes) determined as follows: ($3,000,000 / $50,000,000= .06; .06 x New Unsecured PIK Notes for electing creditors ($11,070,000) = $664,200); and (iii) $1,080,000 in New Unsecured Convertible
Notes determined as follows: $3,000,000 / $50,000,000 = .06; .06 x $18,000,000
= $1,080,000.

5. SUMMARY OF DEBT TO BE INCURRED AND SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

     The Debtors anticipate that they will finalize the material terms of a new senior secured facility (the "Exit Facility") prior to the Confirmation Date, pursuant to which the Reorganized Debtors would have access to sufficient working capital to maintain their operations, as well as the operations of the Subsidiaries. Pursuant to the Lender Lock-up Agreement, the credit availability under the Exit Facility is anticipated to be approximately $125 million. The Exit Facility would be secured by guaranties and charges over the accounts receivable and inventory and, if required, substantially all other assets of Reorganized PSC and its subsidiaries, senior to all other security including the security for the New Senior Secured Term Debt. The Debtors anticipate that the Exit Facility would be used to (a) fund repayment of the DIP Facility, (b) provide short-term working capital needs, and (c) fund letters of credit within a sub-limit of the Exit Facility. The maturity of the Exit Facility is contemplated as two years from Plan implementation, but may be refinanced in whole but not in part by a replacement facility with the same priority. The parties continue to negotiate the terms of the Exit Facility, and there can be no assurances that the terms of such a Facility will not differ materially from the description in the Lender Lock-up Agreement or that the parties will be able to reach a final agreement.

     Pursuant to the Plan, on or prior to the Effective Date, PSC would issue New Common Shares, New Secured PIK Debt and depending upon the votes of Class 7 on the Plan and the class of holders of Canadian Impaired Unsecured Claims on the Canadian Plan, New Unsecured PIK Notes and, if Class 7 votes to accept the Plan and a Qualifying Class 7 Creditor elects New Unsecured Convertible Notes in the Class 7 Election, the New Unsecured Convertible Notes, as described below.

NOTES AND SECURITIES  ISSUER/ISSUED TO      DIVIDENDS             VOTING                OTHER
--------------------  ----------------      ---------             ------                -----
New Common Shares     Between 91% and 100   Authorized but not    1 vote/share          Each 273 shares of
                      % to Class 6          anticipated in the    (non-cumulative)      New Common Shares
                      depending on the      foreseeable future                          will be converted
                      votes of Class 7                                                  into one PSC Common
                      and the holders of                                                Share in the Reverse
                      Canadian Impaired                                                 Stock Split.  If
                      Unsecured Claims                                                  Class 7 votes to
                                                                                        reject the Plan,
                                                                                        there will be no
                                                                                        Reverse Stock Split.
                      If Class 7 votes to
                      accept the Plan,
                      retention of PSC
                      Common Shares as of
                      the Effective Date
                      for the benefit of
                      Class 8A Old Common
                      Shares equal to
                      2.0% of the issued
                      and outstanding PSC
                      Common Shares as of
                      the Effective Date.

                      If Class 7 votes to
                      accept the Plan,
                      32,786,003 shares
                      of New Common
                      Shares Pro Rata to
                      holders of Class 8C
                      Other Securities
                      Claims (0.5%).

                      If Class 7 votes to
                      accept the Plan,
                      98,358,010 shares
                      of New Common
                      Shares Pro Rata to
                      Holders of Class 8B
                      Securities Claims
                      in the Securities
                      Actions which shall
                      be 1.5% of the
                      issued and
                      outstanding PSC
                      Common Shares as of
                      the Effective Date.

                      If Class 7 votes to
                      accept the Plan,
                      327,860,033 shares
                      of New Common
                      Shares Pro Rata to
                      holders of Allowed
                      Class 7 Claims
                      which shall be 5.0%
                      of the issued and
                      outstanding PSC
                      Common Shares as of
                      Effective Date (the
                      Pro Rata
                      calculation
                      includes allowed
                      Canadian Impaired
                      Unsecured Claims
                      under the Canadian
                      Plan, i.e., the 5%
                      is to be shared
                      among holders of
                      Allowed Class 7
                      Claims under the
                      Plan and holders of
                      Canadian Impaired
                      Unsecured Claims
                      under the Canadian
                      Plan).

New Secured PIK Debt  Pro Rata to Holders   Not Applicable        Not Applicable        Amount: $100 million;
                      of Class 6 Lender                                                 Term of 5 years;
                      Claims Issued by                                                  Interest at 10% per
                      PSC.                                                              annum; the original
                                                                                        amount issued shall
                                                                                        be convertible at
                                                                                        maturity at the
                                                                                        option of the
                                                                                        holders into 25% of
                                                                                        the

NOTES AND SECURITIES    ISSUER/ISSUED TO        DIVIDENDS            VOTING            OTHER
--------------------    ----------------        ---------            ------            -----
                                                                                    New Common Shares, in the
                                                                                    aggregate on a fully
                                                                                    diluted basis as of the
                                                                                    Effective Date,
                                                                                    guaranteed by other
                                                                                    Debtors, Canadian Debtors
                                                                                    and Restricted
                                                                                    Subsidiaries; to contain
                                                                                    the usual anti-dilution
                                                                                    provisions applicable in
                                                                                    a public offering of
                                                                                    convertible debt,
                                                                                    including giving effect
                                                                                    to the issuance of any
                                                                                    PSC Common Shares under
                                                                                    the Shareholder Rights
                                                                                    Plan.


New Senior Secured     Pro Rata to Holders      Not Applicable    Not Applicable    Amount: $250 million
Term Debt              of Class 6 Lender                                            minus an amount equal to
                       Claims.  To be issued                                        the Net Asset Sale
                       by PSI.                                                      Proceeds Pool; term of 5
                                                                                    years; interest at 9% per
                                                                                    annum; guaranteed by
                                                                                    other Debtors, Canadian
                                                                                    Debtors and Restricted
                                                                                    Subsidiaries.

New Unsecured PIK       If Class 7 votes to     Not Applicable    Not Applicable    Amount: Subject to the
Notes                   accept the Plan,                                            Class 7 Election, between
                        subject to the Class                                        $48 million and $60
                        7 Election, Pro Rata                                        million;
                        to Holders of Class 7                                       Term of 10 years;
                        Impaired Unsecured                                          Interest at 6% per annum;
                        Claims in the amount                                        the pro rata distribution
                        of between $48                                              to Lenders holding Class
                        million and $60                                             7 Claims will be waived
                        million, depending                                          if Class 7 votes to
                        upon the results of                                         accept the Plan.
                        the Class 7 Election
                        (the Pro Rata
                        calculation includes
                        allowed Canadian
                        Impaired Unsecured
                        Claims under the
                        Canadian Plan; i.e.,
                        the New Unsecured PIK
                        Notes are to be
                        shared among holders
                        of Allowed Class 7
                        Claims under the Plan
                        and holders of
                        Canadian Impaired
                        Unsecured Claims
                        under the Canadian
                        Plan).  The issuer
                        will be Reorganized
                        PSC.

                        As described in
                        Section II.D above,
                        if Class 7 rejects
                        the Plan or the class
                        of holders of
                        Canadian Impaired
                        Unsecured Claims
                        rejects the Canadian
                        Plan, certain of the
                        New Unsecured PIK
                        Notes will be issued
                        to holders of Allowed
                        Class  6 Claims.

New Unsecured Con-      As described in         Not Applicable    Not Applicable    Amount: Up to $18 million;
                        Section II.D above,                                         Term: 20 years from the
                        if Class 7 votes to
                        accept the Plan,
                        holders of Qualifying
                        Class 7

NOTES AND SECURITIES    ISSUER/ISSUED TO        DIVIDENDS            VOTING      OTHER
--------------------    ----------------        ---------            ------      -----
vertible Notes         Claims may elect to                                      Effective Date;
                       receive New Unsecured                                    Interest: 3% per annum
                       Convertible Notes in                                     commencing on the third
                       the Class 7 Election.                                    anniversary of the Effective
                        The issuer will be                                      Date; convertible into PSC
                       Reorganized PSC.                                         Common Shares at a price of
                                                                                $30 per share (every $30 of
                                                                                face amount of notes is
                                                                                convertible into one PSC
                                                                                Common Share); subject to a
                                                                                put right in the event of a
                                                                                change of control.

     Pursuant to the Pre-Petition Credit Agreement, the Lenders have a security interest in the proceeds from the sale of the assets of PSC and its Subsidiaries. The proceeds from the sale of certain assets of PSC and its Subsidiaries were held by CIBC, as Administrative Agent, for the benefit of the Administrative Agent and the Lenders. Pursuant to a Proceeds Agreement, dated as of April 5, 1999, between PSC, PSI (and each of the direct and indirect subsidiaries of PSC) and CIBC and the Lenders (the "Proceeds Agreement"), as has been supplanted by the provisions of that certain approved Stipulation and Order Authorizing and Restricting Use of Cash Collateral and Granting Adequate Protection of Secured Claims (the "Cash Collateral Order"), the Lenders agreed to release up to $93,000,000 of net proceeds from the sale of certain assets of PSC and its Subsidiaries to the Debtors in accordance with a budget approved by the Lenders and subject to certain conditions. CIBC transferred the funds not released prior to the Petition Date to BTCo, as agent under the DIP Facility, in accordance with the Cash Collateral Order.

     In the event of any sale of the U.S. Ferrous Division of the Debtors (the "US Ferrous Division"), the proceeds of such sale as well as the net proceeds from asset sales in excess of the $93,000,000 deposited into the Proceeds Account, shall be maintained in a separate interest-bearing account (the "Excess Proceeds Account") during the Chapter 11 Cases. On the Distribution Date, funds held in the Excess Proceeds Account shall be divided between the Reorganized Companies and the holders of the Secured Lender Claims. As set forth in Section III.C of the Plan, on the Distribution Date, the holders of the Class 6 Secured Lender Claims will receive from any funds in the Excess Proceeds Account (i) to the extent any funds in the Excess Proceeds Account represent the net proceeds from any sale of the US Ferrous Division, 66-2/3% of the first $200,000,000 of such funds, and (ii) 75% of all other funds held in the Excess Proceeds Account.

     On the Effective Date, the Reorganized Debtors (in existence after giving effect to the Restructuring Transactions) and the other Restricted Subsidiaries shall also enter into the New Guaranties to guaranty and secure the New Senior Secured Term Debt and the New Secured PIK Debt.

     6.SUMMARY OF RELEASES UNDER THE PLAN

     The Plan contains releases of claims and causes of action of various parties. These releases are described below and set forth in greater detail in
Section II.M of this Disclosure Statement. Pursuant to the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors will be deemed to have released all claims and causes of action related to the Debtors and the Subsidiaries, the Chapter 11 Cases or the Plan (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and all agreements thereunder) that are based on events occurring on or prior to the Effective Date against (i) directors, officers and employees of the Debtors or Subsidiaries in each case as of the Petition Date (subject to revocation as set forth in Section II.N hereof) and agents and professionals (excluding Deloitte & Touche and Morgan Stanley & Co., Incorporated) of the Debtors and the Subsidiaries, (ii) the holders of Lender Claims, (iii) the ad hoc steering committee and any other committee of holders of Lender Claims, (iv) CIBC, as administrative agent and co-arranger under the Pre-Petition Credit Agreement,
(v) BTCo as syndication agent and co-arranger under the Pre-Petition Credit Agreement, (vi) any official committees appointed in the Chapter 11 Cases,
(vii) the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, (viii) the Security Agent (ix) the Account Intermediaries, and (x) the respective current and former professionals (excluding Deloitte & Touche and Morgan Stanley & Co., Incorporated) of the entities set forth above.

     In addition, as of the Effective Date, the holders of Lender Claims, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as administrative agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as syndication agent and co-arranger under the Pre-Petition Credit Agreement, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, the Account Intermediaries , and any individual, corporation or other entity that was at any time formerly one of the foregoing releasing parties will be deemed to have released all claims and causes of action (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and any agreement thereunder) arising from an event occurring on or prior to the Effective Date relating to the Debtors, the Subsidiaries, the Reorganized Debtors, the Chapter 11 Cases, the Lender Lock-up Agreement or the Plan against (i) the Debtors, the Subsidiaries and the Reorganized Debtors, (ii) the directors, officers and employees of the Debtors and Subsidiaries in each case as of the Petition Date (subject to revocation as set forth in Section II.N hereof) and (iii) their professionals (excluding Deloitte & Touche and Morgan Stanley & Co., Incorporated).

     Further, as of the Effective Date, to the fullest extent permitted by law, all holders of Claims and Interests will be deemed to have released all claims and causes of action (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and any agreement thereunder) arising from an event occurring on or prior to the Effective Date relating to the Debtors, the Subsidiaries, the Reorganized Debtors, the Chapter 11 Cases, the Lender Lock-up Agreement or the Plan against (i) the Debtors, the Subsidiaries and the Reorganized Debtors, (ii) the directors, officers and employees of the Debtors and Subsidiaries in each case as of the Petition Date,
(iii) their professionals (excluding Deloitte & Touche and Morgan Stanley & Co., Incorporated) and (iv) the holders of Lender Claims, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as administrative agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as syndication agent and co-arranger under the Pre-Petition Credit Agreement, any official committee appointed in the Chapter 11 Cases, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent and the Account Intermediaries.

     7.TREATMENT OF DIRECTOR AND OFFICER INDEMNIFICATION OBLIGATIONS UNDER THE PLAN

     Pursuant to the Plan, indemnification obligations as to the Reorganized Debtors' directors and officers are divided into two categories: (i) indemnification obligations with respect to current or former directors and officers as to claims asserted as of the Petition Date in the Securities Actions, the litigation filed by a group of former shareholders of the Steiner-Liff Metals group of companies on October 6, 1998, with the American Arbitration Association captioned In re Liff Arbitration, Case No. 39 Y 168 00112 98 and the litigation styled Liff v.Chodos, Case No. 99 Civ. 1322 (MBM) (S.D.N.Y.) (dismissed and pending appeal) (the "Liff Litigation"), the litigation filed by a group of former shareholders of the Southern-Foundry Supply group of companies captioned Gary D. Chazen, Robert G. Chazen, Julius L. Chazen and Ruth E. Chazen v. Philip Metals Inc. et al., Case No. 99 Civ. 2797
(MBM) (S.D.N.Y.) (dismissed); and Stephen M. Chazen v. Philip Metals Inc., previously known as Philip Metals (Ohio) Inc., Philip Services Corp., Allen Fracassi, and Robert Waxman, No. CV9801642, in the Circuit Court of Jefferson County, Alabama (subsequently dismissed in favor of arbitration) (the "Chazen Litigation"), or claims asserted after the Petition Date in such actions or in other actions, in each case arising out of the same nucleus of operative facts alleged in the Securities Actions, the Liff Litigation or the Chazen Litigation as of the Petition Date (collectively, the "Excluded D&O Indemnification Obligations") and (ii) all other indemnification obligations of (A) PSC to current or former directors and officers under section 7.02 of PSC's bylaws, on the terms and subject to the limitations described therein, if and to the extent that such indemnification is permissible under the Ontario Business Corporations Act or such other applicable governing corporate statute and (B) the Debtors other than PSC under their respective bylaws to the extent such indemnification obligations are not more expansive than those of PSC under section 7.02 of its bylaws if and to the extent that such indemnification is permissible under the applicable governing corporate statute of the applicable Debtor in each case of (A) or (B) , including any affirmative indemnification obligations in connection with any governmental, regulatory or enforcement investigation or action (collectively the "Assumed Indemnification Obligations"). The Excluded Indemnification Obligations do not include Assumed Indemnification Obligations in connection with any governmental, regulatory or enforcement investigation or action or Assumed Indemnification Obligations to pay the reasonable defense costs of any individual who was a director, officer or employee of a Debtor as of the Petition Date in connection with any third party complaint or claim by Deloitte & Touche against such officer, director or employee in connection with any action commenced by the Debtors, the Reorganized Debtors or the Lenders against Deloitte & Touche arising out of the same nucleus of operative facts alleged in the Securities Actions, the Chazen Actions or the Liff Actions.

     Pursuant to the Plan, the Excluded D&O Indemnification Obligations are being treated as if they are executory contracts that are rejected by PSC as of the Effective Date, pursuant to section 365 of the Bankruptcy Code. Any Claims by directors and officers arising from the rejection of the Excluded D&O Indemnification Obligations will be deemed disallowed under the Plan pursuant to Section IV.K of the Plan, or, if not so disallowed, will be subordinated under section 510(b) of the Bankruptcy Code and will share Pro Rata in the distribution to holders of Class 8C Claims. Therefore, after the Effective Date, the Reorganized Debtors will have no ongoing obligations to indemnify the directors and officers as to Excluded D&O Indemnification Obligations.

     Pursuant to the Plan, the Assumed Indemnification Obligations (i) as to PSC, to the extent ratified by the Canadian Bankruptcy Court or other Canadian court of competent jurisdiction, shall be deemed assumed by PSC and (ii) as to the

Debtors other than PSC shall be deemed assumed on the Effective Date without any further action by any party. Therefore, the Indemnification Obligations will be unaffected by and survive the Chapter 11 Cases and will be fulfilled by Reorganized PSC after the Chapter 11 Cases in accordance with their terms.

     Any and all rights of the directors and officers to the proceeds of the Debtors' relevant directors and officers insurance policies whether for Excluded D&O Indemnification Obligations or Assumed Indemnification Obligations will be unaffected by and survive the Chapter 11 Cases.

     8.CONTRIBUTION AND INDEMNITY CLAIMS OTHER THAN ASSUMED INDEMNIFICATION OBLIGATIONS

     Any Claim (including any Excluded Indemnification Obligation) other than the Assumed Indemnification Obligations that are not Excluded Indemnification Obligations against any Debtor for reimbursement, contribution or indemnity on account of a Claim that is subject to section 510(b) of the Bankruptcy Code, and any other Excluded Indemnification Obligation, shall be deemed rejected for all purposes under the Plan and shall be deemed disallowed under the Plan upon entry of the Confirmation Order pursuant to section 502(e)(1)(B) of the Bankruptcy Code to the fullest extent permitted by law; provided, however, to the extent that any such Claim is not so disallowed and becomes an Allowed Claim against any Debtor, then such Allowed Claim shall be treated as an Allowed Class 8C Claim pursuant to sections 510(b) and/or 510(c) of the Bankruptcy Code.

     9.ASSUMED INDEMNIFICATION OBLIGATIONS

     The Assumed Indemnification Obligations (other than Excluded D&O Indemnification Obligations) shall be deemed assumed without any further action by any party.

     10.POST-CONSUMMATION OPERATIONS OF THE DEBTORS

     1. Continued Corporate Existence

     Following confirmation and consummation of the Plan, subject to the Restructuring Transactions, each of the Debtors and the other Subsidiaries will continue to exist as separate corporate entities in accordance with the laws of their respective states of incorporation and pursuant to their respective certificates or articles of incorporation and bylaws in effect prior to consummation, except (i) to the extent such certificates or articles of incorporation and bylaws are amended under the Plan or (ii) Reorganized PSC, with the consent of the Required Lenders, may be continued under the laws of the Province of New Brunswick, which continuance is expressly authorized by the Plan. The certificate or articles of incorporation and bylaws of each of the Debtors will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code.

     Except as otherwise provided in the Plan, nothing shall affect the Debtors' rights and defenses both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoff or recoupments against Unimpaired Claims. Notwithstanding the limited substantive consolidation of the Debtors under the terms of the Plan, the Unimpaired Claims of any particular Debtor shall remain the obligations solely of such Debtor and shall not become obligations of any other Reorganized Debtor.

     2.  Revesting of Assets

     Pursuant to section 1141(b) of the Bankruptcy Code, all property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Effective Date, all property of each Reorganized Debtor shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, each Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Effective Date for professional services and expenses.

     C.DISTRIBUTIONS UNDER THE PLAN

     Reorganized PSC or its authorized Disbursing Agent shall make all distributions required under the Plan (subject to the provisions of Articles III, VII and IX of the Plan). Distributions provided for in the Plan on account of Allowed Old

Debenture Claims shall be made to the indenture trustee, as Disbursing Agent for Old Debenture Claims, for distribution to holders of Allowed Old Debenture Claims. Any such distributions shall be made pursuant to the Old Indenture.

     If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors.
No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

     Cash payments made pursuant to the Plan will be in U.S. funds for creditors located in the United States and in Canadian funds for creditors located in Canada, unless such creditors in Canada have previously agreed, or contracted for, payment in U.S. funds, by means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

     Except as otherwise provided in the Plan, any ancillary documents entered into in connection therewith, or the Confirmation Order, the Debtors, with the consent of the Required Lenders, shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities among the classes of Claims.

     On the Effective Date, Reorganized PSC shall issue or distribute in accordance with the provisions of the Plan all of the New Secured PIK Debt, New Unsecured PIK Notes, New Unsecured Convertible Notes and New Common Shares. On the Effective Date, Reorganized PSC shall take all steps to provide that holders of Allowed Class 6 Claims are the holders of record on the Effective Date of the New Common Shares to be distributed to such holders under the Plan.

     1.  Distributions for Claims Allowed as of the Effective Date

     (a  Distribution Date

     Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Distribution Date, or as soon thereafter as practicable. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Articles III, VII and IX of the Plan. Notwithstanding the date on which any distribution of securities is actually made to a holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution such holder shall be deemed to have the rights of a holder of such securities distributed as of the Effective Date.

     (b Record Date for Distributions to Holders of Lender Claims and Old Debentures

     At the close of business on the Distribution Record Date, the transfer records for the Lender Claims and Old Debentures shall be closed, and there shall be no further changes for purposes of the Plan in the record holders of the Lender Claims or Old Debentures. Reorganized PSC, the Disbursing Agent, and the Administrative Agent for the Lenders shall have no obligation to recognize any transfer of such Lender Claims or Old Debentures occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders as of the close of business on the Distribution Record Date.

     (c  Calculation of Distribution Amounts of New Common Shares

     No fractional New Common Shares shall be issued or distributed under the Plan or by Reorganized PSC or the Disbursing Agent. Each Person entitled to receive New Common Shares will receive the total number of whole New Common Shares to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a New Common Share, the actual distribution of shares of such stock shall be rounded to the next higher or lower whole number as follows: (a) fractions one-half ( 1/2) or greater shall be rounded to the next higher whole number, and (b) fractions of less than one-half ( 1/2) shall be rounded to the next lower whole number. The total number of New Common Shares to be distributed to a Class of Claims or Interests shall be adjusted as necessary to account for the rounding provided for in Section VII.F of the Plan. No consideration shall be provided in lieu of fractional shares that are rounded down.

     (d  Calculation of Distribution Amounts of New Debt Securities

     Notwithstanding any other provision of the Plan, New Debt Securities, other than the New Secured PIK Debt, will be issued in denominations of $1,000 and integral multiples thereof. In the event a Person is entitled to an amount of such New Debt Securities that is not an integral multiple of $1,000, the principal amount of such New Debt Securities such holder is entitled to receive shall be rounded up or down to the nearest integral multiple of $1,000.

     (e  Delivery of Distributions

     Distributions to holders of Allowed Claims shall be made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim filed by such holders (or at the last known addresses of such holders if no Proof of Claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim, (c) at the addresses reflected in the Debtors books and records if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, (d) in the case of the holder of an Allowed Old Debenture Claim, at the addresses contained in the official records of the indenture trustee under the Old Indenture, or (e) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to the Debtors. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent, shall be returned to the Reorganized Debtors until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second anniversary of the Effective Date, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require the Debtors, Reorganized Debtors, any Disbursing Agent or the indenture trustee to attempt to locate any holder of an Allowed Claim or Allowed Interest.

     (f  Notes and Old Debentures

     Except as provided in the Plan for lost, stolen, mutilated or destroyed notes or Old Debentures, each holder of an Allowed Claim evidenced by a note or Old Debenture shall tender such note or Old Debenture to the Disbursing Agent in accordance with written instructions to be provided in a letter of transmittal to such holders by the Disbursing Agent as promptly as practicable following the Effective Date. Such letter of transmittal shall specify that delivery of such notes or Old Debentures will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such notes or Old Debentures with the letter of transmittal in accordance with such instructions. Such letter of transmittal shall also include, among other provisions, customary provisions with respect to the authority of the holder of the applicable note or Old Debenture to act and the authenticity of any signatures required on the letter of transmittal. All surrendered notes and Old Debentures shall be marked as canceled and delivered to Reorganized PSC.

     (g  Lost, Mutilated or Destroyed Notes or Old Debentures

     In addition to any requirements under the applicable certificate or articles of incorporation or bylaws of the applicable Debtor, any holder of a Claim or an Interest evidenced by a note or Old Debenture that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such note or Old Debenture, deliver to the Disbursing Agent (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a holder of a note or Old Debenture. Upon compliance with
Section VII.H.2 of the Plan by a holder of a Claim or an Interest evidenced by a note or Old Debenture, such holder shall, for all purposes under the Plan, be deemed to have surrendered a note or Old Debenture, as applicable.

     (h  Failure to Surrender Canceled Note or Old Debentures

     Any holder of a note or Old Debenture that fails to surrender or be deemed to have surrendered such note or Old Debenture on or before the second anniversary of the Effective Date shall have its claim for a distribution pursuant to the Plan on account of such note or Old Debenture discharged and shall be forever barred from asserting any such claim against any Reorganized Debtor or their respective property.

     (i  Distribution to Holders of Class 8 Claims and Interests

     A description of the procedure for the distribution to holders of Class 8 Claims and Interests, as well as the procedure for the establishment of a reserve for the benefit of holders of Disputed Class 8 Claims and Interests, if any, after such Claims or Interests become Allowed Claims or Interests will be included in the Plan Supplement.

     2. Resolution and Treatment of Disputed, Contingent, and Unliquidated Claims and Disputed Interests

     (a  Prosecution of Objections

     After the Confirmation Date, only the Debtors and the Reorganized Debtors shall have the authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court.

     (b  No Distributions Pending Allowance

     Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim. Disputed Claims are Claims, or portions of Claims, that are neither Allowed Claims nor Disallowed Claims and include, but are not limited to, Claims that are the subject of a dispute as to the nature, amount, or priority of such Claims.

     (c  Disputed Class 7 Distribution Reserve

     On the Effective Date (or as soon thereafter as is practicable) the Disbursing Agent shall establish the Disputed Class 7 Distribution Reserve by withholding from distribution an amount of New Unsecured PIK Notes, New Common Shares and New Unsecured Convertible Notes (if necessary) equal to one hundred percent (100%) of distributions (i) to which holders of Disputed Class 7 Claims would be entitled under the Plan as of such date if such Disputed Class 7 Claims were Allowed Claims in their Disputed Class 7 Claim Amount and (ii) to which holders of disputed Canadian Impaired Unsecured Claims would be entitled if such disputed Canadian Impaired Unsecured Claims were allowed under the Canadian Plan in their maximum potential amounts.

     (d  Distributions After Allowance of Class 7 Claim

     The Disbursing Agent shall make payments and distributions from the Disputed Class 7 Distribution Reserve to each holder of a Disputed Class 7 Claim that has become an Allowed Class 7 Claim in accordance with the provisions of the Plan. On the next succeeding interim distribution date after the date that the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order, the Disbursing Agent will distribute to the holder of such Claim any New Unsecured PIK Notes, New Unsecured Convertible Notes and New Common Shares held in the Disputed Class 7 Distribution Reserve that would have been distributed on the Class 7 Distribution Date had such Claim been an Allowed Class 7 Claim on the Class 7 Distribution Date. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Class 7 Claim (i) any New Unsecured PIK Notes, New Unsecured Convertible Notes and New Common Shares held in the Disputed Class 7 Distribution Reserve will be distributed Pro Rata to holders of Allowed Class 7 Claims entitled thereto under the terms of the Plan and (ii) any Cash or other property remaining in the Disputed Class 7 Distribution Reserve will become property of the Reorganized Debtors. All distributions made under Article VII of the Plan on account of an Allowed Class 7 Claim will be made together with any payments or other distributions made on account of, as well as any obligations arising from, the distributed property, as if such Allowed Class 7 Claim had been an Allowed Class 7 Claim on the Class 7 Distribution Date. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions under Section IX.D of the Plan more frequently than once every 180 days or to make any individual payments in an amount less than $25.00.

D. OTHER MATTERS

     1. Treatment of Executory Contracts and Unexpired Leases

     Under section 365 of the Bankruptcy Code, the Debtors have the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If the Debtors reject an executory contract or unexpired lease that was entered into before the Petition Date, the contract or lease will be treated as if it had been breached on the date immediately preceding the Petition Date, and the other party to the agreement will have an Impaired Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment severance agreements and real property leases, damages are subject to certain limitations imposed by sections 365 and 502 of the Bankruptcy Code.

     (a  Assumed Contracts and Leases; Related Payments

     Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date each of the Debtors will be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by one of the Debtors, (ii) previously expired or terminated pursuant to its own terms, or (iii) as otherwise set forth in the schedule to be provided in the Plan Supplement as being an executory contract or unexpired lease to reject which schedule shall be included in the Plan Supplement, provided however, that the Debtors reserve their right, at any time prior to the Confirmation Date, to amend the schedule to be provided in the Plan Supplement to delete an unexpired lease or executory contract therefrom or add any unexpired lease or executory contract thereto. The Confirmation Order will constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

     Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property will include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court or is the subject of a motion to reject filed on or before the Confirmation Date.

     Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtors, or an assignee of the Debtors assuming such contract or lease, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

     (b  Rejected Contracts and Leases; Bar to Rejection Damages

     Except as otherwise provided in the Plan subject to Section VIII.A thereof or as otherwise provided in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, or as noted on the Impaired Unsecured Claims List, none of the executory contracts and unexpired leases to which the Debtors, or any of them, are a party shall be rejected under the Plan.

     (c  Compensation and Benefit Programs

     As noted in Section III.C to this Disclosure Statement, entitled "Treatment of Trade Creditors, Customers and Employees -- Employees," the Debtors have obtained the permission of the Bankruptcy Court to honor certain prepetition employee obligations in the ordinary course of business. Certain employees may have specific obligations owed to them under individually negotiated employment contracts. With the exception of those obligations which may be specifically set forth in Exhibit B to the Plan as Class 7 Impaired Unsecured Claims under the Plan or as may otherwise be identified by the Debtors for rejection during the Chapter 11 Cases, the Debtors do not intend to impair or otherwise affect these obligations.

     2.  Administrative Claims

     The Confirmation Order will establish an Administrative Claims Bar Date for filing of Administrative Claims that have not been paid, released or otherwise settled (excluding Administrative Claims arising from the sale of goods or services to a Debtor, after the Petition Date, in the ordinary course of business), including Substantial Contribution Claims (but not including claims for Professional Fees or the expenses of the members of any creditors' committee), which date will be 45 days after the Confirmation Date. Holders of asserted Administrative Claims, other than claims for Professional Fees or the expenses of the members of any creditors' committee, not paid prior to the Confirmation Date must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Fed. R. Bankr. P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors or Reorganized Debtors, as the case may be, shall have 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

     3.  Professional Fee Claims

     All final requests for compensation or reimbursement of Professional Fees pursuant to section 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtors or any creditors' committee prior to the Effective Date (other than Substantial Contribution Claims under section 503(b)(4) of the Bankruptcy Code) must be filed and served on the Reorganized Debtors and their counsel no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

     4.  Interest on Claims

     Interest and fees and expenses, if any, with respect to Class 2 Other Secured Claims, shall be paid when due under the contract, agreement, or other instrument governing the terms and conditions of the obligation comprising such Allowed Claim, together with any additional amounts required to be paid with respect to Unimpaired Claims pursuant to section 1124 of the Bankruptcy Code. Except as otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law or an order of the Bankruptcy Court, no holder of an Allowed Claim that is not an Other Secured Claim will be entitled to interest accruing on or after the Petition Date on account of such Claim for any purpose. In addition, interest will neither accrue nor be paid upon any Disputed Claim in respect to the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

     5.  Withholding and Reporting Requirements

     In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan: (i) each holder of an Allowed Claim or Interest that is to receive a distribution of New Securities pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any New Securities to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section VII.G of the Plan.

     6.  Setoffs

     The Reorganized Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or Reorganized Debtors may have against such holder. Notwithstanding anything to the contrary, the Debtors and Reorganized Debtors will not exercise any right of setoff against any Lender or any agents under the Pre-Petition Credit Agreement or the DIP Facility Agreement, the Account Intermediaries or the DIP Lenders.

     7.  Shareholder Rights Plan

     On the Effective Date, Reorganized PSC shall implement the Shareholder Rights Plan. Pursuant to the Shareholder Rights Plan, in the event of a Flip-in Event (as defined in the Shareholder Rights Plan), each Right will entitle the registered holder to receive, upon payment of the exercise price stated in the Shareholder Rights Plan, that number of certain shares that has a market value at the date of that occurrence equal to twice the Exercise Price. The Rights are not exercisable prior to the Flip-in Event. The Rights expire on the termination of the annual meeting of shareholders of Reorganized PSC in the year 2003 unless terminated earlier by the Board of Directors of Reorganized PSC.

     Until the separation time (as defined in the Shareholder Rights Plan), the Rights will be evidenced only by outstanding common share certificates. The Shareholder Rights Plan provides that, until the separation time, the Rights will be transferred with and only with the associated common shares. Until the separation time, or earlier termination or expiration of the Rights, each new share certificate issued after the Record Time (as defined in the Shareholder Rights

Plan), upon transfer of existing common shares or the issuance of additional common shares, will have printed thereon a legend incorporating the terms of the Shareholder Rights Plan by reference. As soon as practicable following the separation time, separate certificates evidencing the Rights will be mailed to the holders of record of common shares as of the close of business at the separation time, and thereafter the rights certificates alone will evidence the Rights. The Rights will separate and trade apart from the common shares after the separation time.

     The Board of Directors of Reorganized PSC may, prior to a Flip-in Event, waive the dilution effects of the Shareholder Rights Plan in respect of a particular flip-in event that would result from a take-over bid (as defined in the Shareholder Rights Plan) made by way of a take-over bid circular to all holders of common shares. In such case, such waiver would be deemed also to be a waiver, on the same terms and conditions, in respect of any other Flip-in Event which occurs by reason of another take-over bid made by way of a take-over bid circular to all holders of common shares and prior to the expiration of the first take-over bid for which the initial waiver was given. The Board of Directors of Reorganized PSC may also waive the Shareholder Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence. Additionally, the Board of Directors of Reorganized PSC may, at its option, redeem all, but not less than all, of the outstanding Rights at a nominal value at any time.

     8.  Reverse Stock Split

     On the Effective Date, if Class 7 has voted to accept the Plan, Reorganized PSC will hold a meeting of shareholders at which time, among other things, Reorganized PSC shall request shareholder approval of the Reverse Stock Split. The Reverse Stock Split will provide that every 273 shares of New Common Shares will be exchanged for one PSC Common Share pursuant to an exchange mechanism to be implemented through Reorganized PSC's stock transfer agent. The Reverse Stock Split is to be implemented only if Class 7 votes to accept the Plan. After giving effect to the proposed Reverse Stock Split, Reorganized PSC will have approximately 24,000,000 shares of PSC Common Shares issued and outstanding.

     As an illustration of the effect of the Reverse Stock Split, set forth below, is the amount of New Common Shares to be distributed under the Plan for each Class and the resulting amount of PSC Common Shares for each Class after giving effect to the Reverse Stock Split. This illustration assumes that Class 7 votes to accept the Plan and the class of holders of Canadian Impaired Unsecured Claims votes to accept the Canadian Plan.


Class                                New Common Shares        PSC Common Shares
-----                          -----------------------------  -----------------
Class 6                                5,967,052,592             21,840,000
Class 7 and the Class of
Canadian Impaired Unsecured
Claims                                  327,860,033               1,200,000
Class 8A                       None (Old Common Shares will        480,000
                               be retained and diluted by
                               issuance of New Common
                               Stock)
Class 8B                                98,358,010                 360,000
Class 8C                                32,786,003                 120,000

E.   PRESERVATION OF RIGHTS OF ACTION

     Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or the Estates may hold against any Person or entity. Each Debtor or its successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor(s) who hold such rights.

     The failure of the Debtors to specifically list any claim, right of action, suit, or proceeding herein or in the Plan does not, and will not be deemed to, constitute a waiver or release by the Debtors of such claim, right of action, suit, or proceeding, and the Reorganized Debtors will retain the right to pursue additional claims, rights of action, suits or proceedings. In addition, at any time before the Effective Date, notwithstanding anything in the Plan to the contrary, the Debtors or the Reorganized Debtors may settle some or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Fed. R. Bankr. P. 9019.

F. RELEASES UNDER THE PLAN

     As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors and the Subsidiaries, the Chapter 11 Cases or the Plan (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors or their Subsidiaries, the parties released pursuant to this Section IV.I.1, the Chapter 11 Cases, the Lender Lock-up Agreement or the Plan, and that may be asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the directors, officers and employees of the Debtors or the Subsidiaries in each case as of the Petition Date and the Debtors' or Subsidiaries' agents and professionals (excluding Deloitte & Touche and Morgan Stanley & Co., Incorporated), (ii) the holders of Lender Claims,
(iii) the ad hoc steering committee and any other committee of holders of Lender Claims, (iv) CIBC, as administrative agent and co-arranger under the Pre-Petition Credit Agreement, (v) BTCo as syndication agent and co-arranger under the Pre-Petition Credit Agreement, (vi) any official committees appointed in the Chapter 11 Cases, (vii) the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, (viii) the Security Agent, (ix) the Account Intermediaries and (x) the respective current and former professionals (excluding Deloitte & Touche and Morgan Stanley & Co., Incorporated) (including the current and former officers, directors, employees, shareholders and professionals of the released professionals) of the entities released in subclauses (ii)-(ix) of this Section IV.I.1 acting in such capacity; provided, however, that the releases provided to any director, officer or employee of the Debtors described in clause (i) of this Section II.N may be revoked by the Reorganized Debtors by written notice to such director, officer or employee in the event that the Reorganized Debtors reasonably determine that such director, officer or employee has failed to provide assistance as the Reorganized Debtors reasonably request in connection with any claim against Deloitte & Touche arising out of the same nucleus of operative facts alleged as of the Petition Date in the Securities Actions, the Chazen Actions or the Liff Actions, including, without limitation, providing information and documents, attendance at meetings and interviews, assisting counsel, attendance at discoveries, if required, assistance in pre-trial preparation and attendance at trial, including as a witness, but subject in the case of any person who is at the relevant time no longer a director, officer or employee of any of the Reorganized Debtors, to reimbursement of that person's foregone income and reasonable expenses.

     1.  Releases by Holders of Lender Claims, Claims and Interests

     (a) Holders of Lender Claims.

     As of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Lender Lock-up Agreement and the Cash, securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, each of the holders of Lender Claims, the ad hoc steering committee and any other committee of holders of Lender Claims, CIBC as administrative agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as syndication agent and co-arranger under the Pre-Petition Credit Agreement, the DIP Agent, the DIP Co-Arrangers, the holders of DIP Facility Claims, the Security Agent, the Account Intermediaries, and any individual, corporation or other entity that was at any time formerly one of the foregoing releasing parties will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or Subsidiaries, the Reorganized Debtors, the Chapter 11 Cases, the Lender Lock-up Agreement or the Plan against (i) the Debtors, Subsidiaries and Reorganized Debtors, (ii) the directors, officers and employees of the Debtors or Subsidiaries in each case as of the Petition Date, or (iii) their respective current and former professionals (excluding, Deloitte & Touche and Morgan Stanley & Co., Incorporated) (including the current and former officers, directors, employees, shareholders and professionals of the released professionals), acting in such capacity; provided, however, that the releases provided to any director, officer or employee of the Debtors described in clause (ii) of this Section II.N may be revoked by CIBC, as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, or its successor, by written notice to such director, officer or employee, in the event that CIBC or its successor reasonably determines that any such director, officer or employee has failed to provide assistance as CIBC or its successor reasonably requests in connection with any claim against Deloitte & Touche arising out of the same nucleus of operative facts alleged as of the Petition Date in the Securities Actions, the Chazen Actions or the Liff Actions, including, without limitation, providing information and documents, attendance at meetings and interviews, assisting counsel, attendance at discoveries, if required, assistance at pre-trial preparation and attendance at trial, including as a witness, but subject in the case of any person who is at the relevant time no longer a director, officer or employee of any of the Reorganized Debtors, to reimbursement of that person's foregone income and reasonable expenses.

     (b) Holders of Claims and Interests.

     As of the Effective Date, to the fullest extent permitted under applicable law, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash, securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, and the benefits provided by the Lenders and the Account Intermediaries under the Plan, each present and former holder of a Claim or Interest will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or Subsidiaries, the Reorganized Debtors, the Chapter 11 Cases, the Lender Lock-up Agreement or the Plan against (i) the Debtors, Subsidiaries and Reorganized Debtors, (ii) the holders of Lender Claims, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, any official committees appointed in the Chapter 11 Cases, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, (iii) the directors, officers and employees of the Debtors or Subsidiaries in each case as of the Petition Date, or (iv) their respective current and former professionals (excluding, Deloitte & Touche and Morgan Stanley & Co., Incorporated) (including the current and former officers, directors, employees, shareholders and professionals of the released professionals), acting in such capacity.

     2. Revocation of Certain Releases

     The revocation of any release of any director, officer or employee pursuant to Sections II or II.N.1(b) hereof shall void ab initio to the extent that a court of competent jurisdiction, including, but not limited to the Bankruptcy Court, determines that such director, officer or employee has provided the assistance reasonably requested by the Reorganized Debtors pursuant to Article II or CIBC or its successor pursuant to Section II.N.1(b).

G. CONDITIONS TO CONFIRMATION AND/OR CONSUMMATION

     Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.

     1.  Requirements for Confirmation of the Plan

     The Bankruptcy Court will determine at a hearing on confirmation of the Plan (the "Confirmation Hearing") whether the following requirements for confirmation, set forth in section 1129 of the Bankruptcy Code, have been satisfied:

     (a)  The Plan complies with the applicable provisions of the Bankruptcy
Code.

     (b) The Debtors have complied with the applicable provisions of the Bankruptcy Code.

     (c) The Plan has been proposed in good faith and not by any means forbidden by law.

     (d) Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

     (e) The Debtors have disclosed (i) the identity and affiliations of (x) any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Reorganized Debtors, (y) any affiliate of the Debtors participating in a joint plan with the Debtors, or (z) any successor to the Debtors under the Plan (and the appointment to, or continuance in, such office of such individual(s) is consistent with the interests of Creditors and Interest holders and with public policy), and (ii) the identity of any insider that will be employed or retained by the Debtors and the nature of any compensation for such insider.

     (f) With respect to each Class of Claims or Interests, each Impaired Creditor and Impaired Interest holder either has accepted the Plan or will receive or retain under the Plan on account of the Claims or Interests held by such entity, property of a value, as of the Effective Date, that is not less than the amount that such entity would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. See Section XI.C of the Disclosure Statement, entitled "Feasibility of the Plan and the Best Interest of Creditors -- Best Interests Test."

     (g) The Plan provides that Administrative Claims and Priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed Amount of such Claims, except to the extent that the holder of any such Claim has agreed to a different treatment.

     (h) If a Class of Claims is Impaired under the Plan, at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by insiders holding Claims in such Class.

     (i) Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. (See Section XI.A of the Disclosure Statement, entitled "Feasibility of the Plan and the Best Interest of Creditors -- Feasibility of the Plan.")

     (j) The Plan provides for the continuation after the Effective Date of all retiree benefits, if any, at the level established pursuant to section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

     The Debtors believe that, upon receipt of the votes required to confirm the Plan, the Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all of the requirements of Chapter 11, and that the Plan has been proposed and submitted to the Bankruptcy Court in good faith.

     2.  Conditions to Confirmation and Consummation

     (a)  Conditions to Confirmation

       The following are conditions precedent to the occurrence of the Confirmation Date: (i) an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code, and (ii) the proposed Confirmation Order shall be in form and substance acceptable to the Debtors and the Required Lenders.

     (b)  Conditions to Consummation

       The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with
  Section X.C of the Plan:

               (i) The Confirmation Order confirming the Plan, as such Plan may have been modified, shall have been entered and become a Final Order in form and substance reasonably satisfactory to the Debtors and the Required Lenders and shall provide that:

                     (1) the Debtors and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan or the Restructuring Transactions;

                     (2) the provisions of the Confirmation Order are nonseverable and mutually dependent;

                     (3) Reorganized PSC or Reorganized PSI, or both, as applicable, is authorized to issue the New Unsecured PIK Notes, New Unsecured Convertible Notes, New Common Shares and Management Options and to incur the New Senior Secured Term Debt and New Secured PIK Debt; and

                     (A) the New Secured PIK Debt, New Unsecured PIK Notes, New
                Unsecured Convertible Notes and New Common Shares offered and sold under the Plan in exchange for Claims against the Debtors are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that holders of New Secured PIK Debt, New Unsecured PIK Notes, New Unsecured Convertible Notes and New Common Shares are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code.

               (2) The Reorganized Debtors shall have credit availability under the Exit Facility, in amount, form and substance acceptable to PSC and the Required Lenders, to provide the Reorganized Debtors and the Subsidiaries with sufficient working capital to meet ordinary and peak requirements and borrowings to support future projects.

               (ii) The following agreements, in form satisfactory to the Debtors and the Required Lenders, shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

                (A) Amended Certificates of Incorporation and Bylaws of the Debtors and the other Restricted Subsidiaries;

                (A)  Amended and Restated Term Credit
                     Agreement;

                (B)  New Unsecured PIK Notes Indenture;

                (C)  New Unsecured Convertible Notes
                     Indenture;

                (D)  New Guaranties and related security
                     documents;

                (E)  Registration Rights Agreement;

                (F)  Management Option Plan and Management
                     Option Agreements;

                (G)  Exit Facility;

                (H)  Shareholder Rights Plan; and

                (J) Agreements evidencing sufficient bonding to meet the Debtors' projected bonding requirements.

     (iii) The Amended Certificates of Incorporation and Bylaws of the Reorganized Debtors, as necessary, shall have been filed with the applicable authority of each entity's jurisdiction of incorporation in accordance with such jurisdiction's corporation laws.

     (iv) All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

     (v) The Ontario Superior Court of Justice administering the parallel proceedings under the CCAA shall have (a) entered a final order under the CCAA sanctioning the Canadian Plan and all conditions to the effectiveness of the Canadian Plan shall have been satisfied other than the condition that the Plan shall have become effective or (b) the Lenders shall have realized on security they hold over some or all the Canadian Subsidiaries, with such approvals by the Required Lenders and the Canadian Court as the Required Lenders may require, in a manner consistent with the implementation of the Plan on substantially the terms set forth therein.

     (vi) The new Board of Directors of Reorganized PSC shall have been appointed.

     (c)  Waiver of Conditions

       The conditions set forth in Article X of the Plan may be waived in whole or in part by the Debtors with the written consent of the Required Lenders without any other notice to parties in interest or the Bankruptcy Court and without a hearing.

     3.  Modifications and Amendments

     Subject to Article XI of the Plan and the consent of the Required Lenders, the Debtors may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to "substantial consummation" of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as they have obtained prior approval of the Required Lenders and such proceedings do not adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

P.  WAIVER OF CONDITIONS TO CONFIRMATION AND/OR CONSUMMATION

     Each of the conditions set forth in Article X of the Plan may be waived in whole or in part by the Debtors with the written consent of the Required Lenders without any other notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors or Reorganized Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by a Debtor or Reorganized Debtor). The failure of a Debtor or the Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

Q.  EFFECTS OF CONFIRMATION

     1.  Binding Effect

     The Plan will be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Interests in the Debtors, whether or not such holders will receive or retain any property or interest in property under the Plan, their respective successors and assigns, including, but not limited to, the Reorganized Debtors, and all parties-in-interest in the Chapter 11 Cases.

     2.  Discharge of the Debtors

     Except as otherwise provided in the Plan or in the Confirmation Order, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims, and upon the Effective Date, the Debtors shall (i) be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a Proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt accepted the Plan and (ii) terminate all Interests of the holders of (A) Other Equity Securities, and (B) if Class 7 votes to reject the Plan, Old Common Shares.

     As of the Confirmation Date, except as provided in the Plan or the Confirmation Order, all entities shall be precluded from asserting against the Debtors, Reorganized Debtors, those individuals who were directors, officers and employees as of the Petition Date and the professionals (excluding Deloitte & Touche and Morgan Stanley & Co., Incorporated), their successors or their property any other or further claims, debts, rights, causes of action, liabilities or equity interests relating to the Debtors based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other

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


debts and liabilities against the Debtors and termination of all Interests of the holders of (i) Other Equity Securities and (ii) if Class 7 votes to reject the Plan, Old Common Shares, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

     3.  Permanent Injunction

     Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is Impaired or terminated pursuant to the terms of the Plan are permanently enjoined from the taking of any of the following actions against the Debtors, Reorganized Debtors or their property on account of any such discharged Claims, debts or liabilities or terminated interests or rights: (a) commencing or continuing, in any manner or in any place, any action or other proceeding: (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

     As of the Effective Date, all entities that have held, currently hold or may hold a claim, demand, debt, right, cause of action or liability that is released pursuant to Section IV.I or XIV.H of the Plan, are permanently enjoined from the taking of any of the following actions on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance: (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

     By accepting distribution pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions in the Plan.

     4.  Exculpation and Limitation on Liability; Indemnity

     Neither the Debtors, the Subsidiaries, the Reorganized Debtors, the holders of Lender Claims, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, any official committees appointed in the Chapter 11 Cases, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Plan or the Lender Lock-up Agreement, the solicitation of acceptances of the Plan or the Lender Lock-up Agreement, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against any Debtor, Subsidiary or Reorganized Debtor, the holders of Lender Claims, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, any official committees appointed in the Chapter 11 Cases, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, affiliates, or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Plan or the Lender Lock-up Agreement, the solicitation of acceptances of the Plan or the Lender Lock-up Agreement, the pursuit of confirmation of the Plan, the consummation of the Plan, the confirmation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.


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


     The foregoing exculpation and limitation on liability will not, however, in any manner limit, abridge or otherwise affect the rights, if any, of the Reorganized Debtors to enforce, sue on, settle, or compromise the Litigation Claims retained pursuant to Section IV.F of the Plan.

     The Reorganized Debtors and the Subsidiaries jointly and severally under the Plan fully indemnify each of the holders of Lender Claims, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, and their respective agents, affiliates, directors, officers, employees, and representatives, including counsel (collectively, the "Indemnitees") against any manner of actions, causes of action, suits, proceedings, liabilities and claims of any nature, costs and expenses (including reasonable legal fees) which may be incurred by such Indemnitee or asserted against such Indemnitee arising out of or during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Plan, other than any liabilities to the extent arising from the gross negligence or willful or intentional misconduct of any Indemnitee as determined by a final judgment of a court of competent jurisdiction. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from any of the Reorganized Debtors or any of the Subsidiaries, the Indemnitee shall promptly notify Reorganized PSC in writing, and Reorganized PSC may assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all costs and expenses. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to consult with Reorganized PSC in the defense thereof and the fees and expenses of such counsel shall be at the expense of Reorganized PSC unless and until Reorganized PSC shall have assumed the defense of such claim, action or proceeding. If the named parties to any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and any of the Reorganized Debtors or Subsidiaries, and the Indemnitee reasonably believes that the joint representation of such entity and the Indemnitee may result in a conflict of interest, the Indemnitee may notify Reorganized PSC in writing that it elects to employ separate counsel at the expense of Reorganized PSC, and Reorganized PSC shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee.
In addition, PSC shall not effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from Reorganized PSC, unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee satisfactory in form and substance to the Indemnitee.

R.  RETENTION OF JURISDICTION

     Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, subject to the Protocol, the Bankruptcy Court will, to the fullest extent permitted by law, retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Chapter 11 Plan, and the Ontario Superior Court of Justice administrating the parallel CCAA proceedings will retain exclusive jurisdiction over all matters arising out of, and related to, the CCAA cases and the CCAA plan, as more fully set forth in Article XII of the Plan.


                                  ARTICLE III.

             TREATMENT OF TRADE CREDITORS, CUSTOMERS AND EMPLOYEES

A. TRADE CREDITORS

     Notwithstanding provisions of the Bankruptcy Code that would otherwise require payment of such prepetition claims to be deferred until consummation of the Plan, the Debtors have obtained the approval of the Bankruptcy Court to make payments on certain prepetition claims of key trade vendors who agree to provide goods and services on the same terms as those that were in effect prior to the Petition Date.

B. CUSTOMERS/CLIENTS

     It is the intent of the Debtors that the Chapter 11 Cases offer no disruption of service to the Debtors' customers and clients. The Bankruptcy Court has authorized the Debtors to honor certain prepetition customer practices and obligations to customers the Debtors deem necessary, in the same manner such practices were implemented and such obligations were honored before the commencement of the Chapter 11 Cases, including but not limited to customer discounts, credits or deposits, and certain other contractual obligations.

C. EMPLOYEES


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


     The Debtors intend that salaries, wages, accrued vacation pay, health-related benefits, and similar employee benefits for current employees will be unaffected. Employee benefit claims that accrue pre-petition, with the exception of certain severance obligations identified as Impaired Unsecured Claims, will be Unimpaired under the terms of the Plan. To ensure the continuity of the Debtors' work force and to further accommodate the Unimpaired treatment of employee benefits, the Debtors have obtained the approval of the Bankruptcy Court to honor payroll checks outstanding as of the Petition Date (or to issue replacement checks), to permit employees to use their accrued vacation time (as long as they remain employees of the Debtors) and to continue paying medical benefits under the Debtors' health plan.


                                  ARTICLE IV.

    HISTORY OF THE DEBTORS AND EVENTS LEADING TO CHAPTER 11 FILING AND PLAN


     11. OVERVIEW OF BUSINESS OPERATIONS

     1.  Business Segments

     PSC's business is organized into two operating divisions, the Metals Services Group and the Industrial Services Group. The Metal Services Group's primary business operations are ferrous processing and industrial metals services. The ferrous metals operations include the collection and processing of ferrous scrap materials for shipment to steel mills and the provision of significant brokerage services for scrap materials. The industrial metals services include on-site services, by-product management and coil processing and distribution services to steel mills. The Metals Services Group primarily services the steel, foundry and automotive industries.

     The Debtors believe that their Industrial Services Group is one of the largest integrated providers of by-products recovery and industrial outsourcing services in North America, with a network of over 200 facilities. By-products recovery includes solvent distillation, engineered fuel blending, paint overspray recovery, organic and inorganic waste collection processing and polyurethane recycling. Industrial outsourcing services include cleaning and maintenance, waste collection and transportation, container services and tank cleaning, turnaround and outage services, mechanical contracting, refractory services, decommissioning and remediation, analytical services and emergency response services. The Industrial Services Group primarily services the automotive, refining and petrochemical, oil and gas, pulp and paper, steel, transportation and utilities industries.

     2.  Accompanying Financial Data

     The financial data contained in PSC's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 are attached in Appendix D-1 and D-2 to the Disclosure Statement, respectively, and are herein incorporated by reference.

     3.  Certain Legal Proceedings

     Certain of the Debtors' facilities are contaminated primarily as a result of practices at the sites prior to their acquisition by the Debtors. The Debtors have established procedures to routinely evaluate these sites giving consideration to the nature and extent of the contamination. The Debtors have reserved for the remediation of these sites based upon management's judgment and prior experience. The Debtors have estimated the liability to remediate these sites to be approximately $68.0 million.

     In addition, certain of PSC's subsidiaries have been named as potentially responsible or liable parties in connection with sites listed on the Superfund National Priority List ("NPL"). In the majority of situations, PSC's connection with NPL sites relates to allegations that the Debtors or their predecessors transported waste to the site in question. PSC has reviewed the nature and extent of its alleged connection to these sites, the number, connection and financial ability of the other named and unnamed potentially responsible parties and the nature and estimated cost of the likely remedy. Based on its review, PSC has estimated its liability in connection with these sites to be approximately $20.8 million.

     Various class actions have been filed against PSC, certain of its past and present directors and officers, the underwriters of PSC's 1997 public offering and PSC's auditors. Each action alleges that PSC's financial disclosures for various time periods between 1995 and 1997 contained material misstatements or omissions in violation of U.S. federal securities laws (provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934) and seeks to represent a class of purchasers of PSC's common shares. On June 2, 1998, the Judicial Panel on Multidistrict Litigation ordered that the class actions be consolidated and transferred to the United States District Court, Southern District of New York. On

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


July 23, 1998, two pre-trial orders of the District Court were made. Pre-Trial Order No. 1 dealt with various administrative matters relating to the consolidation of the actions and a schedule for the plaintiffs to serve and file a consolidated amended class action complaint and for PSC's response. Pre-Trial Order No. 2 appointed a lead plaintiff and lead counsel. On November 13, 1998, PSC filed a motion for an order dismissing the class action on the grounds of forum non conveniens. On May 4, 1999, PSC's motion was granted and the class action was dismissed on the grounds of forum non conveniens.

     A claim brought under the Ontario Class Proceedings Act was commenced on May 5, 1998 against PSC, the underwriters of PSC's 1997 public offering and PSC's auditors. The claim was brought on behalf of persons in Canada who purchased PSC common shares between November 6, 1997 and December 18, 1997, and also seeks damages on behalf of persons in Canada who purchased common shares between May 21, 1996 and April 23, 1998. The claim contains various allegations that are similar in nature to those made in the U.S. class action claims dismissed on May 4, 1999.

     On June 23, 1999, the Debtors entered into a Memorandum of Understanding (the "MOU") to settle these claims. This settlement is embodied in the Plan providing a distribution of one and one-half percent (1.5%) of PSC Common Shares to holders of Allowed Class 8B Claims (if Class 7 votes to accept the
Plan). Additionally, the MOU reflects the Debtors' commitment to support a joint application for attorneys' fees and reasonable expenses of plaintiff's counsel not to exceed $575,000, subject to approval by the Bankruptcy Court, and which shall not be payable until after the Effective Date.

     The claims and causes of action against the Debtors described in the preceding two paragraphs are classified in the Plan as Class 8B Securities Claims in the Securities Actions. Under the Plan, the Class 8B Securities Claims in the Securities Actions will be discharged as of the Effective Date. Therefore, if the Plan is confirmed and consummated, after the Effective Date, the Securities Claims in the Securities Actions cannot be pursued against the Reorganized Debtors.

     Similar claims have been asserted against PSC and certain of its past and present officers and directors by the former shareholders of the Steiner-Liff Metals group of companies and the Southern-Foundry Supply group of companies. PSC acquired these companies in October 1997 and issued PSC common shares in partial payment of the purchase price. The claims allege that PSC's financial disclosures for various time periods between 1995 and 1997 contain material misstatements or omissions and that these constitute a breach of certain representations and warranties made to the former shareholders or, alternatively, a violation of United States securities laws.

     Under the Plan, the claims and causes of action described in the paragraph are classified in Class 8C of the Plan as the Liff Actions and the Chazen Actions. The Plan provides that the Claims against the Debtors arising from the Liff Actions and the Chazen Actions will be discharged on the Effective Date. Therefore, if the Plan is confirmed and consummated, after the Effective Date, the Claims arising from the Liff Actions and the Chazen Actions cannot be pursued against the Reorganized Debtors.

     Upon the acquisition of Allwaste, Inc. ("Allwaste"), PSC assumed the pre-existing Indenture with respect to Allwaste's 7 1/4 % Convertible Subordinated Debentures ("Old Debentures") which are due in 2014. Effective December 1, 1998, PSC suspended payments of interest on the Old Debentures which created a default under the Indenture. Following PSC's failure to cure the payment default within thirty days, on April 22, 1999, First Union National Bank (the "Indenture Trustee") invoked an acceleration clause and declared the principal of all the Old Debentures to be immediately due and payable. On April 27, 1999, the Indenture Trustee filed suit in the 11th Judicial District Court of Harris County, Texas seeking the full amount due and owing under the Old Debentures (the "Allwaste Collection Action").

     The commencement of the Chapter 11 Cases automatically stayed the further prosecution of the Allwaste Collection Action pursuant to section 362(a) of the Bankruptcy Code. Moreover, the Debtors believe that the Bankruptcy Court has exclusive jurisdiction over the causes of action asserted in the Allwaste Collection Action and that such matters will be adjudicated in the Chapter 11 Cases by the Bankruptcy Court. Under the Plan, claims arising out of the Old Debentures are classified as Class 7 Impaired Unsecured Claims and will receive the treatment afforded such claims and will be discharged under the Plan as of the Effective Date. Therefore, if the Plan is confirmed and consummated, after the Effective Date, the Reorganized Debtors will have no liability as to the Old Debentures and the Allwaste Collection Action will be fully resolved and will be dismissed with prejudice.

     On May 25, 1999, the Indenture Trustee filed suit against PSC and the Lenders in the 11th Judicial District Court of Harris County, Texas (the "Allwaste Avoidance Action") alleging that any and all liens, security interests, and obligations conveyed or transferred by PSC to its Lenders were avoidable as fraudulent conveyances. The Debtors believe that the commencement of the Chapter 11 Cases have vested exclusive standing to prosecute avoidance actions, including those asserted by the Indenture Trustee against the defendant Lenders in the Allwaste Avoidance Action, in the Debtors

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


pursuant to the Bankruptcy Code. Therefore, the Debtors believe that the causes of action alleged in the Allwaste Avoidance Action are property of the Debtors' Estates and that further prosecution of the Allwaste Avoidance Action is stayed pursuant to section 362(a) of the Bankruptcy Code. Under the terms of the Plan, the causes of action asserted by the Indenture Trustee against the defendant Lenders will be deemed to be settled and released as a consequence of the treatment of all Claims and Interests, including the Claims of the Lenders and the holders of Old Debentures under the Plan. Therefore, if the Plan is confirmed and consummated, as of the Effective Date, the Allwaste Avoidance Action will be fully resolved and will be dismissed with prejudice.

     In June 1997, pursuant to a Share Purchase Agreement, Republic Environmental Systems, Inc. ("Republic") sold certain corporate entities to RESI Acquisition (Delaware), Inc. ("RESI"), for $17 million. As consideration for the transaction, RESI paid $8 million in cash and executed two promissory notes in favor of Republic in a combined amount of $9 million.

     PSC, the parent of RESI, signed the notes as unconditional guarantor and also signed a separate Guaranty Agreement. After the notes were executed, the parties made several modifications to the payment schedule, allowing RESI extra time to fulfill its obligations. However, RESI eventually defaulted and Republic thereafter brought an action in the Superior Court of the State of Delaware against PSC and RESI to collect on the notes (the "Republic Action"). In addition to the note involved in the Republic Action, another note issued by Philip Enterprises Inc. in conjunction with the RESI acquisition exists and is the subject of litigation in Canada that has now been stayed in connection with the filing of the Canadian Cases. PSC filed counterclaims alleging damages from the 1997 Share Purchase Agreement. On June 3, 1999, the court issued judgment granting Republic's Motion for Final Judgment on the Pleadings as to the Notes and Guaranty, and denying PSC's Motion to Dismiss. On June 4, 1999, RESI filed a petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. As a result of its Chapter 11 filing, the Republic Action against RESI is now stayed pursuant to section 362(a) of the Bankruptcy Code. The Claims of Republic are classified under the Plan as Class 7 Impaired Unsecured Claims, will receive the treatment afforded such claims, and will be discharged under the Plan as of the Effective Date. Therefore, if the Plan is confirmed and consummated, as of the Effective Date, the Reorganized Debtors will have no liability as to the Republic Action and the Republic Action will be fully resolved.

     PSC is also named as a defendant in several lawsuits which have arisen in the ordinary course of business. Management believes that none of these suits is likely to have a material adverse effect on the Debtors' business or financial condition.

     12. Capital Structure of the Debtors

     1. The Pre-Petition Credit Agreement

     In August 1997, PSC, PSI and certain of their subsidiaries entered into a five year term, $1.5 billion revolving credit agreement, which has been subsequently amended on October 31, 1997, February 19, 1998, June 24, 1998, October 20, 1998 and December 4, 1998 (as amended, the "Pre-Petition Credit Agreement" and the credit issued thereunder, the "Pre-Petition Credit Facility") with the Lenders, a syndicate of international lenders including CIBC, as administrative agent, BTCo, as syndication agent, CIBC and BTCo as co-arrangers of credit, Dresdner Bank Canada, Dresdner Bank AG New York Branch and Royal Bank of Canada as documentation agents, and various other persons from time to time parties to the Pre-Petition Credit Agreement as lenders. The Pre-Petition Credit Facility replaced the 1996 revolving term loan agreement, refinanced certain other long-term debt and was also available for working capital, capital expenditures and acquisitions. The Pre-Petition Credit Agreement contained certain restrictive covenants and financial covenants including that PSC was required to meet specified interest coverage ratio, debt to EBITDA ratio, fixed charge ratio and working capital ratio tests, and required PSC to maintain a certain level of working capital.

     Borrowings under the Pre-Petition Credit Facility are guaranteed, jointly and severally by certain of PSC's direct and indirect wholly-owned subsidiaries and are secured by a pledge of all the issued and outstanding securities of PSC's direct and indirect wholly-owned subsidiaries, and a charge over substantially all the present and future assets of PSC and its direct and indirect wholly-owned subsidiaries. The Pre-Petition Credit Facility bears interest based on a moving grid.

     2.  Recapitalization/Equity

     Prior to April 30, 1996, PSC's common shares were traded on the Nasdaq National Market System. Thereafter, PSC's common shares were traded on the New York Stock Exchange (the "NYSE") under the ticker symbol "PHV" until January 13, 1999, when the common shares were temporarily halted from trading due to PSC's failure to comply with the NYSE's continued listing criteria. On April 23, 1999, the NYSE announced that due to then recent developments in PSC's

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


financial condition, it would suspend the trading of PSC's common shares on the NYSE prior to the opening on April 26, 1999, and would seek delisting of those shares. PSC continues to pursue its remedies in regard to the listing of its common shares on the NYSE, but there can be no assurances that PSC will be able to retain such a listing. PSC's common shares continue to be listed and posted for trading on the Toronto Stock Exchange and the Montreal Exchange.

     PSC used equity offerings in 1996 and 1997 to fund its acquisition strategy, as well as pay down the Pre-Petition Credit Facility. In November 1997, PSC issued 23 million common shares at $16.50 per share. The net proceeds of $362.5 million were used to repay indebtedness outstanding under the Pre-Petition Credit Facility. In addition, PSC issued 38.2 million common shares during 1997 for a total consideration of $622.5 million. The common shares were issued primarily as a result of acquisitions or as the result of the exercise of employee stock options. The share capital of PSC increased from $363.1 million at December 31, 1996 to $1,348.1 million at December 31, 1997.

     On February 2, 1998, PSC issued 1,381 Common Shares in connection with the conversion of the Old Debentures assumed by PSC pursuant to the Allwaste, Inc. acquisition. The transaction was exempt under section 3(a)(9) of the Securities Act. The number of common shares of PSC outstanding at November 11, 1998 was 131,144,013.

     PSC has allotted and reserved 10,257,149 Common Shares under its 1991 and 1997 Employee Stock Option Plans, the Serv-Tech Long Term Incentive Plan, and Serv-Tech Amended and Restated 1989 Incentive Stock Option Plan and the Allwaste Amended and Restated 1989 Replacement Non-Qualified Stock Option Plan, including any supplements thereto. The stock options permit the purchase of common shares of PSC at the then current market price. These options currently expire five to ten years from the date of grant. In addition, PSC has allotted and reserved 776,386 common shares in conjunction with the acquisition of Philip Environmental Corporation and the stock options issued thereunder.
These options expire on November 26, 2000.

     Pursuant to the Plan, all allotted and reserved but not issued Old Common Shares shall be cancelled and terminated on the Effective Date. In addition, the Old Options are classified in Class 9 under the Plan and will be cancelled and terminated on the Effective Date.

     3. Debentures

     The Old Debentures provided for annual mandatory sinking fund payments equal to five percent (5%) of the aggregate principal amount of the Old Debentures issued, commencing June 1, 1999. Interest is payable semi-annually on June 1 and December 1.

     PSC's acquisition of Allwaste constituted a 'redemption event' pursuant to the Allwaste Indenture. Accordingly, each holder of the Old Debentures had the right to require the redemption of all or any portion of such holder's Old Debentures for cash to the 90th day following the acquisition. During the 90-day period, $3.3 million of Old Debentures were redeemed.

     In conjunction with the merger, on July 30, 1997, PSC, Allwaste, Inc. and Texas Commerce Trust Co. of New York executed a supplemental indenture with respect to the Allwaste Indenture (the "First Supplemental Allwaste Indenture"). The First Supplemental Allwaste Indenture added PSC as co-obligor on the Allwaste Indenture and transferred conversion rights of holders of Old Debentures from Allwaste Common Stock to PSC Common Shares. In addition, the First Supplemental Allwaste Indenture specified that at any time up to and including June 1, 2014 the holder of any Debenture will have the right to convert the principal amount of such Old Debenture into PSC Common Shares equal to the principal amount of the Old Debenture surrendered for conversion divided by $19.5376. The Old Debentures are redeemable for cash at the option of PSC at a variable conversion rate as defined in the indenture. On February 2, 1998, PSC issued 1,381 Common Shares in connection with the conversion of the Old Debentures. The transaction was exempt under section 3(a)(9) of the Securities Act. The First Supplemental Allwaste Indenture provides that the Old Debentures are subordinated in priority of payment to the indebtedness owing to the Lenders under the Pre-Petition Credit Agreement and related documents.

     13. Events Contributing to the Need for Restructuring

     1.  Acquisition Strategy and Restatement of Financials

     PSC commenced 1998 with the objective of integrating the businesses it had acquired in 1997. The integration was interrupted by a series of events which occurred in 1998 that had a material impact on PSC and resulted in it recording a fiscal loss of $1.6 billion in 1998, including special charges of $1.2 billion.

     The initial event was the discovery and announcement in January 1998 of a discrepancy between the book and physical inventory values in PSC's yard copper business. The announcement of the discrepancy raised serious questions about the integrity of PSC's accounting and the effectiveness of its control systems, and had a significant negative impact on PSC's business. Shortly after the announcement, numerous class action lawsuits and related claims were commenced against PSC in the United States and Canada. An exhaustive examination of the discrepancy was conducted by PSC, its auditors and special counsel to a committee of independent directors of PSC's Board of Directors. As a result of these examinations, it was determined that, among other things, unrecorded losses totaling $92 million arising from unauthorized trading of copper outside PSC's normal business practices had been incurred. PSC commenced a civil action against the former president of its metals division and others engaged in the trading in an effort to recover its losses and reported the activities to criminal and other appropriate authorities. In light of PSC's findings, PSC restated its previously reported financial results for 1997, 1996 and 1995. In addition, the staff of the SEC initiated a formal investigation of the circumstances surrounding the 1997, 1996 and 1995 restatements of PSC's financial statements. The SEC has advised that its investigation should not be construed as an indication that any violation of law has occurred, nor should it be considered a reflection upon any person, entity or security. While PSC believes it has made all adjustments necessary to its financial statements for 1997, 1996 and 1995, there can be no assurance that additional adjustments will not be required as a result of the SEC investigation.

     On February 19, 1998, the Pre-Petition Credit Agreement was amended to add new covenants regarding adjusted debt and EBITDA ratios and additional events of default. In connection with the February 1998 amendment to the Pre-Petition Credit Agreement, on March 16, 1998, PSC and its subsidiaries that guaranteed the obligations under the Pre-Petition Credit Agreement executed security agreements whereby each entity granted to the Security Agent for the benefit of the Lenders a lien upon or security interest in substantially all of their assets to secure such guarantee obligations and the indebtedness under the Pre-Petition Credit Agreement.

     Starting in late 1997 and continuing throughout 1998, there was a significant deterioration in PSC's copper and ferrous processing businesses due to the most significant decline in metals prices in over 20 years. PSC's Industrial Services Group failed to achieve its cost reduction objectives and its by-products business performed weakly, reflecting industry wide competitive conditions. In addition, declining crude oil prices, which resulted in deferred maintenance spending by customers with petrochemical refinery operations, negatively impacted the revenue and profitability of the Industrial Services Group's operations. PSC reported a first quarter 1998 loss of $565,000 and a second quarter 1998 loss of $73 million. Various initiatives were implemented throughout the year in an effort to improve PSC's operating and financial performance. Management changes were made, including the appointment of a new Chairman, President and Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer and Presidents of PSC's Metals Services and Industrial Services Groups.

     The deterioration in its principal business segments caused PSC to violate numerous terms of its then $1.5 billion syndicated Pre-Petition Credit Agreement. As a result of negotiations with PSC's Lenders, on June 24, 1998, the Pre-Petition Credit Agreement was further amended to reduce the credit capacity from $1.5 billion to $1.2 billion and increase the interest charged by 100 basis points. The amendment allowed PSC to access $60 million of the proceeds arising from asset dispositions (of which $20 million was allocated to provide collateral for letters of credit) instead of having such proceeds applied to reduce outstanding debt. In return, PSC agreed to a standstill until September 30, 1998 respecting the incurrence of additional debt and occurrence of dispositions or acquisitions. By June 30, 1998, PSC was not in compliance with certain additional terms in the Pre-Petition Credit Agreement, including the financial covenants which required PSC to maintain a specified interest coverage ratio, debt to EBITDA ratio, fixed charge ratio and working capital ratio. Because PSC was not in compliance with the terms of the Pre-Petition Credit Agreement, the debt outstanding under the Pre-Petition Credit Agreement was classified as a current liability on PSC's June 30, 1998 Consolidated Balance Sheet.

     As PSC's operating results deteriorated, questions arose as to its ability to meet its obligations under the Pre-Petition Credit Agreement and whether PSC had sufficient available cash to satisfy its working capital and capital expenditure needs. In the third quarter of 1998, a number of factors, including a continuing downturn in metal markets, a permanent decline in the value of investments held by PSC, and the decision to exit certain activities or locations and to divest of PSC's aluminum and US ferrous operations, caused PSC to take special charges of $357 million and report a net loss of $645 million. PSC again made management changes including the appointment in October 1998 of a new Interim Chief Executive Officer and Chief Restructuring Officer.

     In connection with the announcement, PSC indicated that its first priority was to accelerate its ongoing asset disposition and debt restructuring activities, and refocus its resources on profitable growth. On October 20, 1998, the Pre-Petition Credit Agreement was further amended to permit the use of letters of credit under the Pre-Petition Letter of Credit Facility for general corporate and other purposes and to extend PSC's standstill on incurrence of additional debt until June 30, 1999. On November 13, 1998, the same day that PSC announced that it was suspending interest payments on its Pre-

Petition Credit Facility, Carl Icahn, PSC's largest shareholder and debt holder, together with another lender, announced that they were considering utilizing involuntary insolvency proceedings to protect their interests unless PSC met with them to formulate a pre-packaged plan to transfer the ownership and control of the business to PSC's Lenders. PSC commenced negotiations with Mr. Icahn and entered into a standstill agreement with him and the other lender on November 20, 1998. The agreement contemplated a restructuring plan whereby the debt outstanding under the Credit Agreement would be converted into $200 million of new secured debt and the distribution of ninety percent (90%) of the equity of the restructured entity to the Lenders. In accordance with the terms of the standstill agreement, PSC appointed two new directors nominated by Mr. Icahn to PSC's Board of Directors. Also, in November 1998, PSC replaced its then acting Interim Chief Executive Officer and appointed its Executive Vice Chairman, Allen Fracassi, as Interim Chief Executive Officer.

     After discussions with its Lenders, PSC determined that the restructuring plan contemplated by the November 20, 1998 standstill agreement would not be approved by the required number of Lenders. PSC presented an alternative debt restructuring plan to its Lenders on December 15, 1998 which provided for the conversion of a smaller portion of the debt outstanding under the Pre-Petition Credit Agreement into equity in an amount to be negotiated with its lending syndicate.

     On January 11, 1999, PSC announced that it had negotiated a term sheet with a sub-committee of the steering committee of its Lenders. The term sheet set forth the principal terms of a restructuring under a pre-packaged plan of reorganization. Under the January 11, 1999 term sheet, $550 million of debt outstanding under the Credit Agreement would be restructured into $350 million of senior secured term debt and $200 million of secured payment in-kind notes. The balance of the debt outstanding under the Credit Agreement of approximately $550 million would be exchanged for ninety percent (90%) of the common shares of restructured PSC. The term sheet contemplated the execution of a Lock-up Agreement with respect to the restructuring. Throughout January, February and March 1999, PSC continued negotiations with its Lenders in an effort to obtain an agreement on a plan to restructure PSC.

     On April 26, 1999, PSC announced that the terms of the Lock-up Agreement (the "April Lock-up Agreement") had been approved by its Lenders. Under the terms of the April Lock-up Agreement, the then outstanding secured debt of $1.07 billion would be converted into $300 million of senior secured debt, $100 million of convertible secured payment-in-kind notes, and ninety percent (90%) of the common shares of Reorganized PSC. The sale of PUMC (as defined below) on May 8, 1999 resulted in a reduction of the restructured senior debt from $300 million to $250 million. Pursuant to the Lock-up Agreement, the Lenders, subject to certain conditions, agreed, among other things, (i) to vote their Lender Claims in favor of the Plan, (ii) not to oppose confirmation of the Plan, (iii) not to transfer their Lender Claims except subject to the April Lock-up Agreement, (iv) to consent to the incurrence of the DIP Facility, the granting of security for the DIP Facility and subordination of their liens to such security, and (v) to subordinate the security for the New Secured PIK Debt or New Senior Secured Term Debt to security for the Exit Facility.

     The Lenders and PSC also entered into an agreement (the "Proceeds Agreement") pursuant to which the Lenders agreed to allow PSC access to the proceeds of certain asset sales for working capital purposes. Between April 1999 and June 1999, PSC worked to document the restructuring contemplated by the April Lock-up Agreement with its Lenders. These negotiations and efforts resulted in an amended and restated Lock-up Agreement dated June 21, 1999 (as defined previously, the "Lender Lock-up Agreement"). The principal amendments to the Lender Lock-up Agreement were (a) the elimination of the requirement of a pre-petition solicitation of the Lenders, (b) an increase in the New Unsecured PIK Notes to be issued to holders of impaired unsecured claims from $50 million to $60 million, (c) the approval of the Class 7 Election feature of the Plan, permitting certain holders of Impaired Unsecured Claims to forego certain of their New Unsecured PIK Notes for up to $18 million in New Unsecured Convertible Notes, (d) the addition of an equity distribution of up to five percent (5%) of the common shares of Reorganized PSC to holders of unsecured claims, (e) the approval of a settlement reached with counsel for the Securities Claims in the Securities Actions, and (f) an extension of the timetable to implement the restructuring through bankruptcy proceedings. Pursuant to the Lender Lock-up Agreement, holders of seventy-six percent (76%) of the amount of the syndicated lender debt and more than fifty percent (50%) in number of such Lenders, have agreed, subject to the terms of the agreement, to vote for and support the Plan and the Canadian Plan. The Lender Lock-up Agreement contemplates a timely completion of the restructuring in accordance with the following schedule:

     - Approval of a Disclosure Statement for the Plan by August 31, 1999

     - Confirmation of the Plan by October 31, 1999; and

     - Consummation of the Plan transactions and emergence from Chapter 11 and CCAA proceedings by November 30, 1999.

     Failure to achieve any of these events within fifteen (15) days of the specified deadline constitutes a "Termination Event" under the Lender Lock-up Agreement. Upon the occurrence of any Termination Event, each Lender may change or withdraw any votes cast in favor of the Plan and the Lender Lock-up Agreement may be terminated, upon election, by Lenders holding in the aggregate at least fifty-one percent (51%) of the aggregate amount of claims held by the Lenders party to the Lender Lock-up Agreement.

     2.  Discontinued Operations and Divestitures

     In 1998, in an effort to further implement the restructuring effort, the Debtors undertook to review the divestiture of certain of its businesses and investments. In June of 1998, PSC announced its intention to sell its ferrous and non-ferrous operations and various non-core assets in order to reduce and restructure its debt. However, weak ferrous market conditions lowered the value of the remaining assets and PSC subsequently determined that it would not proceed with the sale of its ferrous businesses.

     On May 21, 1998, PSC sold certain of its spiral weld pipe operation for a purchase price of $3.9 million.

     On July 7, 1998, PSC's Houston, Texas based steel distribution business was sold for cash proceeds of $95 million, resulting in a gain on sale of approximately $17 million. The results of operations for the steel distribution business are included in the Ferrous operations segment of the Metal Services business. The business generated annual revenue in excess of $130 million and income from operations of $12.5 million in 1997.

     During the fourth quarter of 1998, PSC divested of its minority interest in Strategic Holdings Inc. for approximately $6.6 million. In December 1998, PSC made the decision to discontinue the Non-Ferrous and Copper Operations of its Metals Services business. A sale of certain of the aluminum operations included in Non-Ferrous Operations closed on January 11, 1999 for a total consideration of approximately $69.5 million.

     On May 18, 1999, PSC announced that it closed the sale of its sixty-eight percent (68%) interest in Philip Utilities Management Corporation ("PUMC") for approximately $70 million. The net proceeds of this disposition were used to pay down existing indebtedness to the Lenders under the Pre-Petition Credit Agreement in accordance with the terms of the Lock-up Agreement.

     On May 26, 1999, PSC closed the sale of its Conversion Resources operations in Bedford, Ohio for $529,610.

     In addition, on May 31, 1999, PSC closed the sale of the operations and the working capital of its Birmingham Excavation Company Subsidiary, Philip/BEC, Inc. ("BEC"). The sale generated total proceeds of $20.9 million. The net proceeds of this disposition were deposited in the Proceeds Account and were subject to the Proceeds Agreement and are now subject to the Cash Collateral Order.

     On June 1, 1995, Philip Metals, Inc., one of the Debtors, sold certain real estate owned by it located in Brook Park, Ohio for $8.5 million to Park Place, Inc. The net proceeds from the sale of this real estate (approximately $7.9 million) were deposited in the Proceeds Account and were subject to the Proceeds Agreement and are now subject to the Cash Collateral Order.

     On June 8, 1999, Philip Enterprises Inc., a wholly-owned subsidiary of PSC, entered into an Asset Purchase Agreement whereby it agreed to sell its Montreal East transfer station and related industrial services operations for a purchase price of $3.2 million Canadian Dollars, payable forty percent (40%) at closing, thirty percent (30%) six months post-closing, and thirty percent (30%) twelve months post-closing.

     3.  Employee Retention Program

     PSC has instituted an employee retention program to allow the Company to retain approximately 150 of its key employees in light of the restructuring of PSC this year. PSC examined its employees' contributions to the Company during the year and determined which employees are invaluable to the Company's successful restructuring. In order to retain these key employees, PSC has instituted a bonus program in which the key employees, upon their continued employment, receive a bonus, depending upon the employee's position in the company, equal to between 20% to 50% of their base salary. This bonus is payable in three payments, the last payment occurring in August 1999.

     PSC has also established an executive retention bonus program approved by the Board of Directors on February 12, 1999. The Program divides executives into two groups. The first group will receive a retention bonus equal to their current base compensation payable 100% upon Plan implementation, and if Plan implementation has not occurred by

August 31, 1999, 50% on August 31 and 50% on the implementation of the Plan. The second group will receive a bonus of between 40% to 75% of their base salary payable in three installments: (i) 20% on February 12, 1999; (ii) 30% on April 15, 1999; and (iii) 50% upon the implementation of the Plan and if Plan implementation has not occurred by August 31, 1999, 25% on August 31 and 25% on the implementation of the Plan. In either group, the bonus will be pro-rated in the event of involuntary termination without cause of the executive between February 12, 1999 and the bonus payment date.

     4.  Negotiations  with Unsecured Creditors

     In February 1999, the Indenture Trustee for the Old Debentures informed PSC that an ad hoc committee of holders of Old Debentures had formed to represent the interest of holders of Old Debentures in connection with the restructuring. The Indenture Trustee retained counsel to represent the Indenture Trustee in connection with the restructuring. The Company had an initial meeting with the ad hoc committee of Old Debenture holders and the Indenture Trustee in February 1999, wherein the Company outlined the proposed restructuring. After that meeting, the Company entered into confidentiality agreements with the Indenture Trustee and members of the ad hoc committee and provided certain requested information relating to the restructuring. The Indenture Trustee also retained a financial advisor to assist in the restructuring negotiations.

     During April, May and June 1999, the Company had several meetings and conference calls with the Indenture Trustee, its counsel and financial advisor in regard to the terms of the restructuring. The Company has also conducted negotiations with certain other large holders of Impaired Unsecured Claims, including CIBC and Republic. Those negotiations began in early 1999 and have continued through June 1999.

     The Debtors, the Lender steering committee, and the ad hoc committee of Old Debenture holders reached an agreement in principle as to the restructuring and treatment of Impaired Unsecured Claims under the Plan. The Plan incorporates this agreement in principle. The Debtors have also reached an agreement with CIBC on the same terms.

     5.  Other Pre-petition Settlement Negotiations

     In connection with the restructuring, prior to the Petition Date, PSC attempted to resolve various parties' claims. PSC has succeeded in resolving certain claims including various severance claims in an amount of $290,000 to three former senior executives to settle severance obligations totaling $1.7 million. In addition, one former senior executive is entitled to receive bi-weekly severance payments totaling $138,000 over a 30 week period to settle a severance obligation of $960,000. Of the $10.8 million in current severance obligations to senior executives, PSC has negotiated settlements totaling approximately $242,000 with 5 senior executives to reduce the company's severance obligations by $1.1 million.

     On April 16, 1999, PSC settled a lease obligation with Mellon Bank, N.A. for a payment of approximately $152,000, representing two months rent. The lease, which would have expired in November 2002, related to vacant office space in Pennsylvania, which previously held the PSC's U.S. corporate headquarters.

     Certain litigation was settled by PSC over the past year. The settlements include the case of National Copper & Smelting v. Allworth in which National Copper claimed that the trichloroethylene it purchased from Allworth was contaminated causing National Copper's machine damage. The case was settled in an amount less than expected legal fees for the defense. The second case settled was U.S. Environmental Protection Agency v. Solvent Recovery Corporation. This case concerned a June 19, 1998 complaint by the EPA alleging three violations of federal law. The Company has settled the complaint by agreement to pay $4,000 in fines. A third settlement concerned Remry v. Allwaste Environmental Services wherein the Plaintiff, a former PSC employee, succeeded on his claim of a bonus under the employee incentive program in effect from September through December 1996.

     On June 23, 1999, the Debtors entered into a settlement agreement with GalvPro L.P. pursuant to which the Debtors agreed to pay $2,000,000 in exchange for complete, valid and binding mutual releases arising from or in any way relating to either party's performance under a certain Design/Build Agreement dated March 9, 1998 and entered into by D&L Corp. and GalvPro.


                                   ACTICLE V.

               CORPORATE STRUCTURE AND MANAGEMENT OF THE DEBTORS

A. CURRENT CORPORATE STRUCTURE

     PSC was amalgamated under the laws of the Province of Ontario as Philip Environmental Inc. pursuant to a Certificate and Articles of Amalgamation dated April 15, 1991. On May 22, 1997, a Certificate and Articles of Amendment under the Business Corporations Act (Ontario) were issued changing the name from Philip Environmental Inc. to Philip Services Corp.

     PSC is a holding company with over 200 wholly-owned Subsidiaries in Canada, the United States, Barbados, and throughout Europe. The Debtors, together with the aforementioned Subsidiaries, their wholly and majority-owned Subsidiaries, and their direct and indirect Subsidiaries, consist of over 200 corporations, limited liability companies, partnerships, limited partnerships and other forms of business entities. The Debtors' primary base of operation is in the United States.

     PSI is a corporation established in the United States under the laws of the State of Delaware. PSI is a wholly-owned direct subsidiary of Philip Enterprises Inc., a Canadian company, which in turn is wholly-owned directly by PSC.

     A more complete description of the Debtors' current corporate structure including the relationship of PSC and PSI to the Subsidiary Debtors, presented in organizational chart form, is presented in Appendix B to the Disclosure Statement.

B. BOARD OF DIRECTORS

     Following is a list as of April 27, 1999, of the names and ages of each of the Directors of PSC.


          NAME            AGE                     TITLE
------------------------  ---  --------------------------------------------
Robert L. Knauss
Houston, Texas            68              Chairman and Director
Allen Fracassi
Ancaster, Ontario         46   Interim Chief Executive Officer and Director
Roy Cairns
St. Catharines, Ontario   74                     Director
Harold First
Fairlawn, New Jersey      62                     Director
Peter Green
Campbellville, Ontario    61                     Director
William E. Haynes
Houston, Texas            55                     Director
Felix Pardo
Cambridge, Massachusetts  61                     Director
Harland A. Riker
Palm Beach, Florida       70                     Director
Derrick Rolfe
Toronto, Ontario          44                     Director
Arnold S. Tenney
Downsview, Ontario        56                     Director
Herman Turkstra
Hamilton, Ontario         65                     Director

     Mr. Knauss has been a director of PSC since August 6, 1997, and was appointed Chairman of PSC on May 6, 1998. From March 1988 until July 31, 1997, he was a director of Allwaste, Inc. He is the Chairman and Chief Executive Officer of Baltic International U.S.A., Inc., an aviation investment company, and a director of the Mexico Fund, Inc., an investment fund based in Mexico City, and Equus II, Inc., an investment fund based in Houston, Texas. Mr. Knauss served for twelve years as the Dean and Distinguished University Professor at the University of Houston Law Center and Dean of Vanderbilt Law School.

     Mr. Fracassi, appointed Executive Vice Chairman of PSC on May 6, 1998, was the President, Chief Executive Officer and a director of PSC since December 1990. He was appointed Interim Chief Executive Officer of PSC on November 20, 1998 and resigned from the position of Executive Vice Chairman. Mr. Fracassi is a co-founder of the Company with his brother Philip Fracassi.

     Mr. Cairns has been a director of PSC since December 1990. Mr. Cairns has been counsel to, and was previously a partner with, Chown, Cairns, a law firm. Mr. Cairns is a director of Jumbo Video Limited.

     Mr. First has been a director of Philip since November 1998. From December 1990 to January 1993, Mr. First was the Chief Financial Officer of Icahn Holding Corp. He is currently on the boards of directors of Tel Save.com, PANACO Inc. and Cadus Pharmaceuticals Corporation.

     Mr. Green was elected to the Board of Directors on June 25, 1998. He has more than 25 years of experience as chief executive or chief operating officer of major companies in North America and Europe. Mr. Green has served on 27 Boards of Directors for companies based in Canada, the U.S., the U.K., and elsewhere. Mr. Green is Chairman of the Board of Directors of Patheon Inc., a Canadian public pharmaceutical manufacturing services company, and also Chairman of the Board of Trustees of the Superior Propane Income Fund. He was appointed to both positions in 1996.

     Mr. Haynes has been a director of PSC since August 6, 1997. From June 1996 until July 31, 1997, Mr. Haynes was a director of Allwaste, Inc. He is the Chairman, Chief Executive Officer and director of Innovative Valve Technologies, Inc., a publicly traded industrial valve repair and distribution company in which Philip owns a minority equity interest. He served as the President and Chief Executive Officer of Lyondell-Citgo Refining Company Ltd. from July 1992 to December 1995.

     Mr. Pardo has been a director of PSC since March 1994. From May 1992 to March 1998, Mr. Pardo was the President and Chief Executive Officer of Ruhr-American Coal Corporation. Until recently he was Chairman of Newalta Corporation, an oil field waste management company, where he continues to serve as a director. Mr. Pardo was Chief Executive Officer of Newalta Corporation during its restructuring and, from 1992, a partner and director of Quorum Funding, an investment company. Mr. Pardo also serves on the Boards of Directors of Dyckerhoff Inc., PANACO Inc., and Innovative Valve Technologies, Inc.

     Mr. Riker was elected to the Board of Directors on June 25, 1998. He is a former Senior Vice President of Arthur D. Little, Inc. and Chairman of Arthur
D. Little International, Inc. He has served as a director of Arthur D. Little Ltd., and for twenty years was Chairman of Cambridge Consultants, Ltd., the firm's science and technology affiliate in the UK. He has more than thirty years of international experience, both as a management consultant in the areas of management development, organization planning and industrial development, and as builder and executive manager of the firm's international business.

     Mr. Rolfe has been a director of PSC since January 1991. Since 1992, Mr. Rolfe has been the President and Chief Executive Officer of RM Capital Corporation, an investment company. Mr. Rolfe is also a director of Consolidated Envirowaste Inc., an organic waste processing company.

     Mr. Tenney has been a director of Philip since November 1998. For more than five years, he has been the President, Chief Executive Officer and director of ARC International Corporation, a company which develops, constructs, and operates ice rink facilities. Mr. Tenney is Chairman of Ballantyne of Omaha, Inc. and Chairman of Cabletel Communications Corp.

     Mr. Turkstra has been a director of PSC since September 1996 and has been a member of Turkstra, Mazza, Associates, a law firm, since 1959.

C. SENIOR OFFICERS

     Following is a list as of April 27, 1999, of the names and ages of the executive officers and the positions with PSC held by each officer.

           NAME             AGE            POSITIONS WITH THE DEBTORS
--------------------------  ---  -----------------------------------------------
Allen Fracassi
Ancaster, Ontario           46    Interim Chief Executive Officer and Director
Antonio Pingue                              Executive Vice-President,
Niagara Falls, Ontario      49          Corporate and Regulatory Affairs
Colin Soule                             Executive Vice-President, General
Toronto, Ontario            43           Counsel and Corporate Secretary
Phillip C. Widman                         Executive Vice-President and
West Simsbury, Connecticut  44               Chief Financial Officer
Gene Iannazzo
Cleveland, Ohio             52           President, Metal Services Group
Alec Thomas
Houston, Texas              51        President, Industrial Services Group
William Humenuk                  Executive Vice President and Chief
Philadelphia, Pennsylvania  57   Administrative Officer
Ayman Gabarin                        President and Chief Executive Officer,
London, United Kingdom      34            Philip Services (Europe) Ltd.

     Mr. Fracassi was the President and Chief Executive Officer of PSC from December 1990 until his appointment as Executive Vice-Chairman on May 6, 1998. He was appointed Interim Chief Executive Officer of PSC on November 20, 1998 and resigned from the position of Executive Vice Chairman. Mr. Fracassi has been a director of PSC since December 1990. Allen Fracassi and Philip Fracassi, the founders of the Corporation, are brothers.

     Mr. Pingue joined PSC in 1990 from the Ministry of the Environment, where he held various positions beginning in 1973. In 1985 he became part of the Ministry's newly formed Investigations and Enforcement Branch responsible for conducting and coordinating investigations involving environmental infractions and assisting prosecutors at court proceedings. He became Senior Vice President, Environmental Services and Regulatory Affairs of PSC in 1994, and was promoted to his current position in 1996. Mr. Pingue is a graduate of Ryerson Polytechnical Institute's Environmental Health Program.

     Mr. Soule joined PSC as General Counsel in October 1991. He was appointed Corporate Secretary in January 1992 and in this capacity provides administrative and legal support to PSC's Board of Directors. Mr. Soule was appointed to the position of Senior Vice President in May 1994 and Executive Vice President in May 1997. Prior to Philip he served as Legal Counsel for Laidlaw Inc. Mr. Soule earned his law degree in 1983 from the Osgoode Hall Law School of York University in Toronto.

     Mr. Widman joined PSC as Chief Financial Officer in July 1998, bringing over 23 years experience in a variety of financial and operational management positions with two major North American corporations. For the past 11 years he has worked with Asea Brown Boveri Inc. ("ABB Inc."), the international electrical engineering company with its United States headquarters in Norwalk,
Connecticut.   During the past two years Mr. Widman served as ABB Inc.'s Vice
President and Chief Financial Officer. Prior to ABB Inc., he held various financial management positions with UNISYS Corporation. Mr. Widman earned an MBA in Finance from Eastern Michigan University in 1979 and has also completed Executive Management Programs at Motorola University (1991) and Duke University
(1997).

     Mr. Iannazzo joined PSC in 1997 as Executive Vice President of the Aluminum Division. Prior to PSC he was founder, President and Chief Executive Officer of Allmet Technologies, a metals recovery business and recycler of waste oxides for the steel industry. Mr. Iannazzo was Vice President of Corporate Marketing for EnviroSource, Inc. and Senior Vice President of International Mill Services, a subsidiary of EnviroSource. He has nearly 30 years of experience in the metals services and recycling industry. Mr. Iannazzo holds a bachelor of science in business administration from West Virginia University and completed certificate programs at the American Management Association and the Wharton School of Finance & Economics.


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


     Mr. Thomas has 30 years experience in the waste management and industrial services industries. He has owned and operated a number of industrial and environmental companies including Thomas Environmental Management Inc. from 1969 to 1995. In 1995 he sold this business to PSC, and joined the Company in charge of remediation services. He became Chief Operating Officer of PSC's Environmental Services Group in 1996 and Senior Vice President of the Northeast Region in charge of environmental and by-products management integration in 1997. Mr. Thomas served as Chief Operating Officer of the Industrial Services Group from January 1998 until he was appointed its President on August 1, 1998. He has completed the Executive Management Program at Harvard University.

     Mr. Humenuk has been the Executive Vice President and Chief Administrative Officer of PSC since June 1998. Prior to that he was a partner with Dechert, Price and Rhoads, a law firm that Mr. Humenuk was a member of from 1967. Mr. Humenuk is a director of the UAM Fund, Inc., UAM Funds Trust and UAM Funds II, Inc.

     Mr. Gabarin has been with PSC since 1992 when his family's company, Corundol Environmental Limited, was sold to Philip Services. He had served as Corundol's President for five years. Mr. Gabarin has held various senior positions at PSC including Vice President of Operations for the Chemical Group and Vice President of Research and Development. In 1994 he became Senior Vice President of Philip Utilities Management Corporation and later Vice President of Business Development. In December 1996 he relocated to the United Kingdom when promoted to his current position. Mr. Gabarin holds a bachelor of applied science degree (mechanical engineering) from the University of Toronto.

D. Directors and Officers of the Reorganized Debtors

     The Board of Directors of Reorganized PSC will consist of 9 directors who will be nominated by the holders of Lender Claims. Two members of the new Board will be selected from PSC's existing board. Two members will be nominated by High River Limited Partnership ("High River"), provided that High River and any holders of Lender Claims acting in concert with it beneficially own at least twenty-five percent (25%) of the Lender Claims. In addition, in accordance with the agreements between the Debtors and the Lenders, the present Board of Directors of PSC has agreed not to appoint a permanent Chief Executive Officer for PSC without specific Lender approval unless the terms of such appointment permit such appointment to be terminated at any time by the Board of Directors of PSC on not more than thirty (30) days' notice without liability of any kind to PSC or any of its Subsidiaries. The new directors will be identified by PSC prior to the Confirmation Date.

E. Unaudited Projected Financial Information and Business and Operating
Strategies

     The Debtors' new business plan (around which the plan of reorganization was developed) provides for the Debtors to exit from Chapter 11 with a new Board of Directors and a revised capital structure. Upon emergence from Chapter 11, the Reorganized Debtors will be more focused and efficient with an enhanced balance sheet and access to capital pursuant to the Exit Facility, and better positioned to meet the needs and expectations of the Reorganized Debtors' customers going forward.

     The terms of the Debtors' new business plan are set forth in greater detail in the pro forma financial projections contained in Appendix F to the Disclosure Statement.


                                   ACTICLE VI.

                             CHAPTER 11 CASES/CCAA

A. Commencement of the Chapter 11 Cases

     On June 25, 1999 (the "Petition Date"), the Debtors filed their voluntary petitions for relief pursuant to Chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued in possession of their property and are operating and managing their businesses as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

     1.  First Day Relief Granted by the Bankruptcy Court

     (a) Applications for Retention of Debtors' Professionals; Ordinary Course Professionals

     The Bankruptcy Court authorized the Debtors to retain certain professionals to represent them and assist them in connection with the Chapter 11 Cases. Some of these professionals were intimately involved with the negotiation and

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


development of the Plan and include, among others: (i) Skadden, Arps, Slate, Meagher & Flom (Illinois) and its affiliated law practices, as United States counsel for the Debtors; and (ii) Logan & Company, Inc., as solicitation and noticing agents for the Debtors. Additionally, the Bankruptcy Court authorized the Debtors to retain, employ and pay certain professionals, including a number of attorneys, accountants, consultants, financial advisors, investment bankers and brokers, who have rendered services to the Debtors unrelated to the Chapter 11 Cases (collectively defined in the Motion as the "Ordinary Course Professionals"), to assist with the operations of their businesses in the ordinary course.

     (b)  Motion to Continue Using Existing Cash Management Systems

     The Bankruptcy Court authorized the Debtors to continue to utilize their existing centralized cash management systems, bank accounts, business forms and to engage in intercompany transactions in the ordinary course of the Debtors' businesses.

     (c) Motion for Authority to Pay Pre-Petition Employee Wages, Salaries and Benefits and Directing All Banks to Honor Prepetition Checks for Payment of Prepetition Employee Obligations

     The Bankruptcy Court authorized the Debtors to pay or otherwise honor the prepetition wages, salaries and employee benefits earned or arising before the Petition Date of all currently active employees and independent contractors, and the Court directed all banks to honor prepetition checks for payment of all such prepetition employee obligations.

     (d) Motion to Enter Workers' Compensation Insurance Program and Related Agreements

     The Bankruptcy Court authorized the Debtors to enter into their workers' compensation insurance program and related agreements, to pay all obligations due under the insurance program and related program documents and to provide all cash and letters of credit required under the insurance program in the ordinary course of their businesses.

     (e) Motion Prohibiting Utilities From Altering, Refusing or Discontinuing Services and Establishing Procedures for Determining Requests for Additional Adequate Assurance

     The Bankruptcy Court granted the Debtors' request and prohibited the Debtors' utility service providers from altering, refusing or discontinuing services on account of prepetition invoices. In addition, the Bankruptcy Court approved the Debtors' proposed procedures for determining requests by the utility service providers for additional adequate assurance.

     (f)  Motion Confirming Authority to Pay Prepetition Sales, Use and Other
Taxes

     The Bankruptcy Court confirmed the Debtors' authority to pay prepetition sales, use and other taxes collected by the Debtors from their customers or incurred in the ordinary course of their businesses to the appropriate taxing authorities.

     (g) Motion for Authority to Pay Certain Prepetition Shipping, Warehousing and Distribution Charges and Brokers' Fees

     The Bankruptcy Court authorized the Debtors to pay certain prepetition shipping, warehousing and distribution charges and broker's fees as the Debtors determine, in the exercise of their business judgment, are necessary or appropriate to obtain and/or ensure the transport, delivery or release of the Debtors' goods and to satisfy the liens, if any, held by the shippers, warehouses, distributors or brokers, in respect of such goods.

     (h) Motion Confirming Grant of Administrative Expense Status to Obligations Arising From Postpetition Delivery of Goods and For Certain Holders of Valid Reclamation Claims, Prohibiting Third Parties from Interfering with Delivery of Goods to Debtors, and for Authority to Pay Certain Expenses in the Ordinary Course of Business

     The Bankruptcy Court granted the Debtors' request for an order confirming that the Debtors' undisputed obligations (arising directly and indirectly from the shipment or delivery by suppliers and vendors of scrap metals, chemical by-products, and related items accepted by the Debtors postpetition) will have administrative expense priority status, granting administrative expense treatment for certain holders of valid reclamation claims, and establishing authority to pay certain expenses in the ordinary course of business.

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



     (i) Motion for Authority to Honor Certain Prepetition Obligations to Customers and to Continue Customer Programs and Practices

     The Bankruptcy Court authorized the Debtors to honor certain prepetition customer practices and obligations to customers the Debtors deem necessary, in the same manner such practices were implemented and such obligations were honored before the commencement of the Chapter 11 Cases, including but not limited to customer discounts, credits or deposits, and certain other contractual obligations.

     (j) Motion for Authority to Pay Certain Contractors in Satisfaction of Perfected or Potential Mechanics', Materialmen's, or Similar Liens and Interests in the Ordinary Course of Business

     The Bankruptcy Court authorized the Debtors to pay certain prepetition obligations owed to mechanics, materialmen and other such entities potentially holding liens that the Debtors deem necessary, including but not limited to certain contractors in satisfaction of perfected or potential liens and interests.

     (k) Motion Authorizing Payment of Certain Prepetition Claims of Key Trade Vendors

     The Bankruptcy Court authorized the Debtors, as may be appropriate, to pay prepetition claims of vendors who agree to provide continuing trade credit on the terms provided prepetition to the Debtors.

     (l) Motion Authorizing Debtors to Obtain Postpetition Surety Bonds and to Enter Indemnity Agreement and Inter-Creditor Agreement

     The Debtors sought and obtained a stipulation and order from the Bankruptcy Court authorizing the Debtors to obtain postpetition surety bonds and to enter an approved indemnity agreement dated as of June 28, 1999 and an approved inter-creditor agreement dated June 28, 1999 regarding the treatment of the obligations of the Debtors with respect to post-petition bonds. The indemnity agreement generally provides that the Debtors shall indemnify the parties to the indemnity agreement from any loss, cost, and damage from the failure of the Debtors to perform obligations, including reimbursement obligations, and grants security interests in assets related to bonded projects.

     (m) Motion Approving Stipulation and Order Authorizing and Restricting Debtors' Use of Cash Collateral and Granting Adequate Protection

     The Bankruptcy Court granted the Debtors' request for an order approving a stipulation and order authorizing and restricting the Debtors' use of cash collateral and granting adequate protection of certain secured claims.
Pursuant to the terms of the stipulation and order, the Debtors were granted permission to use the cash collateral on a consensual and negotiated basis, and adequate protection was granted to prepetition lenders and holders of certain liens.

     (n)  Motion Approving Cross-Border Insolvency Protocol

     The Bankruptcy Court approved the Debtors' proposed protocol between the United States Bankruptcy Court for the District of Delaware and the Ontario Superior Court of Justice to govern the resolution of administrative issues anticipated to arise in coordinating the insolvency proceedings. This protocol is designed to coordinate activities in the two insolvency proceedings, protect the rights of parties thereto, and ensure the maintenance of each court's jurisdiction and comity.

     (o) Motion Establishing Disclosure Statement Hearing Date, a Confirmation Hearing Date, and Certain Other Critical Dates

     The Bankruptcy Court granted the Debtors' request for an expeditious confirmation timetable, scheduling hearings on the approval of the Disclosure Statement for August 23, 1999 and confirmation of the Plan on October 13, 1999 respectively.

     (p) Motion Establishing Bar Date for Filing Proofs of Impaired Unsecured Claims and Approving Forms and Manner of Notice Thereof

     The Bankruptcy Court approved the Debtors' proposed form and manner of notice of the Bar Date and authorized the Debtors to provide such notice, along with a Proof of Claim form, to all parties listed on a certain impaired unsecured creditors list.

B. Post-Petition Operations and Liquidity

     On June 28, 1999, the Bankruptcy Court entered an interim order authorizing the Debtors to obtain secured postpetition financing up to an aggregate principal amount not to exceed $100 million from certain lenders, to obtain on an interim basis $12 million in letter of credit capacity pending final relief, granting the lenders security interests in all the Debtors' presently owned and after-acquired property to secure the Debtors' obligations under the DIP Credit Agreement subject to a carve-out, and granting the lenders priority with respect to the Debtors' obligations over any and all administrative expenses of the kinds specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject to a carve-out and certain other superpriority claims expressly set forth in the DIP Credit Agreement.

C. The Companies' Creditors Arrangement Act (the "CCAA") of Canada

     As previously stated, PSC is amalgamated under the laws of the Province of Ontario and PSI is a corporation established in the United States under the laws of the State of Delaware.

     On June 25, 1999, PSC and twenty-five of its Canadian subsidiaries (the "Canadian Debtors") commenced a case under the Companies' Creditors Arrangement Act (the "CCAA") of Canada in the Ontario Superior Court of Justice (the "Ontario Court"). The CCAA is intended to facilitate the reorganization of major public companies with complicated public debt structures and is the most effective framework for financial restructuring in Canada.

     CCAA protection is not automatic but depends on the discretion of the court. Where the court grants protection under the CCAA, a general stay of proceedings normally is imposed against any and all proceedings and claims. An initial stay of proceedings is restricted by statute to a maximum period of 30 days. The applicant may apply to extend the stay of proceedings and the court normally will extend the stay if the court is satisfied that constructive negotiations for the reorganization are taking place.

     The purpose of the commencement of the Canadian Cases for PSC and the Canadian Debtors was to obtain a stay of proceedings in order to permit the restructuring contemplated by the Plan. The Debtors intend to seek court approval in the Canadian Cases of the Canadian Plan. Except as provided in the Canadian Plan, all Claims and Interests against PSC will be governed by the Plan.

     The confirmation and satisfaction of all conditions to the effectiveness of the Canadian Plan is a condition precedent to the Effective Date of the Plan. For the Canadian Plan to be confirmed, the Canadian Plan must receive the affirmative vote of two-thirds in value of proven claims and a majority in number of creditors holding proven claims in each class of creditors entitled to vote. Holders of Lender Claims against the Canadian Debtors, and the class of holders of Canadian Impaired Unsecured Claims (similar to Class 7 of the
Plan) will have the right to vote on the Canadian Plan. Subject to the terms of the Lender Lock-up Agreement, the Lenders have agreed to vote in favor of the Canadian Plan. If the class of holders of Canadian Impaired Unsecured Claims votes to reject the Canadian Plan, then the Canadian Plan cannot be confirmed in the Canadian Proceeding and a condition to the Effective Date of the Plan will not be met unless the Lenders effectuate a realization on their security over some or all of the Canadian Debtors in a manner consistent with the implementation of the Plan.

     On June 25, 1999, the Ontario Court issued an initial order (the "Initial Order") in connection with the Canadian Cases. The following provides a summary of certain of the matters addressed in the Initial Order:

     1.  Stay of Proceedings

     The Ontario Court ordered that until Friday, July 23, 1999, all proceedings against the Canadian Debtors are stayed and suspended and all persons with contractual arrangements with the Canadian Debtors for the supply of goods and services are restrained from asserting remedies contractual or otherwise, against the Canadian Debtors.

     2.  Payment of Trade Creditors

     The Ontario Court ordered that the Canadian Debtors shall be authorized to continue to pay claims of trade creditors, whether incurred before or after the Initial Order provided that with respect to claims in excess of $2,000, such trade creditors continue to supply trade credit to the Canadian Debtors on terms at least as favorable as those currently extended.

     3.  Operations


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


     The Ontario Court ordered that the Canadian Debtors remain in possession and control of their property and to carry on business in a manner consistent with the preservation of the Canadian Debtors' business and property and to continue to engage advisors in the ordinary course of business or in connection with the CCAA restructuring.

     4.  Authority to Borrow and Charging of Property

     The Ontario Court ordered that the Canadian Debtors are authorized and directed to enter into the DIP Facility and the matters referred to above in sections VI.A.1(l) and (m).

     5.  Appointment of Ernst and Young Inc. as Monitor

     The Ontario Court ordered that Ernst & Young Inc. (the "Monitor") is appointed as the Monitor to monitor the business and affairs of the Canadian Debtors during the Canadian Proceedings in accordance with the statutory rights and obligations of monitors set forth in the CCAA and the specific rights and obligations set forth in the Initial Order.

     6.  Cross-Border Insolvency Protocol

     The Ontario Court approved the Canadian Debtors' proposed protocol between the United States Bankruptcy court for the District of Delaware and the Ontario Superior Court of Justice referred to above in section VI.A.1(n).

                                  ACTICLE VII.

                        CERTAIN FACTORS TO BE CONSIDERED

     Holders of Class 6 and 7 Claims should carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

A. GENERAL CONSIDERATIONS

     The formulation of a plan of reorganization is the principal purpose of the Chapter 11 Cases. The Plan sets forth the means for satisfying the Claims against the Debtors. Certain Claims and Interests receive no distributions pursuant to the Plan. See Section II.C of the Disclosure Statement, entitled "Summary of the Plan of Reorganization -- Classification and Treatment of Claims and Interests." Reorganization of the Debtors' businesses and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on the Debtors' employees, and many of their customers, trade creditors and lessors.

B. CERTAIN BANKRUPTCY/CCAA CONSIDERATIONS

     1.  General

     The filing of bankruptcy petitions by the Debtors and the publicity attendant thereto may adversely affect the Debtors' businesses. The Debtors believe that any such adverse effects may be diminished by the support of the Consenting Lenders for the Plan pursuant to the terms of the Lender Lock-up Agreement and the proposed timetable for the cases. However, such adverse affects are likely to be experienced during the pendency of a protracted bankruptcy case.

     2.  Effect on Non-Filing Subsidiaries

     Together, the Chapter 11 Cases and the CCAA proceedings have captured most, but not all of PSC's Subsidiaries in North America. For complete lists of entities seeking Chapter 11 and CCAA relief, see Exhibit A to the Plan and Appendix C hereto. There are, however, certain United States, Canadian, and other international Subsidiaries that have not sought either Chapter 11 or CCAA protection.

     The filing of the Chapter 11 Cases by the Debtors and the publicity attendant thereto might also adversely affect the businesses of any non-filing Subsidiaries. Because the business of PSC is closely related to the businesses of all its Subsidiaries, any downturn in the businesses of non-filing Subsidiaries could affect PSC's prospects also. Although PSC does not believe that the commencement of these Chapter 11 Cases will adversely affect the businesses of any non-filing

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


Subsidiaries, if the Chapter 11 Cases become protracted, the possibility of adverse effects on such non-filing Subsidiaries may increase. If this were to occur, the affected Subsidiaries would not have the benefit of the "automatic stay."

     3.  Failure to Confirm the Plan

     Even if all Impaired voting classes vote in favor of the Plan and, with respect to any Impaired Class deemed to have rejected the Plan the requirements for "cramdown" are met, the Bankruptcy Court, which, as a court of equity may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, see Section XI.A of the Disclosure Statement, entitled "Feasibility of the Plan and the Best Interests of Creditors Test -- Feasibility of the Plan," and that the value of distributions to dissenting holders of Claims and Interests may not be less than the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. (See Section XI.C of the Disclosure Statement, entitled "Feasibility of the Plan and the Best Interests of Creditors Tests -- Best Interests Test.") Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

     4.  Failure to Consummate the Plan

     The Plan provides for certain conditions that must be fulfilled prior to confirmation of the Plan and the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

     5. Certain Provisions of the Amended Certificate of Incorporation, the By-Laws and Other Agreements

     The Amended Certificate of Incorporation, the By-Laws and certain other agreements contain provisions that may have the effect of delaying, deferring or preventing a change in control of the Reorganized Debtors.

C. CERTAIN TAX CONSIDERATIONS

     THERE ARE A NUMBER OF MATERIAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN ARTICLE X OF THE DISCLOSURE STATEMENT, ENTITLED "CERTAIN UNITED STATES INCOME TAX CONSEQUENCES OF THE PLAN" FOR A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES AND RISKS FOR HOLDERS OF CLAIMS AND THE DEBTORS RESULTING FROM THE TRANSACTIONS OCCURRING IN CONNECTION WITH THE PLAN.

D. INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

     The Projections set forth in Appendix F hereto cover the Debtors' operations through the period ending December 31, 2001. These Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms, realization of the operating strategy of the Reorganized Debtors, industry performance, no material changes in applicable legislation or regulations, exchange rates, or generally accepted accounting principles, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of the Reorganized Debtors' operations. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur. (See Section XI.A of the Disclosure Statement, entitled "Feasibility of the Plan and Best Interests of Creditors -- Feasibility of the Plan.")

E. RISKS ASSOCIATED WITH EXIT FACILITY

     The Debtors' operations are dependent on the availability and cost of working capital financing and may be adversely affected by any shortage or increased cost of such financing. Among the aspects of the Lender Lock-up Agreement between the Debtors and the Lenders is the provision for the Exit
Facility.   It is anticipated that the Exit Facility will provide credit availability of up to $125 million. The Exit Facility would be secured by guaranties and charges over the accounts receivable and inventory and, if required, substantially all other assets of Reorganized PSC and its subsidiaries, senior to all other security including the security for the New Senior Secured Term Debt. The Debtors anticipate that the Exit Facility would be used to (a) fund repayment of the DIP Facility, (b) provide short-term working capital needs, and (c) fund letters of credit within a sub-limit of the Exit Facility. The maturity of the Exit Facility is contemplated as two years from Plan implementation, but may be refinanced in whole but not in part by a replacement facility with the same priority. The parties continue to negotiate the terms of the Exit Facility, and there can be no assurances that the terms of such a Facility will not differ materially from the terms described herein.

     The Debtors believe that substantially all of their needs for funds necessary to consummate the Plan and for post-Effective Date working capital financing will be met by projected operating cash flow and the Exit Facility. The proposed Exit Facility contains certain conditions and covenants that the Debtors may not be able to meet, however. Moreover, if the Debtors require working capital greater than that provided by the Exit Facility, they may be required either to (a) seek to increase the availability under the Exit Facility, (b) obtain other sources of financing or (c) curtail their operations. Some of the factors which may affect the amount of financing required to consummate the Plan include, without limitation, a delay in consummating the Plan, and whether the Debtors' cash flow prior to the Effective Date is more than budgeted. The Debtors believe that the recapitalization to be accomplished through the Plan will facilitate the Debtors' ability to obtain additional or replacement working capital financing. No assurance can be given, however, that any additional replacement financing will be available on terms that are favorable or acceptable to the Debtors. Moreover, there can be no assurance that the Debtors will be able to obtain an acceptable credit facility upon expiration of the Exit Facility.

F. RISKS ASSOCIATED WITH NEW COMMON SHARES; CHANGE IN CONTROL

     PSC's common shares traded under the symbol "PHV" in the United States on the New York Stock Exchange (the "NYSE") until January 13, 1999, when the common shares were temporarily halted from trading due to the Company's failure to comply with the NYSE's continued listing criteria. On April 23, 1999, the NYSE announced that due to then recent developments in PSC's financial condition, it would suspend the trading of PSC's common shares on the NYSE prior to the opening on April 26, 1999, and would seek delisting of those shares. PSC continues to pursue its remedies in regard to the listing of its common shares on the NYSE, but there can be no assurances that PSC will be able to retain such a listing. PSC common shares are listed and posted for trading on the Toronto Stock Exchange and the Montreal Exchange.

     Pursuant to the Plan, New Common Shares will be issued in partial satisfaction of the Class 6 Secured Lender Claims, and if Class 7 votes to accept the Plan, the Class 7 Impaired Unsecured Claims and in full satisfaction of the Class 8 Claims and Interests, provided, however, that if the holders of Allowed Class 7 Claims vote to reject the Plan, no New Common Shares will be issued to holders of Class 7, 8A, 8B or 8C Claims. In any case, distribution of New Common Shares shall be subject to dilution on or after the Effective Date (a) to the extent necessary to give effect to the convertibility of the New Secured PIK Debt and the New Unsecured Convertible Notes and the exercise of the Management Options or (b) otherwise as a result of the issuance of common shares, implementation of other management incentive programs or other action taken by the board of directors of Reorganized PSC (the "Dilution").
The Plan contemplates certain management stock options and the issuance of New Secured PIK Debt and, subject to the Class 7 Election, New Unsecured Convertible Notes which will be convertible into PSC Common Shares. To the extent such equity interests are issued after the Effective Date, the percentage ownership of PSC Common Shares of the holders of Class 6, Class 7 and Class 8 Claims and Interests will be diluted on a pro rata basis. In addition, the market price of the PSC's common shares in the past has been and may in the future be volatile. A variety of events, including quarter-to-quarter variations in operating results, news announcements, trading volume, general market trends and other factors could result in wide fluctuations in the market price of the PSC Common Shares.

     If PSC is delisted and is unable to obtain a relisting on the NYSE in connection with its restructuring, then it will seek to have PSC Common Shares listed on the NASDAQ or AMEX exchanges. There can be no assurances that Reorganized PSC will be able to obtain such a listing.

     Following the Debtors' restructuring, the Lenders, in the aggregate, will own at least ninety-one percent (91%) of Reorganized PSC's outstanding common shares and will control Reorganized PSC's Board of Directors. Accordingly, the Lenders, if acting together, would be able to exert substantial influence over the Reorganized Debtors and to control effectively most matters requiring shareholder approval, including all fundamental corporate actions such as mergers, substantial acquisitions and divestitures. The voting power of these shareholders under certain circumstances could have the effect of causing, delaying or preventing a change of control of the Debtors, the effect of which may be to deprive the Debtors' shareholders of a control premium that might otherwise be realized in connection with the acquisition of the Debtors. In addition, certain provisions of the PSC's Amended Articles of Amalgamation and Bylaws as well as provisions in certain agreements and the Business Corporations Act (Ontario) may have the effect of delaying, deferring or preventing a change in control.

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



G. RISKS ASSOCIATED WITH NEW SECURED PIK DEBT, NEW UNSECURED PIK NOTES AND NEW UNSECURED CONVERTIBLE NOTES

     There can be no assurance that the Debtors will generate sufficient cash from operations described in the Projections, see Appendix F to the Disclosure Statement, to repay the debt and notes being issued under the Plan at maturity, or that the Debtors will not use cash in excess of the amounts set forth in the Projections and, accordingly, satisfaction of the New Secured PIK Debt, New Senior Secured Term Debt, New Unsecured PIK Notes, and New Unsecured Convertible Notes at their respective maturity dates may be dependent upon the ability of the Reorganized Debtors to refinance the indebtedness thereunder at maturity or to raise sufficient capital to make such payments.

H. DISRUPTION OF OPERATIONS DUE TO BANKRUPTCY FILING

     As noted in Article III of the Disclosure Statement, entitled "Treatment of Trade Creditors, Customers and Employees," as a part of the first day relief sought in the Chapter 11 Cases the Debtors obtained orders from the Bankruptcy Court allowing them to pay prepetition employee obligations and certain prepetition key vendor trade claims in the ordinary course of business. The Debtors therefore believe that the Solicitation with respect to the Plan will not materially adversely affect the Debtors' relationships with customers, employees, and suppliers, provided that the Debtors demonstrate (i) sufficient liquidity to continue to operate their businesses and (ii) a likelihood of emergence from Chapter 11 by November 30, 1999.

     The Debtors believe that relationships with their customers, suppliers and employees will be maintained if the Chapter 11 process continues in a timely fashion. However, if there is a protracted Chapter 11 process, and if the Debtors' relationships with their customers, suppliers and employees are adversely affected, the Debtors' operations could be materially affected. Weakened operating results could adversely affect the Debtors' ability to complete the solicitation of acceptances of the Plan or, if such solicitation is successfully completed, to obtain confirmation of the Plan. In the event that the Debtors fail to confirm the Plan, the risks associated with a protracted Chapter 11 process or a liquidation must also be considered (See
Article XII of the Disclosure Statement, entitled "Alternatives to the Confirmation and Consummation of the Plan"). The Debtors anticipate, however, that they will have sufficient cash generated from current operations and provided under the DIP Facility and the Exit Facility to service the obligations that they intend to pay during the period prior to and at consummation.

I. FINANCIAL UNCERTAINTY

     The Debtors' results of operations for the second half of 1998 were significantly impacted by actions taken by the Debtors to retain customers, suppliers' tightening trade terms and employee attrition. In addition, the results of operations for the year ended December 31, 1998 were impacted by special charges recorded by PSC amounting to $1.211 billion. These charges reflect the effects of (i) decisions made with respect to the potential disposition of U.S. ferrous and certain Industrial Services Group operations;
(ii) impairments of fixed assets and related goodwill resulting from decisions to exit various business locations or activities and dispose of the related assets; (iii) assessments of the recoverability of fixed assets and the related goodwill of business units in continuing use; (iv) charges for financing fees and debt restructuring costs; (v) severance payments and other costs relating to ongoing cost reduction measures and restructuring; (vi) the reduction in carrying value of PSC's investment in Innovative Valve Technologies Inc. and
(vii) a writedown of PSC's investment in Strategic Holdings Inc.

     In December 1998, the Debtors decided to discontinue the non-ferrous and copper operations of their Metals Services business. A sale of certain of the aluminum operations included in the non-ferrous operations closed on January 11, 1999. Certain copper and non-ferrous operations or assets are anticipated to be sold in the next 12 months and the remainder of the operations in these segments will be closed during 1999. In addition, the Debtors sold their Houston, Texas steel distribution business in 1998. The Debtors continue to review the divestiture of certain non-core businesses or investments. The proceeds which may be raised from these divestitures is unknown. A gain or loss may be recorded on the divestitures but the amount cannot be determined until definitive agreements are reached.

J. ACQUISITION STRATEGY; INTEGRATION ISSUES

     From 1992 to 1997, PSC deployed an aggressive strategy of growth through acquisitions. In 1997 alone, PSC acquired over 30 businesses. In connection with these acquisitions, there may be liabilities that PSC failed to discover, including liabilities arising from pollution of the environment or non-compliance with environmental laws by prior owners, and for which PSC, as a successor owner, may be responsible and that are not being discharged under the Plan.

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Indemnities and warranties for such liabilities from sellers, if obtained, may not fully cover the liabilities due to their limited scope, amounts, or duration, the financial limitations of the indemnitor or warrantor, or other reasons.

     There are significant uncertainties and risks relating to the integration of an acquired company's operations. Whether the anticipated benefits of an acquisition are ultimately achieved depends on a number of factors, including the ability of the combined companies to achieve administrative cost savings, insurance and bonding cost reductions, general economies of scale and, generally, to capitalize on the combined asset base and strategic position of the combined companies. The timing and manner of the implementation of decisions made with respect to the ongoing business of the combined companies following the acquisition will materially affect the operations of the combined companies.

     Given the range of potential outcomes arising from such decisions and the interrelationships among decisions to be made, it is difficult to quantify with precision the impact of such decisions on the results of operations and financial condition of the combined companies. In particular, reserves established or charges recorded in connection with an acquisition or the integration thereof may be insufficient and the Debtors may be required to establish additional reserves or record additional charges at a later date. There can be no assurance that any expected synergies will be realized or that the results of the combined operations will be improved in a timely manner, if at all. In addition, the process of integrating the acquired company's operations into those of the Debtors could cause the interruption of, or the loss of momentum in, the activities of either or both companies, which could have an adverse effect on the combined operations.

K. BUSINESS AND COMPETITION

     The metals and industrial services industries are highly competitive and require substantial capital resources. Competition is both national and regional in nature and the level of competition faced by the Debtors in their various lines of business is significant. Technology is constantly changing. There can be no assurance that the Debtors will be able to keep pace with technological changes, that a competitor will not develop superior technology or that a well capitalized competitor will not enter or expand in the areas in which the Debtors compete.

     The Debtors' primary competitors in the metals industry are other scrap processors in regions where its metals operations are located. The Debtors face competition both on the purchase and sales sides of its business; however, competition is particularly significant on the purchase side for access to scrap. The Metals Services Group competes on the basis of price, processing capability and service. The availability of scrap depends on a number of factors, including the general level of economic activity in the industries serviced by the Metals Services Group, many of which are cyclical in nature, and market prices for scrap. Competition for access to scrap may intensify during periods of scrap scarcity. There can be no assurance that the Debtors will continue to have adequate access to scrap supplies at economic prices.

     The industrial services sector is also highly competitive and fragmented. The Debtors compete with numerous local, regional and national companies of varying sizes and financial resources. Competition for industrial services is based primarily on hourly rates, productivity, safety, innovative approaches and quality of service. The hazardous waste management industry competes with the Debtors' industrial services operations by providing a price competitive disposal alternative to a number of the Debtors' waste management and by-products recovery services. The hazardous waste management industry currently has substantial excess capacity caused by overbuilding, continuing efforts by hazardous waste generators to reduce volume and to manage their waste on-site, and the uncertain regulatory environment regarding hazardous waste management and remediation requirements. These factors have led to downward pressure on pricing in a number of the markets served by the Debtors' industrial services operations. The Debtors expect these conditions to continue for the foreseeable future.

     Recently, weak market conditions in the metals recycling and industrial services industries have had a negative impact on revenue in these areas. For example, record steel imports have decreased domestic demand and prices for scrap steel. These conditions have had an effect on the entire market. In addition, the Debtors' Industrial Services Group tends to follow seasonal patterns, with higher levels of activity during the period from April through November and lower levels during the adverse weather conditions of winter and early spring. These operations are also affected by the spending decisions of the Debtors' customers, which in turn are influenced by general economic conditions and other factors. As a result of all these factors, the Debtors' financial performance can vary significantly from period to period.

     The Debtors use a number of proprietary processes in their operations and possess a number of United States patents and various foreign counterparts of those patents. The Debtors rely primarily, however, on a combination of trade secrets, confidentiality procedures and contractual provisions to protect their intellectual property rights. The patents may be circumvented or invalidated and afford only limited protection. Despite the Debtors' efforts to protect their proprietary rights, unauthorized parties may attempt to obtain and use information that the Debtors regard as confidential and proprietary, and there can be no assurance that the Debtors' means of protecting their proprietary rights will be adequate.

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The Debtors are not aware of any material claims that any of their intellectual property infringes on the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Debtors, which may be costly.

     The Debtors' growth also is dependent on the continuation of outsourcing and vendor reduction trends within industrial enterprises. As these enterprises focus on their core business, they are increasingly outsourcing non-core, non-revenue generating activities in order to reduce costs. Such activities can generally be performed on a more cost effective basis by specialized industrial service and resource recovery companies which have greater expertise, technology advantages and economies of scale. In addition, industrial enterprises are evidencing a desire to reduce the number of vendors of industrial and resource recovery services by purchasing services only from those suppliers that can provide a "total service" solution, thereby providing further administrative and cost reductions. If the pace of either of these trends slows or reverses, it could have a material adverse effect on the Debtors' financial position and results of operations.

L. ENVIRONMENTAL MATTERS

     Environmental Regulations. The Debtors' operations are subject to various comprehensive laws and regulations related to the protection of the environment. Such laws and regulations, among other things, (i) regulate the nature of the industrial by-products and wastes that the Debtors can accept for processing at its treatment, storage and disposal facilities, the nature of the treatment they can provide at such facilities and the location and expansion of such facilities; (ii) impose liability for remediation and clean-up of environmental contamination, both on-site and off-site, resulting from past and present operations at the Debtors' facilities; and (iii) may require financial assurance that funds will be available for the closure and post-closure care of sites, including acquired facilities. In addition, because the Debtors provide their customers with services designed to protect the environment by cleaning and removing materials or substances from their customers' equipment or sites that must be properly handled, recycled or removed for ultimate disposal, the Debtors' operations are subject to regulations which impose liability on persons involved in handling, processing, generating or transporting hazardous materials. These requirements may also be imposed as conditions of operating permits or licenses that are subject to renewal, modification or revocation. These laws and regulations have become and are likely to continue to become increasingly stringent. Existing laws and regulations, and new laws and regulations, may require the Debtors to modify, supplement, replace or curtail their operating methods, facilities or equipment at costs which may be substantial without any corresponding increase in revenues.

     Hazardous substances are present in some of the processing, transfer, storage, disposal and landfill facilities owned or used by the Debtors. Remediation will be required at these sites at substantial cost. For each of these sites, the Debtors, in conjunction with an environmental consultant, have developed or are developing cost estimates that are periodically reviewed and updated, and the Debtors maintain reserves for these matters based on such cost estimates. Estimates of the Debtors' liability for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions and are inherently difficult. There can be no assurance that the ultimate cost and expense of corrective action will not substantially exceed such reserves and have a material adverse impact on the Debtors' operations or financial condition.

     In the normal course of business, and as a result of the extensive governmental regulation of industrial and environmental services and resource recovery, the Debtors have been the subject of administrative and judicial proceedings by regulators and have been subject to requirements to remediate environmental contamination or to take corrective action. There will be administrative or court proceedings in the future in connection with the Debtors' present and future operations or the operations of acquired businesses. In such proceedings in the past, the Debtors have been subject to monetary fines and certain orders requiring the Debtors to take environmental remedial action. In the future, the Debtors may be subject to monetary fines, penalties, remediation, clean-up or stop orders, injunctions or orders to cease or suspend certain of their practices. The outcome of any proceeding and associated costs and expenses could have a material adverse impact on the operations or financial condition of the Debtors.

     The Debtors' industrial services businesses are subject to extensive governmental regulation, and the complexity of such regulation makes consistent compliance with such laws and regulations extremely difficult. In addition, the demand for certain of the Debtors' services may be adversely affected by the amendment or repeal of federal, state, provincial, or foreign laws and regulations or by changes in the enforcement policies of the regulatory agencies concerning such laws and regulations.

     Public Concerns. There is a high level of public concern over industrial by-products recovery and waste management operations, including the siting and operation of transfer, processing, storage and disposal facilities and the collection, processing or handling of industrial by-products and waste materials, particularly hazardous materials. Zoning, permit and licensing applications and proceedings and regulatory enforcement proceedings are all matters open to public

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scrutiny and comment.  As a result, from time to time, the Debtors have been, and may in the future be, subject to citizen opposition and publicity which may have a negative effect on their operations and delay or limit the expansion and development of operating properties and could have a material adverse effect on their operations or financial condition.

     Environmental Insurance Coverage. Consistent with industry trends, the Debtors may not be able to obtain adequate amounts of environmental impairment insurance at a reasonable premium to cover liability to third parties for environmental damages. Accordingly, if the Debtors were to incur liability for environmental damage either not provided for under such coverage or in excess of such coverage, the Debtors' financial position and results of operations could be materially and adversely affected.

     Jurisdictional Restrictions on Waste Transfers. In the past, various states, provinces, counties and municipalities have attempted to restrict the flow of waste across their borders, and various United States and Canadian federal, provincial, state, county and municipal governments may seek to do the same in the future. Any such border closing may result in the Debtors incurring increased third-party disposal costs in connection with alternate disposal arrangements.

     The Debtors are required under certain United States and Canadian laws and regulations to demonstrate financial responsibility for possible bodily injury and property damage to third parties caused by both sudden and non-sudden occurrences. The Debtors are also required to provide financial assurance that funds will be available when needed for closure and post-closure care at certain of its treatment, storage and disposal facilities, the costs of which could be substantial. Such laws and regulations allow the financial assurance requirements to be satisfied by various means, including letters of credit, surety bonds, trust funds, a financial (net worth) test and a guarantee by a parent company. In the United States, a company must pay the closure costs for a waste treatment, storage or disposal facility owned by it upon the closure of the facility and thereafter pay post-closure care costs. There can be no assurance that these costs will not materially exceed the amounts provided pursuant to financial assurance requirements. In addition, if such a facility is closed prior to its originally anticipated time, it is unlikely that sufficient funds will have been accrued over the life of the facility to fund such costs, and the owner of the facility could suffer a material adverse impact as a result. Consequently, it may be difficult to close such facilities to reduce operating costs at times when, as is currently the case in the industrial services industry, excess treatment, storage or disposal capacity exists.

M. CLAIMS ESTIMATES

     There can be no assurance that the estimated Claim amounts set forth herein for Class 7 are correct, and the actual Allowed amount of Claims in Class 7 may differ from the estimates. Estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed amount of Claims in Class 7 may vary from those estimated herein, and the pro rata distribution of New Unsecured PIK Notes, New Common Shares and New Unsecured Convertible Notes to holders of Impaired Unsecured Claims is subject to such variation. In addition, the distributions to holders of Allowed Class 7 Claims is dependent upon the aggregate amount of the Canadian Impaired Unsecured Claims allowed in the Canadian Cases. There can be no assurance that the estimated amount of the Canadian Impaired Unsecured Claims is correct, and the actual amount of such claims allowed in the Canadian Cases may differ from the estimates. The estimated amounts are subject to risks, uncertainties and assumptions, which if the risks or uncertainties materialize, or underlying assumptions prove incorrect, the actual amount of Canadian Impaired Unsecured Claims may vary from the estimates and the prorata distribution to holders of Class 7 Claims is also subject to such variation.

N. UNIMPAIRED CLAIMS

     The Plan provides that the only claims against the Debtors that are Impaired are the claims set forth in Classes 6, 7 and 8. All other claims against the Debtors are being left Unimpaired under the Plan. The Unimpaired Claims include, but are not limited to, claims relating to environmental liability, certain claims of employees for severance/retirement obligations, contingent liabilities relating to indemnification obligations arising out of the sale and acquisition of businesses or assets, certain indemnification claims of current and former directors and officers assumed pursuant to the Plan, certain litigation claims, certain claims arising out of services rendered and goods sold and certain other contingent and unliquidated obligations. To the extent that such claims are required to be reflected on financial statements, the Debtors believe that their financial statements and projected financial statements properly reflect these claims in accordance with generally accepted accounting principles. However, the actual amount of such claims may materially differ from those set forth in the financial statements and projections. Moreover, many Unimpaired Claims are of an off-balance sheet nature and the Debtors' liability as to such claims cannot be and has not been estimated. Further, there are likely to be Unimpaired Claims that exist which the Debtors are not aware of at this time. The Debtors are taking no action in the Chapter 11 Cases to estimate, disallow, liquidate or otherwise cap or quantify any Unimpaired Claims. The liability of the Debtors as to the Unimpaired Claims after their emergence from Chapter 11 will not have been reduced or otherwise

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affected by the Chapter 11 Cases or the Plan.  There can be no assurance that the Debtors' financial position and results of operations after emergence from Chapter 11 pursuant to the Plan could not be materially and adversely affected by the Unimpaired Claims.

O. AFFILIATE STATUS

     To the extent that Persons deemed to be "underwriters" receive New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes or New Unsecured Convertible Notes issued pursuant to the Plan, such Persons do not receive the exemption from the securities laws under section 1145 of the Bankruptcy Code. Whether or not any particular person would be deemed to be an "underwriter" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" with respect to any security to be issued pursuant to the Plan. Given the complex, subjective nature of the question of whether a particular person may be an underwriter, the Debtors make no representations concerning the right of any person to trade in the New Securities to be transferred pursuant to the Plan. The Debtors recommend that holders of Claims receiving New Securities pursuant to the Plan consult their own counsel concerning whether they may freely trade such securities.

     Persons that are "affiliates" of the Reorganized Debtor but are not otherwise "underwriters" within the meaning of section 1145(b) of the Bankruptcy Code, may be able to sell the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes without registration, pursuant to the exemption from registration provided by Rule 144 under the Securities Act. Rule 144 permits "affiliates" of the issuer to sell, within any three-month period, the greater of one percent (1%) of the shares or other units of the class outstanding, or the average weekly trading volume in such securities on all national securities exchanges or automated quotation systems, during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer.

P. RELIANCE ON KEY PERSONNEL

     One of the Debtors' primary assets is their highly skilled personnel, who have the ability to leave the Debtors and so deprive them of the skill and knowledge essential for performance of new and existing contracts. The Debtors operate a service business which is highly dependent on their customers' belief that the Debtors will perform tasks of the highest standards over an extended period of time. Continued deterioration of the Debtors' business, or loss of a significant number of key personnel, will have a material adverse effect on the Debtors and may threaten their ability to survive as going concerns.

     The Debtors' successful transition through the restructuring process is dependent in part on their ability to retain and motivate their officers and key employees. The Debtors' current financial difficulties have had a detrimental effect on their ability to attract and retain key officers and employees. There can be no assurance that the Debtors will be able to retain or employ qualified management and technical personnel. While the Debtors have entered into employment agreements with certain members of their senior management, should any of these persons be unable or unwilling to continue their employment with the Debtors, the business prospects of the Debtors could be materially and adversely affected.

Q. YEAR 2000 ISSUE

     The Year 2000 issue affects computer systems that have time sensitive programs that may not properly recognize the year 2000. The Debtors are actively engaged, but have not yet completed, reviewing, correcting and testing all of the Year 2000 compliance issues. The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially or adversely affect the Debtors' results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, the Debtors are unable to determine at this time whether the consequences of the Year 2000 failures will have a material adverse affect on the results of operations, liquidity and financial condition of the Debtors.

R. HOLDING COMPANY STRUCTURE

     The New Unsecured PIK Notes and the New Unsecured Convertible Notes will be issued by Reorganized PSC. Reorganized PSC will be a holding company. The ability of Reorganized PSC to meet its obligations as to the New Unsecured PIK Notes and the New Unsecured Convertible Notes will be determined by the financial performance of Reorganized PSC's subsidiaries and their ability to upstream funds to Reorganized PSC by dividend or otherwise.

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                                 ARTICLE VIII.

      NEW DEBT AND SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN

     The following discussion summarizes the material provisions of the New Common Shares, New Senior Secured Term Debt, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes. This summary does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and ByLaws of the Reorganized Debtor, the form of the Amended and Restated Term Credit Agreement, the form of New Unsecured PIK Notes Indenture, the form of the New Unsecured Convertible Notes Indenture and the Shareholder Rights Plan, to be appended in the Plan Supplement.

A. NEW COMMON SHARES/PSC COMMON SHARES

     The New Common Shares will be issued Pro Rata to the various classes according to the terms set forth above in Section II.C.1 and II.D above. The effects of the Reverse Stock Split on the New Common Shares and the resulting PSC Common Shares are described above. Following the continuance of Reorganized PSC in New Brunswick, the rights of holders of the PSC Common Shares will be governed by the laws of the Province of New Brunswick, as well as by the Reorganized Debtor Articles of Incorporation and the Reorganized Debtor Bylaws. Under the Reorganized Debtor Articles of Incorporation, the holders of PSC Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. The PSC Common Shares will not have cumulative voting rights. As a result, the holders of more than fifty percent (50%) of PSC Common Shares will be able to elect one hundred percent (100%) of the directors to be elected if they choose to do so. In such event, the holders of the remaining PSC Common Shares will not be able to elect any directors. Holders of PSC Common Shares will be entitled to participate equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor. However, it is not anticipated that dividends will be paid on the PSC Common Shares in the foreseeable future. In the event of a liquidation, dissolution or winding up of the Reorganized Debtor, holders of PSC Common Shares will be entitled to participate equally in all assets remaining after payment of liabilities and the liquidation preference of any preferred shares of the Reorganized Debtor. Holders of PSC Common Shares will have no preemptive rights. Holders of PSC Common Shares will have no rights to convert their PSC Common Shares into any other securities and will have no redemption provisions or sinking fund provisions with respect to such shares. The registrar and transfer agent for the PSC Common Shares will be selected prior to the Effective Date.

B. NEW SENIOR SECURED TERM DEBT

     The New Senior Secured Term Debt of Reorganized PSI will be governed by the terms of the Amended and Restated Term Credit Agreement and will be in the aggregate principal amount of $250 million minus an amount equal to the Net Asset Sale Proceeds Pool (the amount the Lenders receive from the proceeds in partial satisfaction of their Secured Lender Claims). Reorganized PSI shall have the right to prepay the New Senior Secured Debt subject to a prepayment premium. Interest on the New Senior Secured Term Debt will be nine percent (9%) per annum payable quarterly in arrears on the first business day of each financial quarter, provided that during the first 12 months subsequent to the Effective Date of the Plan, Reorganized PSI shall pay interest on the New Senior Secured Term Debt to the extent of the lesser of nine percent (9%) per annum and $20,000,000, and accrue the balance thereof subject to the mandatory prepayment obligations in effect for the New Senior Secured Term Debt. In addition, the New Senior Secured Term Debt, as well as the New Secured PIK Debt, will be secured by guaranties and charges over substantially all of the assets of the Reorganized Debtors, ranking in priority to all claims other than the Exit Facility, and existing Liens, ranking in priority to the Liens of the Lenders under the Pre-Petition Credit Agreement, as may be applicable to particular assets. The New Senior Secured Term Debt will mature five (5) years from the Effective Date of the Plan and shall be governed by the terms of the Amended and Restated Term Credit Agreement.

     The covenants for the New Senior Secured Term Debt will be substantially similar to those in the Pre-Petition Credit Agreement and the financial covenants are set forth below:

    1. the ratio of (x) current assets to (y) current liabilities, at all times from and after the first day of the first Financial Quarter commencing after the Effective Date, must be equal to or greater than
         1.5 to 1.0.

    2. the aggregate EBITDA for the third and fourth Financial Quarters commencing after the Effective Date must not be less than 80% of budgeted EBITDA as approved by the Lenders.


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    3.   the ratio of (x) Non PIK Debt to (y) EBITDA, at all times from and after December 31, 2000 (intended to be end of first full Financial Year after the Effective Date), must be equal to or less than 3.75 to 1.0.

    4. the ratio of (x) Total Debt to (y) EBITDA, at December 31, 2000 (intended to be end of first Full Financial Year after the Effective
         Date), and from that date until March 31, 2001, must be equal to or less than 5.5 to 1.0, and at all times thereafter must be equal to or less than 5.0 to 1.0.

    5. the ratio of (x) EBITDA to (y) Cash Interest Expense, at all times from and after December 31, 2000 (intended to be end of first full Financial Year after the Effective Date), must be greater than
         3.5 to 1.0.

    6. the ratio of (x) EBITDA to (y) Total Interest Expense, at all times from and after December 31, 2000 (intended to be end of first full Financial Year after Plan Implementation), must be greater than
         2.25 to 1.0.

        For the purpose of these financial covenants:

     (a) EBITDA, Total Interest Expense and Cash Interest Expense are intended to be calculated on a rolling 4 quarter basis. The calculations of these items will exclude the periods prior to the commencement of the third full Financial Quarter following the Effective Date with EBITDA under covenants 3 and 4 being annualized until there are four full Financial Quarters of EBITDA for such calculations.

     (b) EBITDA will exclude any net extraordinary, unusual or non recurring gains or net non cash extraordinary, unusual or non recurring losses, and will be adjusted as provided in the definition of EBITDA in the Pre-Petition Credit Agreement on any Sale approved by the Lenders.

     (c) Total Interest Expense will be the existing definition of "Interest Expense".

     (d) Cash Interest Expense will be Total Interest Expense excluding any accrued non cash interest on the New Senior Secured Term Debt and any interest on the New Secured PIK Debt or on the New Unsecured PIK Notes.

     (e) Total Debt will be the existing definition of Debt (which, for greater certainty, includes contingent liabilities under letters of credit but excludes contingent liabilities incurred in support of bonds or similar arrangements in support of goods or services provided by PSC in the ordinary course of its business until such bonds or similar arrangements are called upon or are required to be accrued as a charge against income on PSC's financial statements).

     (f) Non PIK Debt will be Total Debt other than Debt owing under the New Secured PIK Debt (among the New Unsecured PIK Notes) and for the first three years after the Effective Date, the New Unsecured Convertible Notes.

     (g) If PSC (with the Lenders' approval) makes a significant asset disposition in any Financial Year after the Effective Date which could affect its compliance with the working capital ratio requirements in covenant 1 above, the Lenders in their sole discretion will consider such covenant.

     Prior to maturity, the Senior Secured Term Debt will be repaid from 75% of Net Asset Sale Proceeds. There will also be mandatory prepayments from the cash sweep described below.

C. NEW SECURED PIK DEBT

     The New Secured PIK Debt will be issued to holders of Class 6 Secured Lender Claims. The New Secured PIK Debt will be issued by Reorganized PSC under the Amended and Restated Term Credit Agreement between Reorganized PSC and Reorganized PSI and holders of Secured Lender Claims.

     The New Secured PIK Debt will mature five years after the Effective Date. The New Secured PIK Debt will have a rate of interest of ten percent (10%) per annum. Subject to the terms of Mandatory Prepayments described in the second succeeding sentence, interest will compound and be paid quarterly in arrears by the issuance of additional New Secured PIK Debt. All interest shall be based on a 360-day year and actual days elapsed. The Mandatory Prepayments require that proceeds from an annual cash sweep for the first two years and a cumulative quarterly cash sweep thereafter will be applied in the following manner: (i) first, to pay any interest accrued during the first twelve months subsequent to the Effective Date with respect to New Senior Secured Term Debt, together with accrued interest on any such deferred interest at the rate of nine

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


percent (9%) per annum; (ii) second, to pay accrued but unpaid interest with respect to the New Secured PIK Debt and (iii) third, to repay New Senior Secured Term Debt.

     The New Secured PIK Debt will be convertible until maturity at the option of the holders into twenty-five percent (25%) of the PSC Common Shares, in the aggregate, on a fully-diluted basis as of the Effective Date. The New Secured PIK Debt will contain anti-Dilution provisions applicable in a public offering of convertible debt, including giving effect to the issuance of any PSC Common Shares under the Shareholder Rights Plan. Interest on New Secured PIK Debt will not be convertible.

     The New Secured PIK Debt will be redeemable by Reorganized PSC in the following circumstances: If (a) an offer is made to holders of PSC Common Shares to acquire all of the New Common Shares, or, in the case of an offer by an existing beneficial owner or owners of PSC Common Shares, to acquire all of the PSC Common Shares not already owned by such owner(s) together with persons acting in concert (the shares already owned being the "Offeror's Existing Holdings"), (b) under the offer the Offeror acquires (1) PSC Common Shares which together with the Offeror's Existing Holdings amount to sixty-seven percent (67%) or more of the PSC Common Shares, or (2) a majority of the PSC Common Shares other than the Offeror's Existing Holdings, whichever is greater, and (c) the person or persons making the offer (the "Offeror") notifies Reorganized PSC that it requires Reorganized PSC to exercise such redemption right, then, subject to the following sentence, Reorganized PSC will have the right to redeem the New Secured PIK Debt for a price (the "Redemption Price") equal to one hundred and fifteen percent (115%) of the face amount of such notes plus all accrued interest on the New Secured PIK Debt. If the Offeror has notified Reorganized PSC that it requires Reorganized PSC to exercise the redemption right and the amount the holders of the New Secured PIK Debt would have received by converting the convertible New Secured PIK Debt to PSC Common Shares and tendering them to the Offeror under its offer (the "Tender Price") would be greater than the Redemption Price of such Notes, any New Secured PIK Note which has not been converted by the close of business on the day prior to the redemption dates set out in the redemption notice issued by Reorganized PSC will be deemed to have been converted and tendered to the Offeror's offer, and the holders of the convertible New Secured PIK Debt will be entitled to receive the Tender Price.

     The New Secured PIK Debt may not be redeemed prior to the end of the first full year after the Effective Date except as provided above. Commencing in the second year after the Effective Date, PSC may redeem the New Secured PIK Debt upon payment of the following percentage of the face amount of the New Secured PIK Debt during the periods following the Effective Date indicated below, plus all accrued interest on the New Secured PIK Debt:


                            Year 1      Not redeemable

                            Year 2      125%

                            Year 3      125%

                            Year 4      116 2/3 %

                            Year 5      108 1/3%

                            Maturity    100%


     The New Secured PIK Debt will be secured by guaranties and charges over substantially all of the assets of the Reorganized Debtors and their affiliates, will rank pari passu with the New Senior Secured Term Debt, ranking in priority to all claims other than the exit/working capital financing, and existing senior liens ranking in priority to the Liens of the Lenders under the Pre-Petition Credit Agreement, as may be applicable to particular assets.

     Covenants

     The covenants of the New Secured PIK Debt will be stated in the Amended and Restated Credit Agreement. So long as the Amended and Restated Credit Agreement is in effect, there are restrictions on the creation, incurrence or existence of debt; the creation, incurrence or existence of liens; the disposition of property; transactions with affiliates; acquisitions; capital expenditures; and the treatment of the New Unsecured PIK Notes. Additionally, the financial covenants governing the New Senior Secured Term Debt and described above also apply to the New Secured PIK Debt.

D. NEW UNSECURED PIK NOTES

     The New Unsecured PIK Notes will be issued by Reorganized PSC to holders of Allowed Class 7 Impaired Unsecured Claims, holders of Canadian Impaired Unsecured Claims, and, if Class 7 votes to reject the Plan or the class of Canadian Impaired Unsecured Creditors votes to reject the Canadian Plan, holders of Allowed Class 6 Claims, provided, however, that if Class 7 votes to reject the Plan and the class of holders of Canadian Impaired Unsecured Claims votes to reject the Canadian Plan, no New Unsecured PIK Notes will be issued. The amount of the New Unsecured PIK Notes to be distributed under the U.S. Plan will be the balance of between $48 million and $60 million, depending upon the Class 7 Election, minus the amount of the New Unsecured PIK Notes to be allocated under the Canadian Plan. The New Unsecured PIK Notes will be issued by Reorganized PSC under the New Unsecured PIK Notes Indenture between the Reorganized Debtor and a trustee to be selected by the Reorganized Debtor. The New Unsecured PIK Notes Indenture shall be substantially in the form included in the Plan Supplement. The New Unsecured PIK Notes Indenture shall meet the requirements of the Trust Indenture Act of 1939, as amended.

     The New Unsecured PIK Notes will mature ten (10) years from the Effective Date. The New Unsecured PIK Notes will have a rate of interest at six percent per annum. Interest will accrue and be paid in arrears by the issuance of additional New Unsecured PIK Notes, provided that, if the New Secured PIK Debt is not in default, cash interest will be payable on the New Unsecured PIK Notes following repayment in full of the New Secured PIK Debt. All interest shall be based on a 360-day year and actual days elapsed. Commencing five (5) years from the Effective Date, provided the New Senior Secured Term Debt is not in default, the New Unsecured PIK Notes will be amortized in equal installments at the end of years six (6) to ten (10).

     In the event the New Unsecured PIK Notes are not paid when due, the holders thereof will be entitled to exercise their rights and remedies pursuant to the New Unsecured PIK Notes Indenture and applicable law.

E. NEW UNSECURED CONVERTIBLE NOTES

     The New Unsecured Convertible Notes will be issued by Reorganized PSC in an aggregate face amount not to exceed $18 million. The terms of the New Unsecured Convertible Note will be governed by the New Unsecured Convertible Notes indenture. The New Unsecured Convertible Notes Indenture shall meet the requirements of the Trust Indenture Act of 1939 as amended.

     The New Unsecured Convertible Notes shall have an interest rate of 3% per annum commencing on the third anniversary of the Effective Date, mature on the 20th anniversary of the Effective Date and are convertible into PSC Common Shares at a price of $30 per share (every $30 of face amount of New Unsecured Convertible Notes is convertible into one share of PSC Common Shares).

     PSC will use its reasonable best efforts to list the New Unsecured Convertible Notes on the same stock exchange as the PSC Common Shares are listed. The holders of the New Unsecured Convertible Notes shall have the right upon a "Change of Control" to choose to put the New Unsecured Convertible Notes to Reorganized PSC in exchange for the amounts specified in the schedule below or to accept new convertible notes issued by the acquiring entity with terms economically comparable to the New Unsecured Convertible Notes prior to the Change of Control. "Change of Control" shall mean an acquisition by a person or persons acting in concert of ownership of more than 50% of the common shares of Reorganized PSC excluding changes in ownership resulting from transactions by parties owning greater than ten percent (10%) of the common shares of Reorganized PSC as of the Effective Date.

     If Class 7 votes to reject the Plan, no New Unsecured Convertible Notes will be issued. Moreover, if no Qualifying Class 7 Creditors choose New Unsecured Convertible Notes in the Class 7 Election, no New Unsecured Convertible Notes will be issued.

     The following is a schedule of the amounts at which the holders of the convertible notes will be entitled to demand redemption upon a change of control:


               Timeframe                         Calculation and Amount
Anytime from issuance to 1st Anniversary  18,000 (1.06)-5 (1.03)-5=$11,602,646
1st Anniversary to 2nd Anniversary        18,000 (1.06)-4 (1.03)-5=$12,298,805
2nd Anniversary to 3rd Anniversary        18,000 (1.06)-3 (1.03)-5=$13,036,733
3rd Anniversary to 4th Anniversary        18,000 (1.06)-2 (1.03)-5=$13,818,937
4th Anniversary to 5th Anniversary        18,000 (1.06)-1 (1.03)-5=$14,648,074
5th Anniversary to 6th Anniversary        18,000 (1.03)-5=$15,526,958
6th Anniversary to 7th Anniversary        18,000 (1.03)-4=$15,992,767

7th Anniversary to 8th Anniversary                   18,000 (1.03)-3=$16,472,550
8th Anniversary to 9th Anniversary                   18,000 (1.03)-2=$16,966,726
9th Anniversary to 10th Anniversary                  18,000 (1.03)-1=$17,475,728
after 10th Anniversary (i.e. post the 10th year)                     $18,000,000

Plus in each event accrued but unpaid interest at the time of redemption

                                   ARTICLE IX.

               APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

     No registration statement will be filed under the Securities Act or any state securities laws with respect to the offer of the New Common Shares1, the New Secured PIK Debt, the New Unsecured PIK Notes or the New Unsecured Convertible Notes pursuant to this solicitation, issuance or subsequent transfer of such securities under the Plan. The Debtors believe that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code and state securities laws exempt from federal and state securities registration requirements (i) the offer and the sale of such securities pursuant to the Plan; and (ii) subsequent transfers of such securities.

A. OFFER AND SALE OF NEW COMMON SHARES, NEW SECURED PIK DEBT, NEW UNSECURED PIK NOTES AND NEW UNSECURED CONVERTIBLE NOTES PURSUANT TO THE PLAN:
     BANKRUPTCY CODE EXEMPTION FROM REGISTRATION REQUIREMENTS

     Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under both the Securities Act and state securities laws, if three principal requirements are satisfied: (i) the securities must be issued "under a plan" of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (ii) the recipients of the securities must hold a pre-petition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. The Debtors believe that the offer and sale of the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes under the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is, therefore, exempt from registration under the Securities Act and state securities laws.

B. SUBSEQUENT TRANSFERS OF NEW COMMON SHARES, NEW SECURED PIK DEBT, NEW UNSECURED PIK NOTES AND NEW UNSECURED CONVERTIBLE NOTES

     1.  Federal Securities Laws: Section 1145(c) of the Bankruptcy Code

     Section 1145(c) of the Bankruptcy Code deems any offer or sale of securities of the kind and in the manner specified in section 1145(a)(1) of the Bankruptcy Code to have been a public offering. Accordingly, the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes generally will be freely transferable by holders of Impaired Claims and Interests under the Securities Act unless the Holder is deemed, by section 1145(b) of the Bankruptcy Code, to be an "underwriter" for purposes of section 2(11) of the Securities Act with respect to such securities. Section 1145(b) of the Bankruptcy Code deems any entity to be an "underwriter" under section 2(11) of the Securities Act, if such entity:

     (1) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest;

     (2) offers to sell securities offered or sold under a plan for the holders of such securities;

     (3) offers to buy securities offered or sold under the plan from the holders of such securities, if the offer to buy is: (A) with view to distribution of such securities; and (B) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or

1 The discussion in Articles IX-X as to "New Common Shares" is equally applicable to "PSC Common Shares."

     (4) is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

     Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

     To the extent that holders of Impaired Claims or Interests who receive New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes, New Unsecured Convertible Notes or other securities pursuant to the Plan are deemed to be "underwriters," such securities may not be resold by such persons unless such securities are registered under the Securities Act or an exemption from such registration requirements is available. However, it is anticipated that holders of a portion of the New Common Shares will be entitled to demand that the Reorganized Debtor register the resale of such shares under the Securities Act and that such holders of New Common Shares will be permitted to obtain registration of the sale of their New Common Shares in certain circumstances in connection with certain registered offerings of New Common Shares by Reorganized PSC. (See Section IX.C "Registration Rights Agreement").

     Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes, New Unsecured Convertible Notes or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes, and/or New Unsecured Convertible Notes under the Plan would be an "underwriter" with respect to the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes, and/or New Unsecured Convertible Notes.

     GIVEN THE COMPLEX AND SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW COMMON SHARES, NEW SECURED PIK DEBT, NEW UNSECURED PIK NOTES AND NEW UNSECURED CONVERTIBLE NOTES. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE NEW COMMON SHARES, NEW SECURED PIK DEBT, NEW UNSECURED PIK NOTES AND NEW UNSECURED CONVERTIBLE NOTES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE NEW COMMON SHARES, NEW SECURED PIK DEBT, NEW UNSECURED PIK NOTES, AND NEW UNSECURED CONVERTIBLE NOTES WITHOUT COMPLIANCE WITH THE SECURITIES ACT OR THE EXCHANGE ACT.

     Persons that are "affiliates" of the Reorganized Debtors but are not otherwise "underwriters" within the meaning of section 1145(b) of the Bankruptcy Code, may be able to sell the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes without registration, pursuant to the exemption from registration provided by Rule 144 under the Securities Act. Rule 144 permits "affiliates" of the issuer to publicly sell, within any three-month period, the greater of one percent (1%) of the shares or other units of the class outstanding, or the average weekly trading volume in such securities on all national securities exchanges or automated quotation systems, during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer.

     2. Subsequent Transfers of New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes Under State Securities Laws

     If the New Common Shares are listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes, and New Unsecured Convertible Notes will be generally freely tradeable under state securities laws. If the New Common Shares are not listed on any of the above exchanges or the Nasdaq National Market, the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes will not be freely tradeable under state securities laws unless there is an available exemption from registration under such laws. A majority of states provide an exemption from registration for secondary market transactions under the so-called "manual exemption" if financial and other information about an issuer is published in certain manuals published by Moody's Investor Service, Inc. or Standard & Poor's. If the New Common Shares are not listed on one of the above exchanges or the Nasdaq National Market, the Reorganized Debtors intend to provide the necessary information in order to be able to take advantage of such manual exemptions.

C. REGISTRATION RIGHTS AGREEMENT

     On or before the Effective Date, Reorganized PSC will enter into a "Registration Rights Agreement" between Reorganized PSC and certain holders of Allowed Lender Claims (the "Relevant Holders") with respect to rights of registration as to the New Common Shares. The execution and delivery of such agreement is a condition precedent to the Effective Date.

     Under the Registration Rights Agreement, each Relevant Holder will have the right to require on one occasion Reorganized PSC to file a registration statement in the United States with respect to an offering of such Relevant Holder's shares of New Common Stock. Such right is subject to a number of exceptions and limitations, including with regard to the number of shares to be registered and with regard to the aggregate number of registration statements Reorganized PSC must file. In addition, Relevant Holders will have the right to participate, subject to certain limitations, in registrations of offerings of New Common Stock demanded by other Relevant Holders or in certain public or private sales by Reorganized PSC of its common stock. The Registration Rights Agreement will contain customary representations and warranties of Reorganized PSC and the Relevant Holders, and will also provide for mutual indemnification of the parties.

D. CANADIAN SECURITIES LAWS

     The issuance by PSC of the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes will be subject to the Securities Act (Ontario) and to the applicable securities laws of such other provinces of Canada in which persons entitled to receive such securities reside. The issuance and subsequent transfer of such securities will be made pursuant to an exemption from applicable dealer registration and prospectus requirements of applicable Canadian securities laws or pursuant to discretionary orders and/or rulings from applicable Canadian provincial securities regulatory authorities. Based on relief granted in connection with similar CCAA restructurings in the past to other public companies, PSC believes that such discretionary relief is obtainable.

     If at the time of any subsequent transfer in Canada of New Common Shares, New Secured PIK Debt, New Unsecured PIK Debt or New Unsecured Convertible Notes, the seller holds a sufficient number of any securities of PSC to affect materially its control, a prospectus will be required to be delivered to the purchaser(s). For these purposes, the holding by any person or combination of persons of more than 20 percent of the voting securities of a company is deemed to affect materially the control of the company. The Shareholder Rights Plan contains additional provisions which would apply in the case of such a transfer.


                                   ARTICLE X.
           CERTAIN UNITED STATES INCOME TAX CONSEQUENCES OF THE PLAN

     THE DISCUSSION BELOW, WHICH WAS PREPARED BY THE DEBTORS AFTER CONSULTATION WITH THEIR U.S. COUNSEL, SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP, IS A GENERAL SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS AND THEIR CREDITORS HOLDING ALLOWED CLASS 6 CLAIMS AND ALLOWED CLASS 7 CLAIMS WHO ARE SUBJECT TO U.S. FEDERAL INCOME TAXATION ON A NET BASIS.

     DUE TO THE UNSETTLED AND COMPLEX NATURE OF SOME OF THE TAX ISSUES, AS WELL AS THE POSSIBILITY THAT DEVELOPMENTS SUBSEQUENT TO THE DATE HEREOF COULD AFFECT THE TAX CONSEQUENCES OF THE PLAN, THE FOLLOWING DISCUSSION SHOULD NOT BE REGARDED AS DEFINITIVE OR AS COVERING ALL POSSIBLE TAX CONSEQUENCES. ADDITIONALLY, THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR CREDITOR IN LIGHT OF ITS SPECIFIC INVESTMENT CIRCUMSTANCES OR TO CERTAIN CREDITORS SUBJECT TO SPECIAL TREATMENT UNDER THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING BUT NOT LIMITED TO, FOREIGN CORPORATIONS AND INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, FINANCIAL INSTITUTIONS, BANKS, LIFE INSURANCE COMPANIES, AND TAX-EXEMPT ORGANIZATIONS) AND DOES NOT DISCUSS ANY ASPECT OF STATE, LOCAL OR FOREIGN TAXATION. FURTHER, THE DISCUSSION WITH RESPECT TO CREDITORS OF THE DEBTORS IS LIMITED TO PERSONS WHO HOLD DEBT CLAIMS OF THE DEBTORS AS "CAPITAL ASSETS" AND WHO WILL HOLD THE NEW SENIOR SECURED TERM DEBT, NEW SECURED PIK DEBT, NEW UNSECURED PIK NOTES, NEW UNSECURED CONVERTIBLE NOTES AND NEW COMMON SHARES AS "CAPITAL ASSETS" (GENERALLY, PROPERTY HELD FOR INVESTMENT) WITHIN THE MEANING OF SECTION 1221 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "TAX CODE"). FOR THE FOREGOING REASONS, HOLDERS OF CLAIMS AND HOLDERS OF INTERESTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE AND LOCAL) TO THEM OF THE PLAN. THE DEBTORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY HOLDER OF CLAIMS

OR HOLDER OF INTERESTS, NOR ARE THE DEBTORS RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

     This summary is based upon the laws, regulations, rulings and decisions in effect on the date hereof and upon proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. Moreover, due to a lack of definitive judicial or administrative authority and interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. No rulings have been or are expected to be requested from the Internal Revenue Service (the "Service") concerning any of the tax matters described herein and there can be no assurance that the Service will not challenge the positions taken by the Debtors or their affiliates with respect to any of the issues addressed herein or that a court would not sustain such a challenge.

     14. Federal Income Tax Consequences to the Debtors

     1.  Discharge of Indebtedness

     Under the Tax Code, a taxpayer generally must include in gross income the amount of any discharged indebtedness realized during the taxable year, except to the extent payment of such indebtedness would have resulted in a tax deduction. Section 108 of the Tax Code provides, however, that when the discharge of indebtedness occurs in a case under the Bankruptcy Code, gross income does not include any amount that otherwise would be included in gross income by reason of the discharge of indebtedness. Instead, the discharged indebtedness in a bankruptcy case will generally be applied to reduce certain tax attributes of the taxpayer, including net operating losses ("NOLs"), investment tax credit carryforwards ("ITCs") and tax basis in property. (NOLs, ITCs and tax basis in property of PSI, the common parent of the Debtors' U.S. consolidated group for U.S. federal income tax purposes, are referred to collectively as "Tax Attributes.")

     Satisfaction of Allowed Class 6 Claims, Allowed Class 7 Claims and cancellation of other indebtedness pursuant to the Plan will result in a discharge of indebtedness and a corresponding reduction in PSI's Tax Attributes in an amount equal to the difference between the consideration transferred in satisfaction of the discharged Claims and the amount of the discharged indebtedness. For these purposes, the amount of consideration transferred will be the sum of (i) any cash, and (ii) the "issue price" of any debt instruments exchanged for Claims. Based on its intended reporting positions, PSI expects the amount of discharged indebtedness under the Plan to result in a significant reduction in PSI's Tax Attributes, including the elimination of PSI's NOLs.

     2. Deductions of Accrued Interest and Original Issue Discount by PSI and Affiliates

     To the extent a portion of the consideration issued to Creditors pursuant to the Plan is attributable to accrued and unpaid interest on their claims, PSI would be entitled to interest deductions in the amount of such accrued interest, to the extent it has not already deducted such amounts. Although the amount of consideration allocable to accrued interest where Creditors are receiving less than the full principal amount of their claims is unclear under present law, PSI intends to allocate the amount of the consideration transferred to Creditors pursuant to the Plan first to accrued and unpaid interest on such Creditors' claims.

E. U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ALLOWED CLASS 6 AND ALLOWED CLASS 7 CLAIMS

     1.  Allowed Class 6 Claims

     The U.S. federal income tax consequences of the Plan to a Class 6 Creditor receiving New Senior Secured Term Debt, New Secured PIK Debt and New Common Shares will depend on a number of factors, including whether the New Senior Secured Term Debt and New Secured PIK Debt are properly classified as debt or equity for U.S. federal income tax purposes, whether the exchanged claim, the New Senior Secured Term Debt and New Secured PIK Debt are "securities" for U.S. federal income tax purposes (a "Tax Security"), and whether any of the New Senior Secured Term Debt, New Secured PIK Debt, or the debt under the Pre-Petition Credit Agreement (the "Old Senior Secured Term Debt") are considered traded on an established securities market ("publicly traded") for purposes of the original issue discount rules. PSI's intended position with respect to each of these factors is briefly discussed below; however, Class 6 Creditors are urged to consult their tax advisors with respect to these factors.

     Although the matter is not free from doubt, PSI intends (i) to treat the New Senior Secured Term Debt and New Secured PIK Debt as debt for U.S. federal income tax purposes, (ii) to take the position that the Class 6 Claims are not Tax Securities and (iii) to take the position that the Old Senior Secured Term Debt, the New Senior Secured Term Debt and the New Secured PIK Debt are not publicly traded for purposes of the original issue discount rules. Since the determination of whether a debt obligation is publicly traded depends on the nature of the trading in such debt obligation once issued, the determination of whether the New Senior Secured Term Debt and New Secured PIK Debt are publicly traded cannot be made with certainty at this time.

     (a)  General

     Pursuant to the Plan, holders of Allowed Class 6 Claims will exchange the Old Senior Secured Term Debt for the New Senior Secured Term Debt, New Secured PIK Debt and New Common Shares. Based on the intended position that the Old Senior Secured Term Debt is not a Tax Security, a Class 6 Creditor generally should recognize gain or loss on the exchange of the Old Senior Secured Term Debt for the New Senior Secured Term Debt, New Secured PIK Debt and New Common Shares equal to the difference between (A) (i) the sum of the issue price of the New Senior Secured Term Debt, the issue price of the New Secured PIK Debt and the fair market value of the New Common Shares received less (ii) any amounts attributable to accrued and unpaid interest on the Old Senior Secured Term Debt and (B) the holder's tax basis in the Old Senior Secured Term Debt. The characterization of such gain or loss will depend on the holder's tax position and circumstances, including whether the Class 6 Claim is a "market discount" obligation. Class 6 Creditors are strongly urged to consult their tax advisors regarding the characterization of any gain or loss recognized as a result of the Plan.

     PSI believes that the issue prices of the New Senior Secured Term Debt and New Secured PIK Debt should be determined under section 1274(a) of the Tax Code and should equal their stated principal amounts. The holder of an Allowed Class 6 Claim generally should have an initial tax basis in the New Senior Secured Term Debt and New Secured PIK Debt equal to their respective issue prices and an initial tax basis in the New Common Shares equal to its fair market value. The holding period with respect to each instrument should begin on the day following the day on which the Creditor has the right to receive it.

     (b)  Accrued Interest on the Old Senior Secured Term Debt

     As discussed above, although the manner in which consideration is to be allocated between accrued unpaid interest and principal of the Old Senior Secured Term Debt is unclear, PSI intends to take the position that the consideration distributed to the Class 6 Creditors pursuant to the Plan is allocable first to accrued and unpaid interest on the Old Senior Secured Term Debt.

     If a Class 6 Creditor previously included in income accrued but unpaid interest attributable to Old Senior Secured Term Debt, it should recognize an ordinary loss to the extent that such previously included accrued interest exceeds the amount of consideration received by the Creditor which is attributable to accrued interest for U.S. federal income tax purposes. To the extent a portion of the consideration received by a Class 6 Creditor which it has not previously included in its income as accrued but unpaid interest attributable to the Old Senior Secured Term Debt is treated for U.S. federal income tax purposes as attributable to accrued but unpaid interest, the Creditor will recognize ordinary income in the amount of such interest, regardless of whether the Creditor realizes an overall gain or loss upon the surrender of its claim or whether such gain or loss is recognized.

     Notwithstanding the general discussion above, a Class 6 Creditor's basis in the portion of the consideration received which is treated as received in satisfaction of accrued interest on the Old Senior Secured Term Debt, if any, should be equal to the amount of interest income treated as satisfied by the receipt of such consideration. Additionally, a Creditor's tax holding period in such consideration should begin on the day following the date on which it has a right to receive such consideration.

     (c)  Original Issue Discount on the New Senior Secured Term Debt

     Assuming that the New Senior Secured Term Debt is properly characterized as debt for U.S. federal income tax purposes, it would be treated as issued with original issue discount ("OID") to the extent its "stated redemption price at maturity" exceeds its "issue price." An instrument's stated redemption price at maturity includes all payments required to be made over the term of the instrument other than payments of "qualified stated interest," defined as interest payments required to be made at fixed periodic intervals of one year or less. The interest payments on the New Senior Secured Term Debt should constitute qualified stated interest only to the extent of $20 million (i.e., the amount required to be made each year over the term of the debt instrument). Accordingly, the stated redemption price at maturity of the New Senior Secured Term Debt should equal its stated principal amount plus all interest payments (other than payments of qualified stated interest) required to be made under the New Senior Secured Term Debt.

     The determination of the "issue price" of the New Senior Secured Term Debt depends on whether either the Old Senior Secured Term Debt or the New Senior Secured Term Debt is publicly traded for purposes of the OID rules. As stated above, although the matter is not free from doubt, PSI believes that the issue price of the New Senior Secured Term

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


Debt would be determined by reference to the rules applicable to debt that is not traded on an established securities market. Accordingly, the issue price of the New Senior Secured Term Debt generally would be their stated principal amount under section 1274(a) of the Tax Code.

     A holder of a debt instrument that bears OID is required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the debt instrument is held. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is considered allocable to the accrual period. The amount of OID that is allocable to an accrual period is generally equal to (A) the product of the adjusted issue price of the New Senior Secured Term Debt at the beginning of the accrual period (the issue price of the New Senior Secured Term Debt increased by prior accruals of OID and decreased by prior cash payments other than payments of qualified stated interest) and its yield-to-maturity (the discount rate, which when applied to all payments under the New Senior Secured Term Debt, results in a present value equal to the issue price of the New Senior Secured Term Debt) less (B) the amount of qualified stated interest allocable to that accrual period.

     The general effect of the OID rules is that holders, including holders that use a cash-basis method of accounting, will be required to accrue OID as interest income with respect to the New Senior Secured Term Debt over the life of the New Senior Secured Term Debt based on its yield-to-maturity. Cash payments (other than payments of qualified stated interest) on the New Senior Secured Term Debt are not separately included in a holder's income as interest, but rather are treated first as payments of previously accrued OID and then as payments of principal.

     (d)  Original Issue Discount on the New Secured PIK Debt

     Assuming that the New Secured PIK Debt is properly characterized as debt instruments for U.S. federal income tax purposes, it would be treated as issued with OID to the extent their "stated redemption price at maturity" exceeds their "issue price." An instrument's stated redemption price at maturity includes all payments required to be made over the term of the instrument other than payments of "qualified stated interest," defined as interest payments required to be made at fixed periodic intervals of one year or less (other than payments in debt instruments of the issuer). The interest payments on the New Secured PIK Debt should not constitute qualified stated interest because they are payments in debt instruments of the Debtor. Accordingly, the stated redemption price at maturity of the New Secured PIK Debt should equal its stated principal amount plus all interest payments required to be made under the New Secured PIK Debt.

     The determination of the "issue price" of the New Secured PIK Debt depends on whether either the Old Senior Secured Term Debt or the New Secured PIK Debt are publicly traded for purposes of the OID rules. As discussed above, although the matter is not free from doubt, PSC believes that the issue price of the New Secured PIK Debt would be determined by reference to the rules applicable to debt that is not traded on an established securities market. As non-publicly traded property, the issue price of the New Secured PIK Debt generally would be equal to its stated principal amount.

     A holder of a debt instrument that bears OID is required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the debt instrument is held. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is considered allocable to the accrual period. The amount of OID that is allocable to an accrual period is generally equal to the product of the adjusted issue price of the New Secured PIK Debt at the beginning of the accrual period (the issue price of the New Secured PIK Debt increased by prior accruals of OID and decreased by prior cash payments) and its yield-to-maturity (the discount rate, which when applied to all payments under the New Secured PIK Debt, results in a present value equal to the issue price of the New Secured PIK Debt).

     The general effect of the OID rules is that holders, including holders that use a cash-basis method of accounting, will be required to accrue OID as interest income with respect to the New Secured PIK Debt over the life of the New Secured PIK Debt based on their yield-to-maturity (which may differ from the stated interest rate of the New Secured PIK Debt).

     As noted above, the issuance of additional New Secured PIK Debt will not be treated as a payment of interest. Instead, the underlying New Secured PIK Debt and any additional New Secured PIK Debt that may be issued thereon are treated as a single debt instrument under the OID rules. Moreover, the issuance of any additional New Secured PIK Debt should be treated simply as a division of the underlying New Secured PIK Debt, so that the holder's tax basis and adjusted issue price in the underlying New Secured PIK Debt should be allocated among underlying New Secured PIK Debt and the additional New Secured PIK Debt in proportion to their relative principal amounts.

     (e)  Adjustment of Conversion Price of New Secured PIK Debt

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



     The conversion ratio of the New Secured PIK Debt is subject to adjustment under certain circumstances. Section 305 of the Tax Code, and the Treasury Regulations issued thereunder, may treat holders of New Secured PIK Debt as having received a constructive distribution, resulting in ordinary income to the extent of the Debtor's current and accumulated earnings and profit (as determined for U.S. federal income tax purposes), if, and to the extent that, certain adjustments of the conversion ratio increase the proportionate interest of a holder in the fully diluted share ownership of the Debtor, whether or not such holder exercises the conversion privilege. Moreover, if there is not a full adjustment of the conversion ratio of the New Secured PIK Debt to reflect a stock dividend or other event that increases the proportionate interest of holders of outstanding New Common Shares in the assets or earnings and profits of the Debtor, then such increase in the proportionate interest of holders of New Common Shares generally will be treated as a taxable distribution to such holders with respect to their New Common Shares.

     (f)  Conversion of New Secured PIK Debt into New Common Shares

     In general, no gain or loss will be recognized for U.S. federal income tax purposes upon a conversion of the New Secured PIK Debt into New Common Shares. However, cash paid in lieu of a fractional share of New Common Shares will result in taxable gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted tax basis of the New Secured PIK Debt allocable to such fractional share. The initial tax basis of New Common Shares received on conversion of the New Secured PIK Debt will equal the adjusted tax basis of the converted New Secured PIK Note on the date of conversion, reduced by the portion of such adjusted tax basis allocated to any fractional share of New Common Shares considered to be exchanged for cash. The holding period for New Common Shares received on conversion will include the period during which the converted New Secured PIK Debt was held.

      (g) Sale, Exchange or Redemption of New Common Shares, New Senior Secured Term Debt, and New Secured PIK Debt

     The sale or exchange of New Common Shares generally should result in capital gain or loss equal to the difference between the amount realized and the holder's tax basis in such New Common Shares. Depending upon the circumstances, a redemption by the issuer of New Common Shares may result in capital gain or loss to the holder of such security, or may be treated as a dividend, generally taxable as ordinary income to the holder to the extent of the issuer's earnings and profits (as determined for U.S. federal income tax purposes) at the time of the redemption.

     In general, the sale, exchange or redemption of the New Senior Secured Term Debt and New Secured PIK Debt by a Class 6 Creditor (except for exchanges of New Secured PIK Debt for New Common Stock as discussed above) would result in capital gain or loss equal to the difference between the amount realized and the holder's tax basis in such New Senior Secured Term Debt or New Secured PIK Debt.

     2.  Allowed Class 7 Claims

     The U.S. federal income tax consequences of the Plan to a Class 7 Creditor receiving New Unsecured PIK Notes and/or New Unsecured Convertible Notes (the New Unsecured and New Unsecured Convertible Notes, as applicable, are referred to as the "New Notes") and New Common Shares will depend on a number of factors, including whether the New Notes are properly classified as debt or equity for U.S. federal income tax purposes, whether the exchanged claim and New Unsecured PIK Notes are "securities" for U.S. federal income tax purposes (a "Tax Security"), and whether the exchanged claims or New Notes are considered traded on an established securities market ("publicly traded") for purposes of the original issue discount rules. PSI's intended position regarding the New Unsecured PIK Notes with respect to each of these factors is briefly discussed below; however, Class 7 Creditors are urged to consult their tax advisors with respect to these factors. Additionally, whether any of the exchanged claims is a Tax Security or publicly traded depends on the facts and circumstances of each exchanged claim, and Class 7 Creditors are urged to consult their tax advisors with respect to these factors.

     Although the matter is not free from doubt, PSI intends (i) to treat the New Notes as debt for U.S. federal income tax purposes, (ii) to take the position that the New Notes are Tax Securities and (iii) to take the position that the New Notes are publicly traded for purposes of the original issue discount rules. Since the determination of whether a debt obligation is publicly traded depends on the nature of the trading in such debt obligation once issued, the determination of whether the New Notes are publicly traded cannot be made with certainty at this time.

     (a)  General

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



     Pursuant to the Plan, holders of Allowed Class 7 Claims will exchange their claims for the New Unsecured PIK Notes and/or New Unsecured Convertible Notes and New Common Shares. Generally, a Class 7 Creditor will not recognize gain or loss on its exchange if the Creditor's exchanged claim is a Tax Security. Whether an instrument constitutes a Tax Security is determined based on all the facts and circumstances. Certain authorities have held that the length of the term of a debt instrument is a factor in determining whether such instrument is a Tax Security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a Tax Security, whereas a term of ten years or more is evidence that it is a Tax Security. In addition, claims in the nature of a legal action, account receivable or bank loan generally are not treated as Tax Securities; whereas, bonds, notes or other evidences of indebtedness issued to investors with a term of at least ten years generally are treated as Tax Securities.

     Holders of Allowed Class 7 Claims whose exchanged claims are Tax Securities generally should not recognize gain or loss with respect to the exchange of such claims for New Notes and New Common Shares because such exchanges should constitute a recapitalization pursuant to a plan of reorganization within the meaning of section 368(a)(1)(E) of the Tax Code. Accordingly, with respect to such exchanges, such holders should (i) allocate their basis in their exchanged claims to the New Notes and New Common Shares based on the relative fair market value of such securities, and (ii) have tax holding periods for the New Notes and New Common Shares received in exchange for their exchanged claims (except to the extent such securities are attributable to accrued interest) that include their tax holding periods for such exchanged claims.

     Holders of Allowed Class 7 Claims whose exchanged claims are not Tax Securities generally should recognize gain or loss on the exchange of such claims for the New Notes and New Common Shares equal to the difference between
(A) (i) the sum of the issue price of the New Notes and the fair market value of the New Common Shares received less (ii) any amounts attributable to accrued and unpaid interest on the exchanged claims and (B) the holder's tax basis in the exchanged claims. Accordingly, with respect to such exchanges, such holders should have an initial tax basis in the New Notes equal to their issue price and an initial tax basis in the New Common Shares equal to its fair market value. The holding period with respect to each instrument should begin on the day following the day on which the creditor has the right to receive it. The characterization of such gain or loss will depend on the holder's tax position and circumstances, including whether the Class 7 Claim is a "market discount" obligation. Class 7 Creditors are strongly urged to consult their tax advisors regarding the characterization of any gain or loss recognized as a result of the Plan.

     The determination of the "issue price" of the New Notes depends on whether the New Notes are publicly traded for purposes of the OID rules. As stated above, although the matter is not free from doubt, PSI believes that the New Notes will be publicly traded for purposes of the OID rules. Accordingly, the issue price of the New Notes will be equal to their fair market value on the issue date as determined under section 1273 of the Tax Code.

     If the New Notes are not publicly traded for purposes of the OID rules (and a "substantial amount" of the exchanged claims are not publicly traded for purposes of the OID rules, which the issuer believes to be the case) then the issue price of the New Notes would be their stated principal amount under section 1274(a) of the Tax Code.

     (b)  Accrued Interest on Unsecured Claims

     Although the manner in which consideration is to be allocated between accrued unpaid interest and principal of the unsecured claims for U.S. federal income tax purposes is unclear, the issuer intends to take the position that the consideration distributed to Class 7 Creditors pursuant to the Plan is allocable first to accrued and unpaid interest on the unsecured claims.

     A Class 7 Creditor that previously included in income accrued but unpaid interest attributable to its unsecured claims should recognize an ordinary loss to the extent that such previously included accrued interest exceeds the amount of consideration received by the creditor which is attributable to accrued interest for U.S. federal income tax purposes. To the extent a portion of the consideration received by a Class 7 Creditor which it has not previously included in its income as accrued but unpaid interest attributable to its unsecured claims is treated for U.S. federal income tax purposes as attributable to accrued but unpaid interest, such creditor will recognize ordinary income in the amount of such interest, regardless of whether the creditor realizes an overall gain or loss upon the surrender of its claim or whether such gain or loss is recognized.

     A Class 7 Creditor's basis in New Notes treated as received in satisfaction of accrued interest on the unsecured claims, if any, should be equal to the amount of interest income treated as satisfied by the receipt of such instruments. Additionally, a creditor's tax holding period in the New Notes should begin on the day following the date on which it has a right to receive them.

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     (c)  Original Issue Discount on the New Unsecured PIK Notes

     Assuming that the New Notes are properly characterized as debt instruments for U.S. federal income tax purposes, they would be treated as issued with OID to the extent their "stated redemption price at maturity" exceeds their "issue price." An instrument's stated redemption price at maturity includes all payments required to be made over the term of the instrument other than payments of "qualified stated interest," defined as interest payments required to be made at fixed periodic intervals of one year or less (other than debt instruments of the issuer). The interest payments on the New Notes should not constitute qualified stated interest because they are payments in debt instruments of the Debtor (in the case of the New Unsecured PIK Notes) and payments in cash which are not made at least yearly. Accordingly, the stated redemption price at maturity of the New Notes should equal their stated principal amount plus all interest payments required to be made under the New Notes.

     As discussed above, the determination of the "issue price" of the New Unsecured PIK Notes depends on whether the New Notes are publicly traded for purposes of the OID rules. As discussed above, although the matter is not free from doubt, PSI intends to take the position that the New Notes will be publicly traded for purposes of the OID rules. Consequently, the issue price of the New Notes will be equal to their fair market value on the issue date. If, contrary to the issuer's intended position, the issue price of the New Notes was ultimately determined to be determined by reference to the rules governing non-publicly traded debt instruments, the issue price of the New Notes would be their stated principal amount, and the amount of OID and other consequences to holders would likely differ from those resulting from the application of section 1273 of the Tax Code. Class 7 Creditors are urged to consult their own tax advisors regarding these issues.

     A holder of a debt instrument that bears OID is required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the debt instrument is held. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is considered allocable to the accrual period. The amount of OID that is allocable to an accrual period is generally equal to the product of the adjusted issue price of the New Notes at the beginning of the accrual period (the issue price of the New Notes increased by prior accruals of OID and decreased by prior cash payments) and its yield-to-maturity (the discount rate, which when applied to all payments under the New Notes, results in a present value equal to the issue price of the New Notes).

     The general effect of the OID rules is that holders, including holders that use a cash-basis method of accounting, will be required to accrue OID as interest income with respect to the New Notes over the life of the New Notes based on their yield-to-maturity (which may differ from the stated interest rate of the New Notes).

     As noted above, the issuance of additional New Unsecured PIK Notes will not be treated as a payment of interest. Instead, the underlying New Unsecured PIK Notes and any additional New Unsecured PIK Notes that may be issued thereon are treated as a single debt instrument under the OID rules. Moreover, the issuance of any additional New Unsecured PIK Notes should be treated simply as a division of the underlying New Unsecured PIK Notes, so that the holder's tax basis and adjusted issue price in the underlying New Unsecured PIK Notes should be allocated among underlying New Unsecured PIK Notes and the additional New Unsecured PIK Notes in proportion to their relative principal amounts.

     (d)  Bond Premium on New Notes

     A holder that has a tax basis in its New Notes in excess of the issue price of such bonds should be permitted to reduce its original issue discount income with respect to such bonds by a ratable portion of such excess. Class 7 Creditors having a relatively high basis in their unsecured claims should be able to offset a substantial portion of their original issue discount income with respect to the New Notes by amortizing this premium. Additionally, in general, if the tax basis of New Notes in the hands of a Class 7 Creditor exceeds the stated redemption price at maturity of such New Notes (which may occur for Class 7 Creditors who receive recapitalization treatment in the exchange because they hold exchanged claims which are Tax Securities), the New Unsecured PIK Notes will be considered to be issued with "bond premium". To amortize bond premium, the holder must make an election that applies to all debt instruments it holds or subsequently acquires. A holder that elects to amortize bond premium must reduce its tax basis in the New Notes by an amount equal to the amortized premium.

     (e)  Market Discount on New Notes

     The Tax Code generally requires holders of debt instruments with "market discount," (generally, the amount by which the "revised issue price" of a debt instrument (i.e., the sum of its issue price plus accrued original issue discount)

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


exceeds the holder's adjusted tax basis in such debt instrument), to treat as ordinary income any gain realized on the disposition of such debt instruments to the extent of the market discount accrued during the holder's period of ownership. Holders should consult their own tax advisors as to the potential application of the market discount rules to them in light of their individual circumstances, and the advisability of making an election to accrue market discount on a current basis.

     (f) Adjustment of Conversion Price of New Unsecured Convertible Notes

     The conversion ratio of the New Unsecured Convertible Notes is subject to adjustment under certain circumstances. Section 305 of the Tax Code, and the Treasury Regulations issued thereunder, may treat holders of New Unsecured Convertible Notes as having received a constructive distribution, resulting in ordinary income to the extent of the Debtor's current and accumulated earnings and profit (as determined for U.S. federal income tax purposes), if, and to the extent that, certain adjustments of the conversion ratio increase the proportionate interest of a holder in the fully diluted share ownership of the Debtor, whether or not such holder exercises the conversion privilege. Moreover, if there is not a full adjustment of the conversion ratio of the New Unsecured Convertible Notes to reflect a stock dividend or other event that increases the proportionate interest of holders of outstanding New Common Stock in the assets or earnings and profits of the Debtor, then such increase in the proportionate interest of holders of New Common Stock generally will be treated as a taxable distribution to such holders with respect to their New Common Stock.

     (g)  Conversion of New Unsecured Convertible Notes into New Common Stock

     In general, no gain or loss will be recognized for U.S. federal income tax purposes upon a conversion of New Unsecured Convertible Notes into New Common Stock. However, cash paid in lieu of a fractional share of New Common Stock, if any, will result in taxable gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted tax basis of the New Unsecured Convertible Note allocable to such fractional share. The initial tax basis of New Common Stock received on conversion of the New Unsecured Convertible Notes will equal the adjusted tax basis of the converted New Unsecured Convertible Note on the date of conversion, reduced by the portion of such adjusted tax basis allocated to any fractional share of New Common Stock considered to be exchanged for cash. The holding period for New Common Stock received on conversion will include the period during which the converted New Unsecured Convertible Notes were held.

     (h) Sale, Exchange or Redemption of New Common Shares and New Unsecured PIK Notes

     The sale or exchange of New Common Shares generally should result in capital gain or loss equal to the difference between the amount realized and the holder's tax basis in such New Common Shares. Depending upon the circumstances, a redemption by the issuer of New Common Shares may result in capital gain or loss to the holder of such security, or may be treated as a dividend, generally taxable as ordinary income to the holder to the extent of the issuer's earnings and profits (as determined for U.S. federal income tax purposes) at the time of the redemption.

     In general, assuming the New Unsecured PIK Notes are properly treated as debt for U.S. federal income tax purposes, and subject to the market discount rules discussed above, the sale, exchange or redemption of the New Unsecured PIK Notes would result in capital gain or loss equal to the difference between the amount realized and the holder's tax basis in such New Unsecured PIK Notes.

     3.  Importance of Obtaining Professional Tax Assistance

     THE FOREGOING IS INTENDED TO BE ONLY A GENERAL SUMMARY OF CERTAIN OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN WHICH ARE DESCRIBED HEREIN AND THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN WHICH ARE NOT ADDRESSED HEREIN, ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES MAY ALSO VARY SIGNIFICANTLY BASED ON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM. ACCORDINGLY, EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN TO IT.


                                   ARTICLE XI.

            FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS

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A. FEASIBILITY OF THE PLAN

     In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

     To support their belief in the feasibility of the Plan, the Debtors have relied upon Pro Forma Financial Projections for Fiscal Years 1999 through 2001, as set forth in Appendix F annexed to this Disclosure Statement.

     The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations, including the Exit Facility, and to fund their operations as contemplated by the Business Plan. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

     The Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles. Furthermore, the Debtors' independent certified public accountants have not compiled or examined the Projections and accordingly do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Projections.

     The Projections assume that (i) the Plan will be confirmed and consummated in accordance with its terms, (ii) there will be no material change in legislation or regulations, or the administration thereof, including environmental legislation or regulations, that will have an unexpected effect on the operations of the Reorganized Debtors, (iii) there will be no change in United States generally accepted accounting principles that will have a material effect on the reported financial results of the Reorganized Debtors, and (iv) there will be no material contingent or unliquidated litigation or indemnity claims applicable to the Reorganized Debtors. To the extent that the assumptions inherent in the Projections are based upon future business
decisions and objectives, they are subject to change.   In addition, although
they are presented with numerical specificity and considered reasonable by the Debtors when taken as a whole, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of
the Reorganized Debtors.   Accordingly, the Projections are only an estimate
that are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by the Debtors or any other person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections should be read together with the information in
Article VII of the Disclosure Statement entitled "Certain Factors to be Considered", which sets forth important factors that could cause actual results to differ from those in the Projections.

     PSC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial statements and other matters. Such filings will not include projected financial information. The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The Projections contain statements which constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" in the Projections include the intent, belief or current expectations of the Debtors and members of their management team with respect to the timing of, completion of and scope of the current restructuring, reorganization plan, strategic business plan, bank financing, and debt and equity market conditions and the Debtors' future liquidity, as well as the assumptions upon which such statements are based. While the Debtors believe that the expectations are based on reasonable assumptions within the bounds of their knowledge of their business and operations, parties in interest are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in the Projections include, but are not limited to, further adverse developments with respect to the Debtors' liquidity position or operations of the Debtors' various businesses, adverse developments in the Debtors' efforts to renegotiate their funding and adverse developments in the bank financing or public or private markets for debt or equity securities, or adverse developments in the timing or results of the Debtors' strategic business plan (including the time line to emerge from Chapter 11), the difficulty in controlling industry costs and integrating new operations, the ability of the Debtors to realize the anticipated general and administrative expense savings and overhead reductions presently contemplated, the ability of the Debtors to return the Debtors' operations to profitability, the level and nature of any restructuring and other one-time charges, the difficulty in estimating costs relating to exiting certain markets and consolidating and closing certain operations, and the possible negative effects of a change in applicable legislation.

B. ACCEPTANCE OF THE PLAN

     As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

     Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half ( 1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, Class 6 and 7 will have voted to accept the Plan only if two-thirds (2/3) in amount and a majority in number actually voting in each Class cast their Ballots in favor of acceptance. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan.

C. BEST INTERESTS TEST

     As noted above, even if a plan is accepted by the holders of each class of Claims and Interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all holders of Claims or Interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims as interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

     To calculate the probable distribution to holders of each impaired class of Claims and Interests if the debtor were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from a debtor's assets if its Chapter 11 Cases were converted to Chapter 7 cases under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

     The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 cases and the Chapter 11 Cases. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its Chapter 11 Cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 cases, litigation costs, and claims arising from the operations of the debtor during the pendency of the Chapter 11 Cases. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured creditors.

     Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the Plan, then the Plan is not in the best interests of creditors and equity security holders. The Debtors believe that the members of each Class of Impaired Claims and Interests will receive more under the Plan than they would receive if the Debtors were liquidated.

D. LIQUIDATION ANALYSIS

     The Debtors believe that the Plan meets the "best interests of creditors" test of section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the members of each Impaired Class will receive greater value under the Plan than they would in a liquidation. The liquidation analysis (the "Liquidation Analysis") for consolidated PSC, including the

Debtors, the Canadian Debtors and the non-filing Subsidiaries (collectively, "Consolidated PSC") is annexed as Appendix E to this Disclosure Statement.

     The Liquidation Analysis presumes the liquidation of Consolidated PSC under the law of the respective jurisdictions of incorporation/amalgamation for each individual Subsidiary. The Liquidation Analysis relies on certain projected future events and necessarily relies on certain estimates and assumptions in order to arrive at a hypothetical liquidation value for Consolidated PSC.

     The Liquidation Analysis provides that in the event of a liquidation as described therein, the proceeds available to satisfy Class 6 Secured Lender Claims would be approximately $___ million, leaving a shortfall to satisfaction of Lender Claims of approximately $___ million. The Liquidation Analysis provides that no distribution would be available to holders of Class 7 Impaired Unsecured Claims or holders of Class 8A Interests, Class 8B Claims or Class 8C Claims. Therefore, because the Plan provides for distributions or retention of interests for Classes 7, 8A, 8B and 8C, if Class 7 votes to accept the Plan, such holders of Impaired Claims and Interests in such classes will receive a greater recovery under the Plan than they would in a liquidation. The Plan also meets the "best interests test" with respect to Lender Claims. In a liquidation, the distributions on account of Lender Claims is shown in the Liquidation Analysis to be significantly less than the value of distributions provided under the Plan. Although the Company believes that the Plan meets the "best interests test" of section 1129(a)(7) of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will determine that the Plan meets this test.

E. VALUATION OF THE REORGANIZED DEBTORS

     In conjunction with formulating the Plan, the Debtors determined that it was necessary to estimate a post-confirmation going concern enterprise value for the Reorganized Debtors. Accordingly, the Debtors directed
Ernst & Young Corporate Finance Inc. ("EYCF") to prepare such a valuation. A summary of the valuation prepared by EYCF is attached with Appendix G to the Disclosure Statement.

     As shown in the valuation, EYCF has determined pursuant to various well-accepted valuation techniques that the enterprise value of Reorganized PSC and its Subsidiaries is in a range of $605 million to $735 million. The mid-point range of this range of value is $670 million.

15. Application of the "Best Interests" Test to the Liquidation Analysis and the Valuation of the Reorganized Debtors

     It is impossible to determine with any specificity the value each creditor will receive as a percentage of its Allowed Claim. This difficulty in estimating the value of such recoveries is due to, among other things, the inherent uncertainty with respect to future performance and the question of a public market for the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes. Such a valuation is made even more difficult because the analysis regarding the amount of Class 7 Claims that will ultimately be Allowed is preliminary and subject to change.

     After considering the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for the distribution to Creditors in the Chapter 11 Cases versus the valuation of the of the Reorganized Debtors as a going concern, each as set forth above, the Debtors have determined that the confirmation of the Plan will provide each holder of an Allowed Class 6 Secured Lender Claim and each holder of Allowed Class 7 Impaired Unsecured Claim with a recovery that is not less than such holder would receive pursuant to a liquidation under Chapter 7.

F. CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES: THE "CRAMDOWN" ALTERNATIVE

     In view of the deemed rejection by Class 9, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Specifically, section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of Claims has accepted it. The Bankruptcy Court may confirm a plan at the request of the debtors if the plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted the plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

     A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (a)(i) that the holders of Claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (ii) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (b) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (a) or (c) of this paragraph; or (c) for the realization by such holders of the indubitable equivalent of such claims.
     A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

     A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (b) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

     The Debtors also will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code if the holders of Allowed Class 7 Claims vote to reject the Plan.


                                  ARTICLE XII.

           ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     The Debtors believe that the Plan affords Holders of Class 6 and 7 Claims the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders. The Plan as presented is the result of considerable negotiations between PSC and an ad hoc steering committee of Lenders, as well as significant unsecured creditors.

     If, however, the requisite acceptances are not received, or the Plan is not confirmed and consummated, the theoretical alternatives include: (a) formulation of an alternative plan or plans of reorganization, or (b) liquidation of the Debtors under Chapter 7 or 11 of the Bankruptcy Code.

A. ALTERNATIVE PLAN(S) OF REORGANIZATION

     If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors' exclusive periods in which to file and solicit acceptances of a plan of reorganization have expired, any other party-in-interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plan(s) might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets.

     Additionally, it is not clear whether the Debtors could survive as going concerns in a protracted alternative plan of reorganization. They could have difficulty sustaining operations in the face of high costs, erosion of customer confidence, and liquidity difficulties that could well result if they remained Debtors for any length of time.

     With respect to an alternative plan, the Debtors have explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, the result of extensive negotiations between the Debtors and various creditor constituencies, enables creditors to realize the greatest possible value under the circumstances, and, that as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

B. LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

     If no plan is confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

     The Debtors believe that in a liquidation under Chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' Estates. The assets available for distribution to Creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

     The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

     Although preferable to a Chapter 7 liquidation, the Debtors believe that any alternative liquidation under Chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return the Debtors anticipate is provided by the Plan.


                                  ARTICLE XIII.

                       THE SOLICITATION; VOTING PROCEDURE

A. SOLICITATION OF VOTES

     This Disclosure Statement, including all Appendices hereto, together with the related materials included herewith, is being furnished to the Holders of Class 6 and 7 Claims for the purposes of voting on the Plan. As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

     The Debtors may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date, subject to the approval of the Required Lenders. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Reorganized Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

B. VOTING DEADLINE

     All votes to accept or reject the Plan must be cast by using the ballot (the "Ballot") enclosed with this Disclosure Statement. No other votes will be counted. Ballots must be RECEIVED by the Voting Agent no later than 5:00 p.m. (Prevailing Eastern Time) on the Voting Deadline or if the date is extended as set forth below, the period during which Ballots will be accepted will terminate at 5:00 p.m. (Prevailing Eastern Time) on such extended date (in either case, the "Voting Deadline").

     The Debtors reserve the absolute right to extend, by oral or written notice to the Voting Agent, the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason including, but not limited to, determining whether or not the Requisite Acceptances have been received, by making a public announcement of such extension no later than 9:00 a.m. (Prevailing Eastern Time) on the first Business Day next succeeding the previously announced Voting Deadline. Without limiting the manner in which the Debtors may choose to make any public announcement, the Debtors will not have any obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a news release through the Dow Jones News Service. There can be no assurance that the Debtors will exercise their right to extend the solicitation period for the receipt of Ballots.

     Except to the extent requested by the Debtors or as permitted by the Bankruptcy Court, Ballots received after the Voting Deadline will not be counted or otherwise used in connection with the Debtors' request for confirmation of the Plan (or any permitted modification thereof).

C. VOTING PROCEDURES

     The failure of a Holder of Class 6 or 7 Claim to deliver a duly executed Ballot will be deemed to constitute an abstention by such Lender with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

     You should provide all of the information requested by the Ballots you receive. You should complete and return all Ballots that you receive in the return envelope provided with each such Ballot. IN NO CASE SHOULD A BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE VOTING AGENT.

D. FIDUCIARIES AND OTHER REPRESENTATIVES

     If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Ballot of each beneficial owner for whom they are voting.

E. PARTIES IN INTEREST ENTITLED TO VOTE

     Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

     In general, a holder of a claim or interest may vote to accept or to reject a plan if (i) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (ii) the claim or interest is impaired by the Plan. If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the Plan. If a claim or interest is not impaired by the Plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

F. CLASSES IMPAIRED UNDER THE PLAN

     The Allowed Secured Claims of Lenders are Impaired under the Plan, and thus are entitled to vote on the Plan. In addition, Allowed Class 7 Impaired Unsecured Claims are Impaired under the Plan and are entitled to vote on the Plan. Class 8A Old Common Shares, Class 8B Securities Claims in the Securities Actions and Class 8C Other Securities Claims are Impaired under the Plan. Unless the Bankruptcy Court enters the Class 8 Solicitation Order as set forth above, holders of Allowed Class 8A Interests and Allowed Class 8B and 8C Claims are entitled to vote on the Plan. Class 9 Other Securities Claims receive no distribution under the Plan, are therefore Impaired and by operation of law, holders of Class 9 Claims are therefore deemed to have rejected the Plan and are not entitled to vote on the Plan.

G. WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

     Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Voting Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of Ballots; Revocation," effective withdrawals of Ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

H. WITHDRAWAL OF BALLOTS; REVOCATION

     Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Voting Agent in a timely manner at the address set forth in Article XIII below. The Debtors intend to consult with the Voting Agent to determine whether any withdrawals of Ballots were received and whether the Requisite Acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.

     Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast Ballot.

     Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the Ballot which bears the latest date will be counted for purposes of determining whether the Requisite Acceptances have been received.

I. FURTHER INFORMATION; ADDITIONAL COPIES

     If you have any questions or require further information about the voting procedure for voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d)), please contact the Voting Agent:

                              Philip Services Corp.
                                       c/o
                              Logan & Company, Inc.
                              615 Washington Street
                            Hoboken, New Jersey 07030
                                 (201) 798-1031

                   ARTICLE XIV.RECOMMENDATION AND CONCLUSION

     For all of the reasons set forth in this Disclosure Statement, the Debtors believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all Holders of Class 6 and 7 Claims to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED by the Voting Agent on or before 5:00 p.m. Prevailing Eastern Time on the Voting Deadline.


Dated:  Hamilton, Ontario
        July ____, 1999

PHILIP SERVICES CORP.
(for itself and on behalf of the Debtors)




By:     _________________________________
Name:   Phillip C. Widman
Title:  Chief Financial Officer

SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)

David S. Kurtz
Jeffrey W. Linstrom
Timothy R. Pohl
333 W. Wacker Drive
Chicago, Illinois 60606-1285
(312) 407-0700

     -and-

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP



By:________________________________________

Gregg M. Galardi (I.D. #2991)
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000

Attorneys for Philip Services (Delaware), Inc., et al.

                                   APPENDIX A

                                       TO

                 DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
          OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., ET AL.


                         JOINT PLAN OF REORGANIZATION OF
                    PHILIP SERVICES (DELAWARE), INC., ET AL.

                                   APPENDIX B

                                       TO

                 DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
          OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., ET AL.


                  CORPORATE STRUCTURE OF PHILIP SERVICES CORP.,
             PHILIP SERVICES (DELAWARE), INC. AND SUBSIDIARY DEBTORS

                                   APPENDIX C

                                       TO

                 DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
          OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., ET AL.


                            LIST OF CANADIAN DEBTORS

                                  APPENDIX D-1

                                       TO

                 DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
          OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., ET AL.


PHILIP SERVICES (DELAWARE) INC., ET AL.'S 10-K FOR YEAR ENDED DECEMBER 31, 1998

                                  APPENDIX D-2

                                       TO

                 DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
          OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., ET AL.


PHILIP SERVICES (DELAWARE) INC., ET AL.'S 10-Q FOR QUARTER ENDED MARCH 31, 1999

                                   APPENDIX E

                                       TO

                 DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
          OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., ET AL.


                              LIQUIDATION ANALYSIS

                                   APPENDIX F

                                       TO

                 DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
          OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., ET AL.


                         PROJECTED FINANCIAL INFORMATION


                         [TO BE FILED AT A LATER DATE.]

                                   APPENDIX G

                                       TO

                 DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
          OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., ET AL.


                               VALUATION ANALYSIS


                         [TO BE FILED AT A LATER DATE.]